UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PROXY STATEMENT

Kilroy Realty Corporation
April 2026

ON THE COVER

Kilroy Oyster Point is the West Coast’s premier life sciences destination. Located in South San Francisco, this 50-acre innovation district spreads across five well-imagined phases with up to 4 million square feet and an abundance of outdoor areas in development. Kilroy Oyster Point is the destination for ingenuity that promotes wellness and productivity. Its amenity-rich design offers a 400-person amphitheater, outdoor recreation and workplaces, a conference center, multiple onsite F&B options, direct Bay Trail access, and a close connection to public and water transit.

Shaped by history, land, and the sea, Kilroy Oyster Point is a destination for progress and discovery. Activated by all who arrive here, Kilroy Oyster Point is a sophisticated, open campus built to support science and innovation. Steps away from beaches, trails, hotels, and luxurious residences, the neighborhood invites you to linger and stay a little longer. And when you’re ready, the ferry terminal and freeways are just around the corner.

ABOUT KILROY

Kilroy is a leading U.S. landlord and developer, with operations in the San Francisco Bay Area, Los Angeles, Seattle, San Diego, and Austin. The Company has earned global recognition for sustainability, building operations, design, and innovation. As a pioneer and innovator in the creation of a more sustainable real estate industry, the Company’s approach to modern business environments helps drive creativity and productivity for some of the world’s leading technology, media, life science, and business services companies.

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 9, 2026

On behalf of Kilroy’s Board of Directors and Executive team, I am pleased to present our 2026 Proxy Statement and to provide an overview of our operational and financial performance, our progress relative to our long-term strategic goals, and our ongoing commitments to corporate responsibility, sustainability, and good corporate governance.

Throughout 2025, we remained focused on driving new and renewal leasing activity across both our operating and development portfolios, ultimately delivering the Company’s strongest annual leasing volume since 2019. The resurgence in demand that we are witnessing across our West Coast office and life science markets reflects significant new business formation and growth occurring within key innovation driven locations and the enduring demand for high-quality, well-amenitized workplaces that support the evolving ways people gather, work, and live.

As our Leasing team capitalized on the continued recovery, our Investments team focused on strategically recycling capital, unlocking significant value as we pivoted away from lower-growth, capital intensive assets and into new opportunities chosen for their ability to drive long-term cash flow durability and premium growth. As flight-to-quality dynamics continue to play out in the commercial real estate space, proactive capital allocation will be critical to our ability to drive sustainable value creation over time. To that end, we will continue to pursue dispositions of non-core assets with forward returns below our cost of capital. And, as we evaluate redeployment alternatives, we will remain nimble and responsive to signals from both public and private markets, prioritizing balance sheet strength and flexibility.

Underlying our leasing and capital allocation success during 2025 was a continued focus on corporate responsibility and sustainability, which have long been hallmarks of Kilroy’s unique value proposition. Since 2020, we have maintained carbon-neutral operations and we continue to be recognized with leading distinctions, including GRESB 5-Star recognition. We also achieved the most ENERGY STAR NextGen certifications of any building owner since the program’s launch in 2024, a demonstration of our commitment to energy efficiency, lower emissions, and high-performance operational practices.

Lastly, in early 2026, consistent with our Board’s ongoing focus on good corporate governance, we announced a series of important Board refreshment initiatives:

•

Ed Brennan, who served as Chair of the Board since 2024, has stepped down as Chair, while remaining on the Board and continuing to serve as Chair of the Audit Committee. I am deeply grateful for Ed’s long-term service to Kilroy and his close partnership as Chair over the last two years.

•

Gary Stevenson, formerly Chair of the Executive Compensation Committee, has succeeded Ed as Chair of the Board. Gary’s deep knowledge of the Company, entrepreneurial spirit, and strong internal and external relationships have ensured a seamless transition.

•

Jolie Hunt has succeeded Gary as Chair of the Executive Compensation Committee. Jolie has been a long-time member of the Compensation Committee and has focused extensively on human capital management in her prior role as Chair of the Corporate Social Responsibility and Sustainability (CSR&S) Committee.

•

Cia Buckley Marakovits and David Kieske have joined the Board as new members. Cia and David both bring a wealth of public and private real estate industry knowledge and experience, which will be invaluable in supporting the Company through the next phase of its growth and evolution.

Kilroy has a long history of resilience and disciplined execution through market cycles. With a premier portfolio, a strong balance sheet, and an exceptional team, we are well-positioned to continue delivering sustainable, long-term value for our stockholders. Thank you for your investment in Kilroy and for your confidence in our management team, our Board of Directors, and our mission.

Thanks,

Angela M. Aman
Chief Executive Officer

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 9, 2026

To Our Fellow Stockholders:

On behalf of the Board of Directors, thank you for your continued investment in Kilroy. This year marks my first as Board Chair after many years of service as a director, and it is a privilege to step into this role. I look forward to continuing the leadership that Ed Brennan has so ably provided over the last decade as our Lead Independent Director and then as Board Chair. I am committed to upholding the Board’s long-standing focus on disciplined governance, thoughtful oversight, and sustainable long-term value creation for stockholders.

The Board continues to oversee the execution of the Company’s strategy, which is focused on driving value through the ownership and management of a premier, well-amenitized office and life science portfolio, while allocating capital with discipline and sustaining a strong and flexible balance sheet. We are pleased with management’s progress in 2025, where the execution of our operational strategies led us to end the year with a stabilized portfolio comprised of 121 office, life science, and mixed-use properties encompassing an aggregate of approximately 16.3 million rentable square feet and 1,001 residential units.

The broad experience of our Board across real estate, finance, and tenant-focused industries is instrumental to guiding the Company’s strategic priorities and enables effective oversight of operational, financial, and sustainability risks and opportunities as they continue to evolve in a dynamic environment.

We were recently pleased to announce the advancement of our Board refreshment efforts by welcoming Cia Buckley Marakovits and David Kieske as new independent directors. They bring deep experience and leadership within the real estate industry, which we believe will support management and the Board as we continue to execute on the Company’s strategy and evaluate new opportunities. To streamline and enhance Board oversight, better align the functions of the Board’s committees, and strengthen the functions of our ESG Management Steering Committee, in the first quarter of 2026, the CSR&S Committee ceased to be a committee of the Board and certain of its specific prior responsibilities were integrated into the Board’s other committees. In addition, Jolie Hunt will now lead the Executive Compensation Committee, a position she is well-prepared for following her tenure as Chair of the CSR&S Committee and as a member of the Executive Compensation Committee for the past 11 years.

As always, consistent stockholder engagement remains central to our approach. Since our last annual meeting, we proactively reached out to stockholders who collectively owned more than 75% of our outstanding common stock for specific feedback on compensation, governance, and sustainability matters. These conversations directly informed several of the Board’s deliberations during the year and resulted in a number of compensation program enhancements. We greatly value this dialogue and will continue to seek out a variety of opportunities to engage with stockholders year-round.

We are confident in Kilroy’s strong portfolio, experienced leadership team, and ability to deliver long-term value. Thank you for your continued trust and support.

Sincerely,

Gary R. Stevenson
Chair of the Board

This Proxy Statement contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals,” and “target,” or similar statements or variations of such terms and other similar expressions. These statements include, among other things, statements or information concerning our plans, objectives, capital resources, portfolio performance, results of operations, projected future occupancy and rental rates, lease expirations, debt maturities, potential investments, strategies such as capital recycling, development and redevelopment activity, projected construction costs, projected construction commencement and completion dates, projected square footage of space that could be constructed on undeveloped land that we own, projected rentable square footage of or number of units in properties under construction or in the development pipeline, anticipated proceeds from capital recycling activity or other dispositions and anticipated dates of those activities or dispositions, projected increases in the value of properties, dispositions, future executive incentive compensation, pending, potential, or proposed acquisitions, plans to grow our net operating income and funds from operations, our ability to re-lease properties at or above current market rates, anticipated market conditions, demographics and other forward-looking financial data, as well as the discussion in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Factors That May Influence Future Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025. Numerous factors could cause actual future performance, results, and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions, including periods of heightened inflation, and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California, Texas, and Washington; risks associated with our investment in real estate assets, which are illiquid and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses, including bankruptcy, lack of liquidity or lack of funding, and the impact labor disruptions or strikes, such as episodic strikes in the media industry, may have on our tenants’ businesses; our ability to re-lease property at or above current market rates; reduced demand for office space, including as a result of remote working and flexible working arrangements that allow work from remote locations other than an employer’s office premises; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service, and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; changes in interest rates and the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment, and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices, or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed, and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use, and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement, and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; risks associated with climate change and our sustainability strategies, and our ability to achieve our sustainability goals; and our ability to maintain our status as a REIT. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

All forward-looking statements are based on information that was available and speak only as of the dates on which they were made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Furthermore, certain statements in this Proxy Statement, particularly pertaining to our environmental, social, and governance performance, goals, and initiatives, are subject to additional risks and uncertainties that could significantly affect our future financial condition and results of operations, as well as our ability to achieve our environmental goals. Such information is subject to assumptions, estimates or third-party information that is still evolving and subject to change, and our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The inclusion of information and data in this Proxy Statement is not an indication that such information or data or the subject matter of such information or data is material to Kilroy for purposes of applicable securities laws. The principles used to determine whether to include information or data in this Proxy Statement do not correspond to the principles of materiality contained in federal securities laws, the concept of materiality used to determine whether disclosures are required to be made in filings with US Securities and Exchange Commission (the “SEC”) or otherwise disclosed, or principles applicable to the inclusion of information in financial statements. The Company’s Sustainability Report and the information contained therein are not incorporated by reference into this Proxy Statement or any filing of Kilroy with the SEC.

References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of, and shall not be deemed incorporated by reference into, this Proxy Statement.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Tuesday, May 19, 2026 at 8:00 a.m. local (Pacific) time

Place:	The principal executive offices of Kilroy Realty Corporation (the “Company”) at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064

Items of Business:	1.	Elect as directors the eight nominees named in the attached Proxy Statement.

	2.	Approve the amendment and restatement of our 2006 Incentive Award Plan.

	3.	Approve, on an advisory basis, the compensation of our named executive officers.

	4.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2026.

Record Date:

The Board of Directors has fixed the close of business on March 6, 2026 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you subsequently vote at the Annual Meeting, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF	By Order of the Board of Directors,
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2025 Annual Report on Form 10-K are available at www.proxyvote.com. Copies of these proxy materials are also available in the Investors — Financial Reports section of our website at https://www.kilroyrealty.com. You are encouraged to access and review all the important information contained in our proxy materials before voting.

Lauren N. Stadler
Executive Vice President, General Counsel and Secretary
April 9, 2026 Los Angeles, California

KILROY REALTY	PROXY STATEMENT	1

PROXY SUMMARY

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us,” or the “Company”) and our Board of Directors (the “Board”). This section does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

In 2025, we capitalized on accelerating momentum across our markets to meet our near-term operational and financial goals, while also advancing our long-term strategic priorities and maintaining robust financial flexibility and liquidity. This momentum was underscored by the Company achieving its highest annual level of leasing activity since 2019. Our seasoned leadership team remained focused on optimizing our premier portfolio, recycling capital in a disciplined manner, and effectively navigating a fast-changing business landscape.

FFO PER SHARE(1)	LEASING	DISPOSITIONS(2)	ACQUISITIONS	YEAR-END LIQUIDITY(3)

$4.20	2.1M SF	$466.0M	$397.3M	$1.3B

Throughout 2025, we signed approximately 2,051,000 square feet of leases, our highest annual leasing volume since 2019, inclusive of approximately 384,000 square feet of leasing at Kilroy Oyster Point Phase 2 (“KOP 2”), the Company’s premier life science development project in the heart of South San Francisco. On the capital allocation front, we closed on approximately $466.0 million of operating property sales(1) across six buildings totaling approximately 1,068,000 square feet in West Los Angeles, Silicon Valley, and Hollywood. Complementing these dispositions, we completed the strategic acquisitions of Maple Plaza, an approximately 306,000-square-foot office property in the Beverly Hills submarket of Los Angeles, for $205.3 million, and Nautilus, an approximately 232,000-square-foot multi-tenant life science campus in the Torrey Pines submarket of San Diego, for $192.0 million. To maintain financial flexibility and liquidity, we completed a $400.0 million public offering of 10-year senior unsecured notes in August and fully redeemed $400.0 million of unsecured senior notes in September, finishing the year with approximately $1.3 billion in liquidity.

COMPENSATION HIGHLIGHTS

The Executive Compensation Committee of the Board (the “Compensation Committee”) approved the 2025 compensation arrangements for each of the named executive officers identified on page 58 (our “NEOs”). Below are highlights of the 2025 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement.

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•	Long-term equity compensation, tied to three-year performance and time-based vesting, is the largest component of each NEO’s total compensation opportunity.

(1)	See Appendix A for the definition of “FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO Per Share.
(2)	Does not include assets classified as held for sale as of December 31, 2025.
(3)	Liquidity is comprised of approximately $0.2 billion of cash and cash equivalents and approximately $1.1 billion available under the fully undrawn unsecured revolving credit facility.

2	PROXY STATEMENT	KILROY REALTY

•

Three-fourths of the 2025 annual equity awards for our NEOs were subject to performance-based vesting requirements and include a performance measure for a portion of the awards based on our relative total shareholder return (“TSR”).(1)

•

Approximately 87.4% of Ms. Aman’s target total direct compensation (“TDC”) and approximately 78.8% of our other NEOs’ target TDC for 2025 was not guaranteed but rather was tied to metrics related to performance and/or stock price, and therefore meaningfully “at risk.”(2)

2025 Target

Total Direct Compensation

(1)	For purposes of this Proxy Statement, TSR is calculated assuming dividend reinvestment.
(2)

As used in this Proxy Statement, “target TDC” is the executive’s base salary, target annual cash incentive, and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2025. In this Proxy Statement, we refer to an NEO’s target annual cash incentive, together with the grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of the NEO’s 2025 annual long-term incentive awards, as being “at risk” because the compensation is dependent upon performance and/or has a value dependent upon our stock price. In this Proxy Statement, we refer to an NEO’s target annual cash incentive, together with the grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of the portion of the NEO’s 2025 annual long-term incentive awards that include performance-based vesting requirements, as being “performance-based” compensation.

KILROY REALTY	PROXY STATEMENT	3

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance that promotes the long-term interests of stockholders, reinforces the accountability of the Board, and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Effective Board Practices

✓  Independent Board Chair

✓  Supermajority Board Independence (all directors except for our CEO)

✓  Committees Composed Solely of Independent Directors

✓  Executive Sessions of Independent Directors

✓  Comprehensive Board Risk Oversight Practices

✓  Director Overboarding Policy

✓  Regular Strategic Updates from the CEO and Consistent Access to Management

✓  Regular Board and Committee Self-Evaluations

✓  Proactive Board Refreshment Practices

✓  Board Reflects Broad Diversity of Backgrounds and Experiences, Including Four Women and One Racially/Ethnically Diverse Director

✓ Commitment to Director Candidate Pools that Represent a Robust Mix of Professional and Personal Experiences and Characteristics

Robust Stockholder Rights

✓  Annual Director Elections (Declassified Board)

✓  Majority Voting for Directors in Uncontested Elections

✓  Stockholder Proxy Access Rights Reflecting Market Standard Terms

✓  Annual Say-on-Pay Voting

✓  Stockholder Right to Call a Special Meeting

✓  Stockholder Right to Amend Bylaws by a Majority Vote

✓  No Stockholder Rights Plan

Compensation and Governance Best Practices

✓  Consistent Engagement with Stockholders

✓  Independent Compensation Consultant

✓  Robust Stock Ownership Guidelines for Executives and Non-Employee Directors with Minimum Stock Holding Requirements

✓  Anti-Hedging and Anti-Pledging Policies

✓  Related Party Transactions Policy

✓  Clawback Policy

✓  No Single Trigger Change in Control Provisions

✓  No Excise Tax Gross-Ups

✓  No Repricing of Underwater Stock Options Without Stockholder Approval

4	PROXY STATEMENT	KILROY REALTY

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company and its Board maintain a focus on corporate social responsibility and sustainability. These efforts are overseen by the Board and by the ESG Management Steering Committee, comprised of senior leaders from across the Company, representing Asset Management, Accounting & Finance, Development & Construction, Human Resources, Investments, Leasing, Legal, and Sustainability. To streamline and enhance Board oversight, better align the functions of the Board’s committees, and strengthen the functions of the ESG Management Steering Committee, in 2026, the Corporate Social Responsibility and Sustainability Committee ceased to be a committee of the Board. The Board oversees corporate social responsibility and sustainability initiatives generally, and delegated (i) specific oversight of environmental sustainability initiatives and broader social governance responsibilities to the Nominating/Corporate Governance Committee (the “Governance Committee”), (ii) specific oversight of human capital management initiatives to the Compensation Committee, and (iii) specific oversight of sustainability data and the risk exposure of the Company related to corporate social responsibility, environmental sustainability, and human capital management to the Audit Committee. The Board and management take seriously their responsibility to oversee and advance the Company’s corporate social responsibility and sustainability initiatives and recognize that community engagement and sustainable operations benefit all of our stakeholders and are key to preserving and further enhancing our Company’s value and credibility. Our corporate social responsibility and sustainability initiatives have yielded results that we believe stand out in our industry and have created long-term value for our stockholders. Below are some recent highlights of our sustainability and human capital initiatives.

Our vision is to improve the environmental and social performance of our portfolio and platform, while delivering long term value creation to our tenants, employees, communities, and stockholders. Our 2030 Sustainability Goals, which guide our efforts on a wide range of environmental and social topics, are detailed in our 2025 Sustainability Report, which is available on our website at https://kilroyrealty.com/sustainability. References to our employees in this Proxy Statement include individuals employed through our operating partnership, Kilroy Realty, L.P. (the “Operating Partnership”).

Building Certifications. Building certifications like LEED, ENERGY STAR, and Fitwel are visible signs at our properties of our commitment to sustainability. We continue to pursue LEED Platinum or LEED Gold certification for all new office and life science development projects and have also achieved LEED certification at many of our existing buildings. As of December 31, 2025, 70% of our total stabilized portfolio was LEED certified, with 94% of those certifications representing the highest Gold and Platinum levels.

KILROY REALTY	PROXY STATEMENT	5

Commitment to Sustainable Operations. We have a longstanding commitment to reduce the energy, greenhouse gas emissions, water consumption, and waste to landfill impacts of our portfolio. We are proud to have achieved carbon-neutral operations since 2020 (see our 2025 Sustainability Report for more details). In 2025, carbon neutral operations were achieved through the five strategies outlined in the graphic below and the scope of our commitment included all Scope 1, 2, and 3 (downstream leased assets) emissions.

Carbon Neutral Operations

Did you know that the entire Kilroy portfolio has been operating on a carbon-neutral basis since 2020? This means that all greenhouse gas emissions associated with the operation of our buildings — specifically electricity and natural gas usage — have been measured and reduced or offset to achieve a net-zero carbon footprint. We are proud of this accomplishment and our longstanding focus on sustainability in building design and operations. We focus on the following strategies to achieve carbon neutral operations:

Climate Change and Resilience. We identify climate change as a risk to our business and tenants, as well as an opportunity for value creation, making it a key driver in long-term strategic business decisions. Climate-related risks and opportunities are governed by the Board through the Governance Committee, and by the ESG Management Steering Committee. The ESG Management Steering Committee meets three times per year, and periodically provides updates to the CEO on a range of topics, including the Company’s climate strategy, climate risks and opportunities, and reporting frameworks. We utilize the S&P Global Climanomics® software platform to assess physical and transition risks related to climate change and to inform asset and portfolio level decision-making. In connection with these analyses, we have updated various Company policies and procedures, including those related to our operations, acquisitions, and dispositions. In addition, we have incorporated these analyses into our development strategy. We intend to continue to proactively manage climate-related risks, positioning us to capitalize on opportunities available in the transition to a low-carbon economy. More information about our climate strategy, including our climate change scenario analyses, can be found in our 2025 Sustainability Report on our website at https://kilroyrealty.com/sustainability.

6	PROXY STATEMENT	KILROY REALTY

Supply Chain Responsibility. Kilroy is committed to conducting its business in compliance with the law and the highest levels of integrity, trust, and respect for the environment and human rights, and we expect our vendors and suppliers to uphold these principles. To ensure alignment, in 2025, we published an updated Vendor and Supplier Code of Conduct, which our vendors and suppliers are expected to comply with and which is posted on our website at https://kilroyrealty.com/sustainability.

Recognition for Our Sustainability Practices. We continue to be recognized for our industry-leading sustainability practices.

• Finalized our 2030 Environmental and Social Goals
• Achieved carbon neutral operations for the sixth consecutive year through energy efficiency, onsite renewables, offsite renewables, renewable energy certificates, and verified carbon offsites
• Expanded onsite solar capacity to over six megawatts
• Listed on the EPA’s National Top 100 list of largest green power users
• Earned GRESB 5-Star Designation for Standing Assets and GRESB Regional Sector Leader in the Americas in Technology/Life Science for Development
• Achieved over 1.6M SF of new ENERGY STAR certifications across the portfolio, bringing our total to nearly 10.5M SF
• Achieved the most ENERGY STAR NextGen certifications of any building owner since the launch of the new certification program in 2024
• Became a Fitwel Champion+ company
• Maintained Gold Status with Green Lease Leaders

Sustainability Reporting. We are committed to providing transparency around our sustainability indicators. We publish our annual Sustainability Report that references the Global Reporting Initiative reporting framework and Task Force on Climate-Related Financial Disclosures (TCFD) recommendations. Our 2025 Sustainability Report includes comprehensive energy, carbon, water, and waste data and updates on our performance toward our voluntary goals. A third-party assurance provider reviews our sustainability data each year.

To learn more about our sustainability reporting, please review our 2025 Sustainability Report on our website at https://kilroyrealty.com/sustainability.

Human Capital Development

PERFORMANCE-BASED CULTURE Focus on performance and accountability to cultivate ownership and engagement across the employee base	TRAINING AND EDUCATION Regularly offer training and educational opportunities for employees on a broad range of topics, including role-specific training and professional and personal development	EMPLOYEE ENGAGEMENT Provide programming and activities to support employee health and wellness and community building through employee volunteerism

The Company is committed to fostering a performance-based culture and enhancing employee development, engagement, and health and wellness, while maintaining a diverse and inclusive organization. Our human capital development initiatives in 2025 included the following:

Talent Development and Performance Management. We view talent development as a core responsibility, and we enable employees to define and pursue their career goals through our annual talent development process. This process results in individual plans supported by coaching and learning opportunities. Complementing this, our performance and accountability tenet

KILROY REALTY	PROXY STATEMENT	7

reinforces shared responsibility for strong results and continuous improvement. Employees complete an annual performance assessment — beginning with a self-review and followed by a supervisor discussion — to align on performance expectations, strengths, and development needs. Supervisors are encouraged to maintain regular one-on-ones and provide timely feedback, ensuring performance management remains an ongoing, constructive dialogue.

Talent Acquisition and Retention. We recruit and retain talent based on merit, without discrimination on the basis of any legally protected characteristics. We believe that our commitment to engagement and inclusion enables us to attract and retain a highly qualified workforce. To emphasize this commitment, we continue to require mandatory unconscious bias training for all employees entering the organization.

Training and Education. We support the continual growth and development of our employees through various training and education programs throughout their tenure at the Company, offering a portfolio of learning experiences to elevate their knowledge, skills, and abilities. During 2025, across all teams and regions, employees participated in various developmental opportunities, including in-person sessions, virtual workshops and webinars, self-paced trainings, and conferences.

Employee Health and Wellness. Supporting the health, well-being, and financial security of our employees is fundamental to our culture and to fostering an environment where people feel supported and able to succeed. We continually evaluate and enhance our benefits to ensure they remain competitive, comprehensive, and responsive to the diverse needs of our workforce. Our integrated approach — spanning medical coverage, mental-health resources, family support, and financial-wellness programs — reflects our commitment to providing employees and their families with the care, coverage, and guidance needed to thrive both at work and at home. Key highlights include:

•	Robust health coverage including high-deductible and PPO plan options, with approximately 90% of premiums covered; HSAs with company contributions; and medical and dependent-care FSAs.

•

Holistic well-being support through an enhanced Employee Assistance Program, a new confidential Employee Advocacy Service, and a monthly fitness reimbursement program with strong employee participation.

•	Family-forward benefits such as enhanced pregnancy and parental leave, fertility and family-forming support, and parental-leave coaching.

•

Financial protection and readiness with company-paid long-term disability, life, and AD&D insurance; voluntary buy-up options; and a 401(k) plan with company match complemented by expanded financial-wellness education.

Strong Communities and Healthy Planet. We recognize that our buildings are part of the larger communities we serve and we thrive when the communities around us thrive. We are proud to make our communities better places to live and work through our volunteerism and philanthropic initiatives. For the third year in a row, we held our annual “Month of Service” program, which gave our team a variety of structured opportunities to connect with local organizations and meaningful causes. In 2025, over 145 employees assisted 13 organizations, dedicating a total of more than 1,200 hours of service. Through our Matching Gifts Program — designed to double the impact of employee philanthropy with up to $500 in matching funds per person each year — we collectively contributed $8,500 to 19 nonprofit organizations, extending our reach and deepening our community impact.

8	PROXY STATEMENT	KILROY REALTY

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:00 a.m. local (Pacific) time on May 19, 2026 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any potential adjournments or postponements of the Annual Meeting:

	Proposal	Vote Required	Board Recommendation	Page

Proposal No. 1	Election of Directors	Majority of Votes Cast	For	10

Proposal No. 2	Approval of Amendment and Restatement of 2006 Incentive Award Plan	Majority of Votes Cast	For	22

Proposal No. 3	Advisory Approval of Our Executive Compensation	Majority of Votes Cast	For	36

Proposal No. 4	Ratification of Appointment of Independent Auditor	Majority of Votes Cast	For	39

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	DURING THE MEETING

Follow the instructions provided in the notice, or separate proxy card, or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address provided on the associated card or form.	Follow the instructions provided in the notice, or separate proxy card, or voting instruction form you received.

On April 9, 2026, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2025 Annual Report on Form 10-K (the “2025 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	9

PROPOSAL 1 –

ELECTION OF DIRECTORS

The Board presently consists of nine directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, the Board has selected eight of our current directors for election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Governance Committee, the Board has nominated Angela M. Aman, Edward F. Brennan, PhD, Cia Buckley Marakovits, Daryl J. Carter, Jolie A. Hunt, David A. Kieske, Louisa G. Ritter, and Gary R. Stevenson for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2027 and until their respective successors are duly elected and qualified. Peter B. Stoneberg will retire from his position on the Board on the date of the Annual Meeting, and therefore, has not been nominated for re-election. The Board intends to reduce the size of the Board to eight directors immediately following the Annual Meeting. As a result of the foregoing, stockholders may vote only with respect to the eight director nominees named in this proxy statement.

Mses. Aman, Hunt and Ritter, Messrs. Carter and Stevenson and Dr. Brennan were previously elected to serve on the Board by our stockholders. Ms. Buckley Marakovits and

Mr. Kieske were appointed to the Board in 2026 as part of our ongoing Board refreshment process and are standing for election by our stockholders for the first time.

At the request of the Governance Committee, Korn Ferry (US) (“Korn Ferry”) conducted a comprehensive search process and identified each of Ms. Buckley Marakovits and Mr. Kieske as potential director nominees and assessed each of their candidacies. Each member of the Board, as well as a representative of Korn Ferry, interviewed Ms. Buckley Marakovits and Mr. Kieske, and Korn Ferry performed diligence and reference checks on Ms. Buckley Marakovits and Mr. Kieske, including engaging a third party to conduct a background check. The Board met to discuss the qualifications of Ms. Buckley Marakovits and Mr. Kieske and the results of Korn Ferry’s diligence searches and determined to approve Ms. Buckley Marakovits and Mr. Kieske’s nomination for election to the Board.

10	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION

Board Nominee Snapshot

Tenure

A range of director tenures provides business cycle and historical knowledge, as well as fresh perspectives

Buckley Marakovits
New to Board
Kieske
New to Board
Aman
2 years
Carter
2 years
Ritter
6 years
Hunt
11 years
Stevenson
12 years
Brennan
23 years

Independence

7 of 8 director nominees are independent

Age

4
2
2
<50 years
50-69 years
>70 years

Director Nominee Skills, Experience, and Background

We believe the eight director nominees possess the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications, and skills, we believe that each nominee demonstrates integrity, honesty, and adherence to high ethical standards, has demonstrated sound business acumen and judgment, and is committed to driving sustainable, long-term stockholder value. Our directors bring a valuable range of experiences to the Board, which reflect diversity in its broadest sense, including, but not limited to, profession, skills, experience, geography, gender, and ethnicity. Four of our directors are women. In addition, one of our directors is racially or ethnically diverse.

KILROY REALTY	PROXY STATEMENT	11

Listed below are the skills and experience that we currently consider most valuable for the Board:

Skills/Qualifications	Aman	Brennan	Buckley Marakovits	Carter	Hunt	Kieske	Ritter	Stevenson
Target Tenant Industry Experience	●	●	●	●	●	●	●	●
Executive Leadership	●	●	●	●	●	●	●	●
Public Company Board Service	●	●	●	●
Investment Experience	●	●	●	●		●	●	●
Financial/Accounting Expertise	●	●	●	●		●	●	●
Finance/Capital Markets Experience	●	●	●	●		●	●	●
Risk Management Experience	●	●	●	●	●	●	●	●
Advanced Degree/Professional Accreditation		●	●	●	●	●	●	●

Target Tenant Industry Experience

What it is: Knowledge and experience with the top four industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. (Finance, Insurance, and Real Estate)).

Why it matters: As a developer, owner, and operator of high-performance office, life science, and mixed-use properties, we are an integral part of many of our tenants’ businesses. We therefore believe it is valuable to the Company for directors to have experience in the industries represented within our tenant base.

Financial/Accounting Expertise

What it is: Financial or accounting experience and an understanding of financial reporting, internal controls, and compliance.

Why it matters: An understanding of accounting, finance, and internal controls is essential to providing Board oversight of our financial reporting and internal control environment.

Executive Leadership

What it is: Leadership role as company CEO or President.

Why it matters: Executive leadership experience brings valuable perspective and insights to our Board and positions Directors to support and oversee our management team across a range of governance, strategic, operational, and financial matters.

Finance/Capital Markets Experience

What it is: Experience navigating our capital-raising needs.

Why it matters: Real Estate is a capital intensive business. Directors with experience in capital markets, including debt and equity financing, provide valuable insight and perspective to financing transactions.

Public Company Board Service

What it is: Experience as a board member of another publicly traded company.

Why it matters: Serving on other public company boards provides Directors with valuable knowledge, insights, and perspectives on board dynamics, business operations, the public company legal and regulatory landscape, corporate governance, and other board-related matters.

Risk Management Experience

What it is: Experience overseeing and managing company risk.

Why it matters: Risk management experience provides Directors with valuable perspective in carrying out the Board’s oversight of risk management.

Investment Experience

What it is: Relevant investment, strategic, and deal structuring experience.

Why it matters: Investment experience facilitates the Board’s oversight of investment opportunities, our business model and structure, and the issues facing real estate investment trusts.

Advanced Degree/Professional Accreditation

What it is: Possession of an advanced degree or other professional accreditation.

Why it matters: Advanced degrees and accreditation may enable a deeper understanding of our corporate operations and strengthen the Board’s effectiveness.

12	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 46 Director Since: 2024 Board Committees - None	ANGELA M. AMAN Chief Executive Officer and Director

Specific Qualifications, Attributes, Skills, and Experience:

Ms. Aman was nominated to serve on the Board because of her nearly 25 years of experience in commercial real estate, finance, and operations at both private and public real estate companies. As our CEO, Ms. Aman also provides a vital link between the Board and our management team.

Career Highlights:

•  President, Chief Financial Officer, and Treasurer of Brixmor Property Group from 2023 to 2024, and Executive Vice President, Chief Financial Officer, and Treasurer of Brixmor Property Group from 2016 to 2023.

•  Executive Vice President and Chief Financial Officer of Starwood Retail Partners from 2015 to 2016.

•  Executive Vice President, Chief Financial Officer, and Treasurer of Retail Properties of America, Inc. from 2011 to 2015.

•  Member of RREEF real estate securities team from 2005 to 2011, serving as an investment analyst and later as a portfolio manager.

•  Member of Deutsche Bank Securities Inc.’s real estate investment banking group from 2001 to 2005.

•  Member of the National Association of Real Estate Investment Trusts, the Board of Advisors at UCLA Anderson School of Management, and the Executive Committee of the Zell/Lurie Real Estate Center at the Wharton School at the University of Pennsylvania.

•  Holds a Bachelor’s degree in Economics from The Wharton School, University of Pennsylvania.

Other Public Company Boards:

•  Member of the Board of Trustees of Equity Residential (NYSE: EQR) since 2020, currently serving as the chair of the audit committee and a member of the executive committee.

KILROY REALTY	PROXY STATEMENT	13

DIRECTOR NOMINEE

Age: 69 Chair of the Board Since: 2026 Director Since: 2014 Board Committees - Compensation - Governance	GARY R. STEVENSON Chair of the Board

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Stevenson was nominated to serve on the Board because of his over 47 years of business and operational experience at major companies. Through his leadership roles at Major League Soccer (“MLS”) and the National Basketball Association (“NBA”), he provides the Board with a diverse set of skills, experiences, and relationships.

Career Highlights:

•

Deputy Commissioner of MLS and has been President and Managing Director of MLS Business Ventures since 2013.

•

President of Pac-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties.

•

Founder, Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company, from 1997 until its sale in 2007, assisting with integration through 2010.

•

President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997.

•

Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995.

•

Executive Vice President, Business Affairs for PGA Tour, Inc. from 1987 to 1994.

•

Holds a Bachelor’s degree from Duke University and a Master’s degree in Business Administration from George Washington University.

14	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 74 Former Chair of the Board: 2025-2026 Former Lead Independent Director: 2014-2024 Director Since: 2003 Board Committees - Compensation - Audit (Chair) (Financial Expert)	EDWARD F. BRENNAN, PhD Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Dr. Brennan was nominated to serve on the Board because of his over 30 years of executive and board experience with both public and private companies in the health sciences and medical industries, which are target tenants of the Company’s life sciences portfolio. Dr. Brennan provides the Board with vital insight into the needs of life sciences tenants, as well as deep expertise in executive and board matters.

Career Highlights:

•

Chair of the Board of Green Ninja, a science focused, project-based learning curriculum.

•

Acting CEO and director of Abram Scientific, a privately held medical diagnostics company, from 2015 to 2022.

•

Chief Integration Officer of ITC Nexus Holding Company, a medical diagnostics company, following the merger of Nexus and International Technidyne Corporation in 2011, and CEO of Nexus Dx, Inc. from 2011 to 2014.

•

President and Chief Operating Officer of CryoCor, Inc. (“CryoCor,” formerly Nasdaq: CRYO) from 2005 to 2006 and Chief Executive Officer from 2006 until 2008, when the company was sold to Boston Scientific Corporation.

•

Managing Partner of Perennial Ventures, a Seattle-based venture capital firm, from 2001 to 2004.

•

Vice President at Tredegar Investments from 2000 to 2001.

•

Various Scientific and Executive Positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc., and CardioGenesis Corp. prior to 2000.

•

Former member of the Board of Trustees of Goucher College and current member of the boards of directors of several private companies, including TargetDX Laboratory.

•

Holds Bachelor’s degrees in Biology and Chemistry and a PhD in Biology from the University of California, Santa Cruz.

Other Public Company Boards:

•

Member of the board of directors of HemoSense, Inc. (“HemoSense,” formerly NYSE: HEM) from 2000 and Chairman of HemoSense from 2004 until its sale to Inverness Medical Innovations in 2007.

•

Member of the board of directors of CryoCor from 2006 until its sale to Boston Scientific Corporation in 2008.

KILROY REALTY	PROXY STATEMENT	15

DIRECTOR NOMINEE

Age: 61 Director Since: 2026 Board Committees - Governance	CIA BUCKLEY MARAKOVITS Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Ms. Buckley Marakovits was nominated to serve on the Board because of her nearly 20 years of real estate investment experience and leadership. Her deep experience in real estate, including for both private and public companies, provides critical insight to the Board.

Career Highlights:

•

President and Chief Investment Officer of Dune Real Estate Partners, a New York City-based real estate investment firm, since 2007.

•

Member of the Board of Trustees of Phillips Exeter Academy since 2019.

•

Member of the Board of Directors of the Pension Real Estate Association since 2021.

•

Treasurer and Member of the Board of Trustees of Collegiate School from 2015 to 2021.

•

Member of the Board of Trustees of Urban Land Institute from 2011 to 2016.

•

Holds a Bachelor’s degree in Economics from Lafayette College and a Master’s degree in Business Administration from Columbia Business School.

Other Public Company Boards:

•

Member of the Board of Trustees of Taubman Centers from 2016 to 2020.

16	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 71 Director Since: 2024 Board Committees - Audit (Financial Expert)	DARYL J. CARTER Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Carter was nominated to serve on the Board because of his more than 40 years of diverse real estate experience, including as an investment firm founder and as a member of public company boards. Mr. Carter’s experience provides the Board with deep operational and oversight expertise.

Career Highlights:

•

Founder, Chairman, and CEO of Avanath Capital Management, LLC, a real estate investment firm, since 2008.

•

Executive Managing Director of Centerline Capital Group from 2005 to 2008. Mr. Carter became part of the Centerline team when his company, Capri Capital Finance, was acquired by Centerline in 2005. Mr. Carter co-founded and served as Co-Chairman of the Capri Capital family of companies and was instrumental in building Capri to a diversified real estate investment firm with $8 billion in real estate equity and debt investments under management.

•

Regional Vice President at Westinghouse Credit Corporation and a Second Vice President at Continental Bank from 1981 to 1991.

•

Current member of the board of directors of BRIDGE Housing and former Chairman of the National Multifamily Housing Council from 2014 to 2016.

•

Holds a Bachelor’s degree in Architecture from the University of Michigan and Master’s degrees in Architecture and Business Administration from the Massachusetts Institute of Technology.

Other Public Company Boards:

•

Member of the board of directors of Silver Bay Realty Trust Corp. (formerly NYSE: SBY) from 2013 to 2017.

•

Member of the board of directors of Whitestone REIT (NYSE: WSR) from 2009 to 2017.

•

Member of the board of directors of Catellus Development Corporation (formerly NYSE: CDX) from 1994 to 2005.

KILROY REALTY	PROXY STATEMENT	17

DIRECTOR NOMINEE

Age: 47 Director Since: 2015 Board Committees - Compensation (Chair) - Governance	JOLIE A. HUNT Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Ms. Hunt was nominated to serve on the Board because of her 24 years of experience in global marketing and communications, which she gained through her experience working with multiple multinational corporations and as the founder and CEO of Hunt & Gather. Her expertise in using technology to elevate multinational brands provides the Board with essential skills and insight.

Career Highlights:

•

Founder and CEO of Hunt & Gather, a marketing and communications agency since 2013.

•

Chief Marketing & Communications Officer for AOL, Inc. (formerly NYSE: AOL) from 2012 to 2013.

•

Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters (NYSE: TRI) from 2008 to 2012.

•

Global Director of Corporate & Business Affairs at International Business Machines Corporation (NYSE: IBM) from 2006 to 2008.

•

Director of Public Relations for the Financial Times from 2002 to 2006.

•

Advisor to several businesses, including SambaNova, an artificial intelligence start up, Universal Standard, a fashion brand, Humbition, a venture fund, Bowery Farming, a large vertical farming company, and Stella McCartney, a large fashion company.

•

Holds a Bachelor’s degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business, Madrid’s IE Business School, and Harvard Business School’s Board Governance Program.

18	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 55 Director Since: 2026 Board Committees - Audit (Financial Expert)	DAVID A. KIESKE Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Kieske was nominated to serve on the Board because of his over 20 years of experience in real estate finance and investment banking. His background as a CFO of an S&P 500 company provides the Board with deep experience with public company accounting.

Career Highlights:

•

Executive Vice President, Chief Financial Officer, and Treasurer at VICI Properties Inc., an S&P 500® real estate investment trust (NYSE: VICI), from 2018 to Present, and Special Advisor to the Chief Financial Officer from 2017 to 2018.

•

Managing Director of Wells Fargo/Eastdil Secured (NYSE: WFC) from 2007 to 2017.

•

Holds a Bachelor’s degree in Managerial Economics from the University of California at Davis and a Master’s degree in Business Administration from the University of California at Los Angeles.

KILROY REALTY	PROXY STATEMENT	19

DIRECTOR NOMINEE

Age: 62 Director Since: 2020 Board Committees - Audit (Financial Expert) - Compensation - Governance	LOUISA G. RITTER Independent Director

Specific Qualifications, Attributes, Skills, and Experience:

Ms. Ritter was nominated to serve on the Board because of her over 30 years of experience in the financial and investment sectors. Her experience as president at an asset management firm and background at preeminent investment banking firms provides the Board with deep financial oversight and experience.

Career Highlights:

•

President of Pisces, Inc., a San Francisco-based asset management firm, since 2016.

•

Served in various capacities at Goldman Sachs (NYSE: GS) from 2001 to 2015, most recently serving as Managing Director in its Executive Office and President of Goldman Sachs Gives. From 2001 to 2012, Ms. Ritter led various businesses including serving as Chief Operating Officer (“COO”) of West Region Investment Banking and Chief of Staff of Global Technology, Media, and Telecomm Investment Banking.

•

Served for ten years in various capacities (from 1990 to 2000) at Montgomery Securities, which ultimately became Banc of America Securities, where she served as Co-COO of Global Corporate & Investment Banking.

•

Member of various non-profit boards including The Hamlin School, Marin Academy, the Management Board of the Stanford School of Business, The Global CO2 Initiative, and the Center for Reproductive Rights, where she serves as Treasurer, chair of the finance and audit committee, and a member of the executive and diversity committees.

•

Holds a Bachelor’s degree from Yale University and a Master’s degree in Business Administration from the Stanford University Graduate School of Business.

20	PROXY STATEMENT	KILROY REALTY

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). However, the majority voting standard does not apply in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at this Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

KILROY REALTY	PROXY STATEMENT	21

PROPOSAL 2 –

APPROVAL OF AMENDMENT AND RESTATEMENT OF 2006 INCENTIVE AWARD PLAN

GENERAL

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Kilroy Realty Corporation 2006 Incentive Award Plan, as amended and restated (the “2006 Plan”). The amended and restated 2006 Plan was adopted, subject to stockholder approval, by the Board on April 6, 2026.

The 2006 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2006 Plan to 12,620,000 shares. As of March 1, 2026, however, a total of 2,922,194 shares of common stock were subject to outstanding awards granted under the 2006 Plan and only 825,466 shares of common stock were then available for new award grants under the 2006 Plan. The proposed amendment and restatement of the 2006 Plan would increase the number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2006 Plan by an additional 1,700,000 shares so that the new aggregate share limit for the 2006 Plan would be 14,320,000 shares (the “Share Limit”).

Our Board approved the proposed amended and restated 2006 Plan to provide us with sufficient authority and flexibility to adequately provide for future incentives because we believe that equity awards, denominated in shares of common stock or with a value derived from the value of our common stock, are a critical component of the overall pay package for our executives and select key employees, as such awards align the interests of award recipients with those of our stockholders. The Board believes that increasing the number of shares of the Company’s common stock available for grant under the 2006 Plan by an additional 1,700,000 shares will allow us to continue to grant awards under the 2006 Plan that are payable in shares of common stock until approximately 2028-2029. Please see the disclosure under “Potential Dilution” on page 31 below.

In evaluating our request to approve the amendment and restatement of the 2006 Plan, we ask that you consider the following:

•

Responsible Share Usage. The total number of shares of our common stock subject to awards granted under the 2006 Plan per year over the last three years has, on average, been 0.64% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year (calculated as discussed on page 32), which we believe is very reasonable.

•

Significant Focus on Performance-Based Vesting Equity Awards. Three-quarters of the annual equity awards granted to our NEOs in 2025, 2024, and 2023 are subject to performance-based vesting requirements, with the vesting of the awards based on FFO Per Share, relative TSR (TSR Percentile Ranking), and Average Debt to EBITDA (or EBITDAre) Ratio measures (for a discussion of these terms, see “Description of Plan-Based Awards – Performance-Based RSUs below”).

•

Responsible Share Request Size. We believe that we are asking for enough shares to be able to continue to grant equity awards under the 2006 Plan until approximately 2028-2029 (as discussed on page 33). We want our stockholders to have the ability to regularly validate their support of our approach to equity awards.

If stockholders do not approve this 2006 Plan proposal, the current share limits under, and the other terms and conditions of, the 2006 Plan will continue in effect.

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which appears as Appendix B to this Proxy Statement.

22	PROXY STATEMENT	KILROY REALTY

SHARES AVAILABLE FOR AWARDS; LIMITS ON AWARDS

Subject to certain adjustments set forth in the 2006 Plan, the maximum number of shares of the Company’s common stock that may be issued or awarded under the 2006 Plan will be increased from 12,620,0001 shares to 14,320,000 shares if stockholders approve the proposed amendment and restatement of the 2006 Plan.

The following other limits are also contained in the 2006 Plan:

•

The maximum number of shares that may be delivered under the 2006 Plan since its adoption pursuant to options qualified as incentive stock options granted under the plan is 8,320,000 shares, of which none have been granted to date.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any one calendar year to any one individual is 1,500,000 shares.

•

The maximum number of shares subject to awards granted under the plan during any one plan year to any one individual is 1,500,000 shares and the maximum amount that may be paid in cash during any one plan year to any one individual is $30,000,000.

•

The maximum grant date fair value for awards granted to a non-employee director under the 2006 Plan during any one calendar year is $300,000, except that this limit is $500,000 as to (1) a non-employee director who is serving as an independent Chair of the Board or as our Lead Independent Director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.

To the extent that an award terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of awards pursuant to the 2006 Plan. Except with respect to awards of stock options and stock appreciation rights (or “SARs”), any shares of common stock tendered by an award-holder or withheld by the Company to satisfy the grant or exercise price or tax withholding obligations with respect to any award will again be available for the grant of new awards pursuant to the 2006 Plan. To the extent that shares are delivered pursuant to the exercise of a stock option or SAR granted under the 2006 Plan, the number of underlying shares as to which the exercise related count against the shares available for grant or issuance under the 2006 Plan, without regard to the number of shares actually delivered to the participant upon exercise of the award. The Company may not increase the applicable share limits of the 2006 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

[1]

Reflects the total number of shares authorized under the 2006 Plan since its adoption in 2006. As of March 1, 2026, awards covering 13,463,406 shares of common stock had been granted under the 2006 Plan (including options covering 1,550,000 shares and other awards covering 11,913,406 shares; and included in these numbers are the 2,922,194 shares that were subject to awards outstanding under the 2006 Plan as of that date), of which 1,668,872 net shares had become available for re-grant under the 2006 Plan based on the plan’s provisions in effect at the applicable time (including as to awards forfeited or settled in cash and shares withheld to satisfy tax withholding obligations other than with respect to stock options or SARs,and accounting for differences in the share counting rules in effect from time-to-time under prior versions of the 2006 Plan), and 825,466 shares of common stock were then available for new award grants under the 2006 Plan.

KILROY REALTY	PROXY STATEMENT	23

AWARDS

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units in the Operating Partnership, as described below, performance bonus awards and other incentive awards to eligible individuals.

Stock Options

Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, may be granted pursuant to the 2006 Plan. The option exercise price of all stock options granted pursuant to the 2006 Plan will not be less than 100% of the fair market value of our stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant. Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000 (or the option otherwise fails to qualify as an incentive stock option), such option will be treated as a nonqualified stock option. Stock options may be exercised as determined by the plan administrator, but in no event after the tenth anniversary of the date of grant. However, in the case of an option granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed five years.

Restricted Stock

Awards of restricted stock may be granted under the 2006 Plan. Restricted stock will be subject to restrictions on transferability and other such restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our stock on the date of exercise of the SAR over the fair market value of a share of common stock on the date of grant of the SAR. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the 2006 Plan, except that SARs may not be exercised more than ten years after the applicable date of grant. The plan administrator may elect to pay SARs in cash, in common stock, or in a combination of cash and common stock.

Other Awards Under the Plan

The 2006 Plan provides that the plan administrator may also grant or issue performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units, performance bonus awards, and other incentive awards or any combination thereof to eligible employees, consultants, and directors. The terms of each such grant or issuance will be set by the plan administrator in its discretion. The plan administrator may establish the exercise price or purchase price, if any, of any such award.

Any such award will only vest or be exercisable or payable while the participant is an employee or consultant of the Company, the Operating Partnership, or the TRS or any of their subsidiaries, or a director of the Company or the TRS, except that the plan administrator may provide that such an award may vest or be exercised or paid subsequent to a termination of employment or service, as applicable, or following a change in control (as defined in the 2006 Plan) of the Company, or because of the participant’s retirement, death or disability, or otherwise.

Payments with respect to any such award, other than profits interest units, will be made in cash, in common stock, or a combination of both, as determined by the plan administrator. Each award granted under the 2006 Plan will be subject to such additional terms and conditions as determined by the plan administrator and will be evidenced by a written award agreement.

24	PROXY STATEMENT	KILROY REALTY

Performance Shares. Awards of performance shares are denominated in a number of shares of our stock and may be linked to any performance criterion or criteria determined appropriate by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator.

Performance Stock Units. Awards of performance stock units are denominated in units equivalent to shares of our stock and/or units of value, including dollar value of shares of our stock, and may be linked to any performance criterion or criteria determined appropriate by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator.

Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or our stock) of dividends paid on our stock. They represent the value of the dividends per share paid by us, calculated with reference to the number of shares that are subject to any award held by the participant, provided that (1) dividend equivalent rights may not be granted in connection with an option or SAR granted under the 2006 Plan or any other award granted under the 2006 Plan, the value of which is based solely on an increase in the value of a share of our stock after the date of grant of the award, and (2) effective for dividends and dividend equivalents granted in connection with awards (other than those referred to in clause (1) as to which dividend equivalent rights may not be granted) granted after April 4, 2017 under the 2006 Plan, any such dividends and/or dividend equivalents will be subject to the same vesting conditions (if any) as the award to which they relate and will be subject to termination and forfeiture (to the same extent as the corresponding portion of the award to which they relate) if such vesting conditions are not satisfied.

Stock Payments. Stock payments include payments in the form of our stock or options or other rights to purchase our stock, in each case made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the plan administrator and may be based upon specific performance criteria determined appropriate by the plan administrator, determined on the date such stock payment is made or on any date thereafter.

Deferred Stock. Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the plan administrator. Stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a time-based vesting schedule or upon the satisfaction of performance criteria set by the plan administrator. Unless otherwise provided by the plan administrator, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

Restricted Stock Units. Restricted stock units, or “RSUs,” may be granted to any participant in such amounts and subject to such terms and conditions as determined by the plan administrator. At the time of grant, the plan administrator will specify the date or dates on which the RSUs will become fully vested and nonforfeitable, and may specify such conditions (if any) to vesting as it deems appropriate. At the time of grant, the plan administrator will specify the maturity date applicable to each grant of RSUs which will be no earlier than the vesting date or dates of the award and may be determined at the election of the participant. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of our stock (or, if provided in the award, the cash value of a share of our stock at that time) for each RSU scheduled to be paid out on such date and not previously forfeited. The plan administrator will specify the purchase price, if any, to be paid by the participant to us for such shares of our stock.

Profits Interest Units. To the extent authorized by the partnership agreement of the Operating Partnership, the 2006 Plan authorizes the grant of units in the Operating Partnership that are intended to constitute “profits interests” within the meaning of the Internal Revenue Code and published Internal Revenue Service guidance. Profits interests may only be granted to participants for the performance of services to or for the benefit of the Operating Partnership in the participant’s capacity as a partner in the Operating Partnership, in anticipation of the participant becoming a partner of the Operating Partnership, or as otherwise determined by the plan administrator, provided that the profits interest units would constitute “profits interests” within the meaning of the Internal Revenue Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service. At the time of grant, the plan administrator will specify the number of profits interest units subject to the award, the purchase price, if any, of the units and the date and conditions on which the profits interest units will vest. The plan administrator may impose transferability restrictions and other restrictions upon profits interest units.

KILROY REALTY	PROXY STATEMENT	25

Other Incentive Awards. Participants as selected by the plan administrator may be granted other incentive awards that provide for shares of common stock or the right to purchase shares of common stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of common stock, stockholder value or stockholder return. Other incentive awards may also be linked to any performance criterion or criteria determined appropriate by the plan administrator. Amounts payable under other incentive awards may be in cash, common stock, units of the Operating Partnership or a combination of any of the foregoing, as determined by the plan administrator.

Performance Bonus Awards. Any participant selected by the plan administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any performance criterion or criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator.

ADMINISTRATOR

The Board or one or more committees appointed by the Board administers the 2006 Plan. The Board has delegated general administrative authority for the 2006 Plan to the Compensation Committee. The Compensation Committee may delegate some or all of its authority with respect to the 2006 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator.”

The Administrator has broad authority under the 2006 Plan with respect to award grants including, without limitation, the authority:

•	To select participants and determine the type(s) of award(s) that they are to receive;

•

To determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and any vesting conditions applicable to the award (or determine that the award is to be fully vested at grant);

•	To cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	To accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards; and

•

To determine whether an award may be settled in, or the purchase price of an award or shares of the Company’s common stock to be paid in, the form of cash, shares, other awards, or such other form as the Administrator may authorize and as permitted by law, and to provide for the deferred payment of awards and any terms applicable to deferrals.

The Administrator uses its judgment to determine who will receive awards, the type(s) of award grants, and the size and particular terms and conditions of those awards. These determinations may change based on any number of variables, including, without limitation, changes in compensation practices at companies that we consider in our peer group from time to time or changes in compensation practices in the market generally, the need to attract, retain, and incentivize key talent, the benefit of enhancing the link between the interests of award recipients with those of our stockholders, and the potential dilutive impact of those awards. While all of our employees are technically eligible to receive awards under the 2006 Plan, in 2025 we granted awards to 61 employees and each of our non-employee directors.

NO REPRICING

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the 2006 Plan administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

26	PROXY STATEMENT	KILROY REALTY

ELIGIBILITY

Employees and consultants of the Company, the TRS, the Operating Partnership or their subsidiaries, and directors of the Company or the TRS, are eligible to be granted non-qualified stock options, restricted stock, stock appreciation rights, performance share awards, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, profits interest units, other incentive awards, and performance bonus awards under the 2006 Plan. Currently, approximately 241 officers and employees of the Company, the TRS and the Operating Partnership (including all of the Company’s NEOs), two consultants to the Company, the TRS, and the Operating Partnership, and each of the Company’s eight non-employee directors, are considered eligible under the 2006 Plan. However, in 2025 we granted awards under the 2006 Plan to only 56 officers and employees of the Company, the TRS or the Operating Partnership (including all of the Company’s NEOs), to no consultants, and to each of the Company’s non-employee directors in office following the 2025 annual meeting of stockholders. Only employees of the Company and its qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.

ADJUSTMENTS

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

ASSUMPTION AND TERMINATION OF AWARDS

Generally, and subject to limited exceptions set forth in the 2006 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization or a sale of substantially all of its assets, the outstanding awards granted under the 2006 Plan will not automatically accelerate and become vested under the terms of the 2006 Plan as long as there is provision for the awards to be substituted for, assumed, or otherwise continued after the event. If there is no such provision for the awards to be substituted for, assumed, or otherwise continued after the event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

TRANSFER RESTRICTIONS

Subject to certain exceptions contained in Section 10.3 of the 2006 Plan, awards under the 2006 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

NO LIMIT ON OTHER AUTHORITY

The 2006 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

KILROY REALTY	PROXY STATEMENT	27

TERMINATION OF OR CHANGES TO THE 2006 PLAN

The Board may amend or terminate the 2006 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the Internal Revenue Code to preserve the intended tax consequences of the 2006 Plan. For example, and as reflected by this Proposal No. 2, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board, the authority to grant new awards under the 2006 Plan will terminate on February 15, 2033. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2006 Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any 2006 Plan amendment) materially and adversely affects the holder.

FEDERAL INCOME TAX CONSEQUENCES

Stock Options

A participant receiving a stock option will not recognize taxable income upon grant. With respect to nonqualified stock options, the participant will recognize taxable income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise, and the Company, the Operating Partnership, or the participant’s employer, as applicable, is generally entitled to deduct the amount recognized by the participant as taxable income. If applicable holding period requirements are met, the participant receiving incentive stock options will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company, the Operating Partnership, or the participant’s employer, as applicable, will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will apply. Certain additional special rules apply if the exercise price for an option is paid in stock previously owned by the participant rather than in cash.

Other Awards

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents, and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company, the Operating Partnership, or the participant’s employer, as applicable, will generally have a corresponding deduction at the time the participant recognizes income.

28	PROXY STATEMENT	KILROY REALTY

Profits Interest Units

Profits interest units that constitute “profits interests” within the meaning of the Internal Revenue Code and published Internal Revenue Service guidance (“PIUs”) will generally not be taxed at the time of grant, though the holder will be required to report on his or her income tax return his or her allocable share of the issuing partnership’s income, gain, loss, deduction, and credit, regardless of whether the issuing partnership makes a distribution of cash. Instead, such PIUs are generally taxed upon a disposition of the PIU or distributions of cash to the extent that such amounts received exceed the basis in the PIUs. Generally, no deduction is available to the Company upon the grant, vesting, or disposition of the PIUs. If PIUs are granted to a recipient who is an employee of the Company, the issuance of those profits interests may cause wages paid to the recipient to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the recipient will be required to make quarterly income tax payments rather than having amounts withheld by the Company, the Operating Partnership, or the participant’s employer, as applicable. Additionally, if self-employed, the recipient must pay the full amount of all “FICA” employment taxes on the employee’s compensation (in the form of “SECA” taxes rather than “FICA” taxes), whereas regular employees are only responsible for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Code Section 409A

Certain types of awards under the 2006 Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and penalties under applicable state tax laws). To the extent applicable, we intend to structure awards granted under the 2006 Plan to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A or an available exemption from Section 409A. There can be no assurance, however, that the requirements of Section 409A will, in fact, be satisfied.

Tax Deductibility and Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Company notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Company generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and our stockholders’ best interest, including designing and awarding compensation for our employees that is not fully deductible for tax purposes. In addition, we believe that we qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

Other Considerations

Awards that are granted, accelerated, or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.

The 2006 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

The preceding discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2006 Plan. It is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state, or local tax laws, or estate and gift tax considerations.

KILROY REALTY	PROXY STATEMENT	29

SPECIFIC BENEFITS UNDER THE 2006 PLAN

The Company has not granted any awards that are conditioned on stockholder approval of this Proposal No. 2. Except for the non-employee director awards discussed below, the Company is not currently considering any new award grants under the 2006 Plan and the number and type of awards that the Company may grant in the future under the 2006 Plan (within the express limits of the 2006 Plan, discussed above) is not determinable. If the proposed share increase for the 2006 Plan had been in effect in 2025, the Company expects that its award grants for 2025 would not have been different from those actually made in 2025 under the 2006 Plan. For more information regarding those awards, please see the following discussion and, for more detailed information on the awards granted to our NEOs during 2025, see the material under “Compensation Discussion and Analysis” below and the executive compensation tables under “Named Executive Officer Compensation Tables” below.

Non-Employee Director Awards

The Company is not currently considering any new award grants under the 2006 Plan except for the annual grants of RSUs to non-employee directors described under “Director Compensation” below. These annual grants are determined based on the closing price of our common stock on the date of the grant as described below. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount for the annual grants under the non-employee director program ($145,000) into shares was $29.67 (the closing price of a share of our common stock on March 2, 2026), the number of shares that would be allocated to the Company’s seven non-employee directors nominated for election to the Board as a group pursuant to the annual grant formula over the remaining seven-year term of the 2006 Plan (2026 through 2033) is approximately 239,467 shares. This figure represents the continuation of the current non-employee director equity awards for the seven non-employee director nominees over that seven-year period. The actual number of shares that we may issue depends on, among other future variables, the number of our non-employee directors from time to time, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether the Board changes the $145,000 grant date value or other aspects of our non-employee director compensation program in the future.

30	PROXY STATEMENT	KILROY REALTY

POTENTIAL DILUTION

The 2006 Plan is the Company’s only equity compensation plan. The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the proposed amendment and restatement of the 2006 Plan.

“Overhang” refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of our common stock that were subject to outstanding RSU awards granted under the 2006 Plan, that were subject to outstanding stock options granted under the 2006 Plan, and that were then available for new award grants under the 2006 Plan as of December 31, 2025 and as of March 1, 2026. None of the outstanding awards covered interests in our Operating Partnership. In this 2006 Plan proposal, the number of shares of the Company’s common stock subject to RSU awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. As to the number of shares of the Company’s common stock subject to RSU awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For awards subject to performance-based vesting requirements, the number of shares are presented as follows: (1) with respect to any such award granted during 2023, at 214.29% of the “target” number of shares subject to the award, which is the actual number of shares that vested due to performance during the three-year performance period, (2) with respect to any such award granted in 2024, at 225% (or 306.25% in the case of the award for our CEO) of the “target” number of shares subject to the award, based on the Company’s FFO Per Share performance for 2024 and assuming maximum performance for the other performance measures applicable to the award (while the final vesting of the awards may range from approximately 75% to 225% (between 43.75% to 306.25% in the case of the award for our CEO) of the “target” number of shares awarded based on performance over the three-year performance period applicable to the awards), and (3) with respect to any such award granted in 2025, at 225% (or 306.25% in the case of the award for our CEO) of the “target” number of shares subject to the award, based on the Company’s FFO Per Share performance for 2025 and assuming maximum performance for the other performance measures applicable to the award (while the final vesting of the awards may range from approximately 75% to 225% (between 43.75% to 306.25% in the case of the award for our CEO) of the “target” number of shares awarded based on performance over the three-year performance period applicable to the awards).

	As of December 31, 2025	As of March 1, 2026

Shares subject to outstanding RSU awards (including vested but deferred RSUs and excluding performance-based vesting awards)	710,988	766,455

Shares subject to outstanding performance-based vesting RSU awards	1,989,783	2,155,739

Shares subject to outstanding stock options	—	—

Shares available for new award grants	1,833,384	825,466

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three years was 117,160,173 shares issued and outstanding in 2023 (118,310,747 shares assuming the conversion of all common units of the Operating Partnership); 117,649,111 shares issued and outstanding in 2024 (118,799,685 shares assuming the conversion of all common units of the Operating Partnership); and 118,278,990 shares issued and outstanding in 2025 (119,428,865 shares assuming the conversion of all common units of the Operating Partnership). The number of shares of the Company’s common stock issued and outstanding as of December 31, 2025 and March 1, 2026 was 118,372,451 shares and 116,882,502 shares, respectively (119,506,013 and 118,016,064, respectively, assuming the conversion of all common units of the Operating Partnership). In this 2006 Plan proposal and except as noted above, the number of shares of the Company’s common stock that are outstanding for any particular period or on any particular date do not include common units of the Operating Partnership that are convertible into our common stock.

KILROY REALTY	PROXY STATEMENT	31

“Burn rate” refers to how many shares are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2006 Plan in each of the last three years, and to date (as of March 1, 2026) for 2026, are as follows:

•

946,949 shares in 2023 (which was 0.81% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2023), of which no shares were subject to stock option awards, 217,059 shares were subject to RSU awards (excluding performance-based vesting awards) and 729,890 shares were subject to performance-based vesting RSU awards (presented at 214.3% (or 295.3% in the case of the award for our former CEO) of the “target” number of shares subject to the award which is the actual number of shares that vested due to performance during the three-year performance period);

•

622,846 shares in 2024 (which was 0.53% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2024), of which no shares were subject to stock option awards, 236,389 shares were subject to RSU awards (excluding performance-based vesting awards), and 386,457 shares were subject to performance-based vesting RSU awards (presented at 150% (or 175% in the case of the award for our CEO) of the “target” number of shares subject to the awards, while the final vesting of the awards (taking into account actual performance in the first two years of the three-year performance period) may range from approximately 75% to 225% (between 43.75% to 306.25% in the case of the award for our CEO) of the “target” number of shares subject to the awards based on performance over the three-year performance period applicable to the awards, after giving effect to FFO Per Share achieved by the Company for 2024);

•

699,536 shares in 2025 (which was 0.59% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2025), of which no shares were subject to stock option awards, 226,594 shares were subject to RSU awards (excluding performance-based vesting awards), and 472,942 shares were subject to performance-based vesting RSU awards (presented at 150% (or 175% in the case of the award for our CEO) of the “target” number of shares subject to the awards, while the final vesting of the awards (taking into account actual performance for the first year of the three-year performance period) may range from approximately 75% to 225% (between 43.75% to 306.25% in the case of the award for our CEO) of the “target” number of shares subject to the awards based on performance over the three-year performance period applicable to the awards, after giving effect to FFO Per Share achieved by the Company for 2025); and

•

650,729 shares in 2026 through March 1, 2026 (which was 0.56% of the number of shares of the Company’s common stock issued and outstanding on March 1, 2026), of which no shares were subject to stock option awards, 263,226 shares were subject to RSU awards (excluding performance-based vesting awards), and 387,503 shares were subject to performance-based vesting RSU awards (presented at the “target” number of shares subject to the awards, while the final vesting of the awards may range from zero to 225% (zero to 264.0625% in the case of the award for our CEO) of the “target” number of shares subject to the awards based on performance over the three-year performance period applicable to the awards).

Thus, the total number of shares of our common stock subject to awards granted under the 2006 Plan per year over the last three years (2023, 2024, and 2025) has, on average, been 0.64% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year, and this percentage is consistent with the Company’s 2026 awards under the 2006 Plan through March 1, 2026 (which, as noted above, cover 0.56% of the number of shares of the Company’s common stock issued and outstanding on March 1, 2026). Performance-based vesting awards have been included above in the year in which the award was granted. The actual number of performance-based vesting restricted stock and RSU awards that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 1,122,280 in 2023, 1,366,363 in 2024, 509,167 in 2025 and 770,535 to date (as of March 1, 2026) in 2026. No performance-based vesting stock options vested or were outstanding in any of those years.

32	PROXY STATEMENT	KILROY REALTY

The total number of shares of our common stock that was subject to awards granted under the 2006 Plan that terminated or expired, and thus became available for new award grants under the 2006 Plan, in each of the last three years, and to date (as of March 1, 2026) in 2026, are as follows: 374,396 in 2023, 34,591 in 2024, 52,256 in 2025, and 10,168 in 2026. The total number of shares of our common stock that were subject to awards granted under the 2006 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2006 Plan, in each of the last three years, and to date (as of March 1, 2026) in 2026, are as follows: 305,909 in 2023, 746,922 in 2024, 176,027 in 2025, and 190,582 in 2026. Shares subject to 2006 Plan awards that terminated or expired, or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2006 Plan have been included when information is presented in this 2006 Plan proposal on the number of shares available for new award grants under the 2006 Plan.

The number of shares credited as dividend equivalents under the 2006 Plan with respect to then-outstanding restricted stock and RSU awards, to the extent the dividend equivalents are payable in shares of the Company’s common stock, in each of the last three years, and to date (as of March 1, 2026) in 2026, are as follows: 133,477 in 2023, 140,558 in 2024, 145,123 in 2025, and 30,939 in 2026.

The Compensation Committee anticipates that the 1,700,000 additional shares requested for the 2006 Plan (which represents 1.45% of the total number of shares of the Company’s common stock issued and outstanding as of March 1, 2026), together with the 825,466 shares available for new award grants under the 2006 Plan as of March 1, 2026, will provide the Company with flexibility to continue to grant equity awards under the 2006 Plan until approximately 2028-2029 (reserving sufficient shares to cover potential payment of performance-based awards at target payment levels and covering dividend equivalents that may be credited with respect to the awards based on the Company’s recent dividend payments). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain, and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity awards.

As of March 2, 2026, the closing market price for a share of the Company’s common stock was $29.67 per share.

KILROY REALTY	PROXY STATEMENT	33

AGGREGATE PAST GRANTS UNDER THE PLAN

As of March 1, 2026, awards covering 13,463,406 shares of our common stock had been granted under the 2006 Plan (including options covering 1,550,000 shares and other awards covering 11,913,406 shares). This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2006 Plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award and became available for new award grants under the 2006 Plan. This number of shares, as well as the number of shares subject to past awards and outstanding and unvested awards in the table below is presented as to performance-based vesting restricted stock and RSU awards based on the actual number of shares subject to the award that became eligible to vest based on performance during the applicable performance period, except as to any award with an open performance period, which are included based on the maximum number of shares subject to the award. The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and restricted stock and RSUs vesting prior to that date, and option and unvested RSU holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK/UNITS
	Number of Shares Underlying Options as of March 1, 2026				As of March 1, 2026
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Exercis- able	Unexer- cisable	Number of Shares/Units Subject to Past Awards (Vested/ Unvested)	Number of Shares/ Units Subject to Past Awards (Vested)(1)	Number of Shares/Units Outstanding and Unvested

Named Executive Officers:

Angela Aman Chief Executive Officer	—	—	—	—	1,128,475	136,992	991,483

Justin Smart President	20,000	20,000	—	—	1,114,286	644,524	469,762

Jeffrey Kuehling Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—	122,877	24,144	98,733

A. Robert Paratte Executive Vice President, Chief Leasing Officer	—	—	—	—	654,053	362,613	291,440

Eliott Trencher Executive Vice President, Chief Investment Officer	—	—	—	—	352,102	118,101	234,001

Total for All Current Executive Officers as a Group (8 persons):	40,000	40,000	—	—	3,943,932	1,581,535	2,362,398

Edward Brennan, PhD	—	—	—	—	58,588	53,972	4,617

Daryl Carter	—	—	—	—	12,691	6,426	6,265

Jolie Hunt	—	—	—	—	29,979	25,362	4,617

Louisa Ritter	—	—	—	—	23,371	18,754	4,617

Gary Stevenson	—	—	—	—	37,635	33,018	4,617

Cia Buckley Marakovits	—	—	—	—	3,224	—	3,224

David Kieske	—	—	—	—	3,224	—	3,224

Peter Stoneberg	—	—	—	—	34,591	29,974	4,617

All employees, including all current officers who are not executive officers or directors, as a group:	—	—	—	—	1,070,199	546,201	523,998

Former officers, employees, and directors, as a group:	1,510,000	1,398,000	—	112,000	6,695,972	6,261,130	—

Total	1,550,000	1,438,000	—	112,000	11,913,406	8,556,372	2,922,194

34	PROXY STATEMENT	KILROY REALTY

(1)	Excludes shares/units subject to past awards that expired or terminated without being paid.

Ms. Aman and each of the non-employee directors identified in the table above (other than Mr. Stoneberg) is a nominee for re-election as a director at the Annual Meeting. No associate of any of our NEOs or non-employee directors has received an award under the 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

For additional information on the Company’s equity compensation plans, please see “Equity Compensation Plan Information” on page 105 below.

VOTE REQUIRED

The amendment and restatement of the 2006 Plan will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

The Board believes that the adoption of the proposed amendment and restatement of the 2006 Plan will promote the interests of the Company and our stockholders and will help the Company and our subsidiaries continue to be able to attract, retain, and reward persons important to its success.

All members of the Board and all of our executive officers are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the 2006 Plan proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX B HERETO.

KILROY REALTY	PROXY STATEMENT	35

PROPOSAL 3 –

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the US Securities and Exchange Commission (the “SEC”) executive compensation disclosure rules and as set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables, and the CD&A). This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s strategic, business, and corporate social responsibility and sustainability objectives, and the creation of long-term value for our stockholders, without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic, operational, and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of specific performance objectives;

•	To provide a majority of target TDC for our NEOs in the form of long-term incentive equity awards;

•

To set total compensation to be competitive with the peer group companies identified on page 75, taking into account our active portfolio management strategy and the skill set required to implement that strategy; and

•	To help the Company attract, retain, and incentivize talented and experienced individuals in the highly competitive West Coast and Austin, Texas employment and commercial real estate markets.

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy, and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2025 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 87.4% of Ms. Aman’s target TDC and approximately 78.8% of our other NEOs’ target TDC for 2025 was not guaranteed but rather had a value dependent upon our stock price and/or was tied directly to the performance of the Company relative to pre-established goals, the Company’s relative TSR, and/or individual performance.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. Annual short-term incentives (annual cash bonuses) are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company performance. The Compensation Committee determined the 2025 annual short-term incentives for our NEOs based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established operational and financial goals (including corporate social responsibility and sustainability goals). We also applied specific weightings to each performance measurement category, and used objective threshold and maximum payout levels, to reduce the degree of qualitative judgment applied in determining final payouts. Based on the Company’s performance (as reflected on pages 63-66), the Compensation Committee determined that the 2025 short-term incentives for our NEOs would be approximately 119.6% to 125.6% of their target payout levels. See “Short-Term Incentives — Decisions for 2025; 2025 Key Operating and Financial Goal Setting and Performance” on page 64 for more information about how the goals are set and the Company’s performance.

36	PROXY STATEMENT	KILROY REALTY

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of equity-based long-term incentives that vest over a three-year period. In 2025, approximately 65.3% of Ms. Aman’s (and approximately 55.7% of our other NEOs’) target TDC was in the form of equity-based long-term incentives. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders. Annual long-term equity awards are “at risk” because the final award value depends on our stock price as well as continued service over the three-year vesting period, with three-quarters of our NEOs’ 2025 annual equity award values also being dependent upon our FFO per share performance, relative total shareholder return, and net debt to EBITDAre performance during a three-year performance period. Specifically, shares available to be earned were contingent on achievement of a threshold level of FFO per share for 2025. If that goal was achieved, vesting levels would be determined based on (i) the extent to which the threshold level of FFO per share for 2025 was exceeded, (ii) our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards), and (iii) our average annual ratio of net debt to EBITDAre relative to pre-established goals over the three-year period (for the remaining 50% of the performance-based awards).(1)

•

Target TDC Set Taking into Account Market Pay Levels and Payouts are Linked to Performance. The Compensation Committee did not set 2025 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered peer group compensation data for 2024, as well as the other factors noted below in the CD&A under “2025 Named Executive Officer Compensation”, to inform its decision-making process for 2025. In setting the 2025 compensation levels, the Compensation Committee also considered the following factors:

•

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2025 Company Performance” beginning on page 59 for a summary of our 2025 activities). We believe implementing this strategy requires a broader skill set than those of companies whose executives focus primarily on managing cash flows of a more static portfolio.

•

Target TDC Realized Only if Goals Achieved. In 2025, approximately 71.1% of Ms. Aman’s (and approximately 64.8% of our other NEOs’) target TDC was performance-based. As noted above, the payout of our short-term incentives and performance-based equity awards depends on our actual performance and may be forfeited if threshold levels of performance are not achieved.

We also maintain a range of executive compensation and governance-related policies, which are listed on page 4, that we believe reflect current best practices.

As discussed in more detail in “Decisions for 2026” on page 73, we further enhanced the performance-based aspects of our 2026 annual equity awards based on input received from our stockholders.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables, and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values input from the Company’s stockholders, and will consider the outcome of this vote when making future compensation decisions for our NEOs.

(1)

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 85 below for more information on determining our FFO per share, relative TSR, and average ratio of net debt to EBITDAre, and related adjustments, for purposes of these awards.

KILROY REALTY	PROXY STATEMENT	37

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. Accordingly, it is expected that the next advisory Say-on-Pay vote will be held at the 2027 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the above proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

38	PROXY STATEMENT	KILROY REALTY

PROPOSAL 4 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2026. Deloitte has served as our independent auditor since 1995, when the Company was privately held, and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2026. The Audit Committee believes the appointment of Deloitte is in the best interests of the Company and our stockholders.

In considering whether to re-appoint Deloitte, the Audit Committee evaluates Deloitte’s performance and independence. In the course of its review, the Audit Committee considers various factors, including but not limited to: (i) Deloitte’s independence from management, including whether there are any non-audit services provided by Deloitte that are not compatible with Deloitte’s independence; (ii) Deloitte’s qualifications and capabilities, including its experience in the REIT industry; (iii) the experience, qualifications, and performance of the existing audit engagement team; (iv) the quality, timeliness, and candor of Deloitte’s communications with the Audit Committee and management; (v) the appropriateness of Deloitte’s fees; (vi) Deloitte’s tenure as our independent auditor; (vii) the controls and processes in place that help ensure Deloitte’s continued independence; (viii) any Public Company Accounting Oversight Board’s (“PCAOB”) firm inspection reports; and (ix) the potential impact of appointing a new independent auditor.

The Audit Committee maintains oversight over Deloitte by holding regular executive sessions with Deloitte, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2025 and 2024, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the above proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2026.

KILROY REALTY	PROXY STATEMENT	39

CORPORATE GOVERNANCE

The Company is committed to good corporate governance that promotes the long-term interests of stockholders by strengthening accountability of the Board. Highlights include the following:

Independent Board Leadership and Effective Board Practices

• Independent Board Chair

• Supermajority Board Independence (all directors except for our CEO)

• Committees Composed Solely of Independent Directors

• Executive Sessions of Independent Directors

• Comprehensive Board Risk Oversight Practices

• Director Overboarding Policy

• Regular Strategic Updates from the CEO and Consistent Access to Management

• Regular Board and Committee Self-Evaluations

• Proactive Board Refreshment Practices

• Board Reflects Broad Diversity of Backgrounds and Experiences, Including Four Women and One Racially/Ethnically Diverse Director

• Commitment to Director Candidate Pools that Represent a Robust Mix of Professional and Personal Experiences and Characteristics

Robust Stockholder Rights

• Annual Director Elections (Declassified Board)

• Majority Voting for Directors in Uncontested Elections

• Stockholder Proxy Access Rights Reflecting Market Standard Terms

• Annual Say-on-Pay Voting

• Stockholder Right to Call a Special Meeting

• Stockholder Right to Amend Bylaws by a Majority Vote

• No Stockholder Rights Plan

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

The Board held five meetings during 2025. All directors who served on the Board during 2025 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service. Directors are encouraged to attend the annual meeting of stockholders of the Company. All directors then in service attended the 2025 annual meeting of stockholders.

40	PROXY STATEMENT	KILROY REALTY

Independent Directors

A supermajority of the Board (comprising all of our directors other than our CEO) is independent under applicable corporate governance rules of the New York Stock Exchange (the “NYSE”) and our Bylaws. Under NYSE corporate governance rules, at least a majority of the members of the Board must satisfy the NYSE criteria for “independence,” and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Mses. Buckley Marakovits, Hunt, and Ritter, and Messrs. Carter, Kieske, Stevenson, and Stoneberg is independent under the current listing standards of the NYSE. In addition, our Bylaws require that at least a majority of the Board must be “independent directors,” which requires that a director is not an employee, officer, or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant, or legal counsel receiving compensation from the Company in addition to director’s fees. Each of Dr. Brennan, Mses. Buckley Marakovits, Hunt, and Ritter, and Messrs. Carter, Kieske, Stevenson, and Stoneberg, qualifies as an independent director pursuant to this requirement of our Bylaws. In this Proxy Statement, we refer to each of these directors as our “Independent Directors.” However, as noted above, Mr. Stoneberg will retire from his position on the Board on the date of the Annual Meeting, and therefore, has not been nominated for re-election.

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Our Independent Board Chair presides over these meetings.

Overboarding Policy

Our Independent Directors are limited to serving on the boards of directors of not more than four other public companies, and our CEO is limited to serving on the board of directors of one other public company. Additionally, members of our Audit Committee may not serve on the audit committees of the boards of directors of more than two other companies. Each member of the Board is currently in compliance with our overboarding policy. Our Governance Committee has the authority to waive these limitations on a case-by-case basis. Our Governance Committee reviews this policy annually as part of its review of our Corporate Governance Guidelines.

Board Leadership Structure

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chair and CEO to be filled by the same or different individuals. The Board believes it is important to select our Chair and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on the Board assess the role of Chair and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

Currently, Mr. Stevenson serves as the Independent Chair of the Board, and Ms. Aman serves as our CEO. The Board believes that the Company and our stockholders are currently best served by this leadership structure and that having a separate CEO and Independent Board Chair at this time allows Ms. Aman to focus on the operations of our business while Mr. Stevenson can focus on leading the Board in its responsibilities.

While the Board as a whole works together to oversee management’s execution of our operations, our risk exposure, and risk management plans, as well as our overall strategic direction, Mr. Stevenson works closely with Ms. Aman, and takes action as determined necessary or appropriate, to ensure there is critical independent oversight over these key areas of focus. We believe our leadership structure enhances the Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and the execution of our business.

KILROY REALTY	PROXY STATEMENT	41

Board Oversight of Risk

Both the Board and management have key responsibilities in managing risk throughout the Company, as shown below. Board oversight of risks is delegated to the various Board committees, with each committee generally reporting to the Board at each regular Board meeting. The Board believes that this structure is conducive to its risk oversight process.

42	PROXY STATEMENT	KILROY REALTY

The Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, President, Chief Financial Officer, Chief Accounting Officer, and other members of senior financial management), employees, agents, and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com. Amendments to, or waivers from, any provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or officers may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct the Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chair of the Board and, if the Board Chair is not independent, a Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning, and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com.
Insider Trading Policy and Procedures
We have adopted an insider trading policy governing, among other things, purchases, sales, and other dispositions involving our securities by our directors, officers, and employees. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the NYSE listing standards. Our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2025. Because our insider trading policies and procedures are designed to address transactions in the Company’s securities by our directors, officers, and employees, we do not have formal insider trading policies or procedures that govern our purchase of the Company’s securities.
Succession Planning
Pursuant to our Corporate Governance Guidelines, the Board and our CEO review management succession planning, management performance, and management development on a regular basis. To facilitate this review, the Board has delegated these responsibilities to the Compensation Committee. In connection with these responsibilities, the Compensation Committee periodically reviews the qualifications, experience, and career development priorities of key members of management and potential successor candidates for senior executives. In addition to these assessments, members of the Compensation Committee and other directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates, including for emergency succession purposes as described below.
In addition to the processes and procedures we employ when a succession opportunity is known, the Board also maintains an emergency CEO succession plan. The plan will become effective without disruption or loss of continuity to the Company’s business and operations in the event our CEO becomes unable to perform their duties. The Compensation Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

KILROY REALTY	PROXY STATEMENT	43

Corporate Social Responsibility and Sustainability Oversight

We are committed to operating in a responsible and sustainable manner. The Board and management take seriously their responsibilities to oversee and advance the Company’s corporate social responsibility and sustainability initiatives and recognize that community engagement and sustainable operations benefit all of our stakeholders and are key to preserving and further enhancing our Company’s value and credibility. Our corporate sustainability and responsibility initiatives have yielded results that we believe stand out in our industry and have created long-term value for our stockholders. For information regarding our programs and achievements, see “Corporate Social Responsibility and Sustainability” on page 5.

44	PROXY STATEMENT	KILROY REALTY

BOARD COMMITTEES

The Board has three (3) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, and (iii) the Governance Committee.

All members of the Audit Committee, Compensation Committee, and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, and Governance Committee each operate under a written charter adopted by the Board, which is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance

Angela M. Aman

Edward F. Brennan, PhD	X	CF	✓

Cia Buckley Marakovits	X			✓	*

Daryl J. Carter	X	F ✓

Jolie A. Hunt	X		C		✓

David A. Kieske	X	F ✓

Louisa G. Ritter	X	F ✓	✓		✓

Gary R. Stevenson Chair	X		✓		✓

Peter B. Stoneberg*	X	F ✓			C

✓ Committee Member     F Financial Expert     C Committee Chair

*

Mr. Stoneberg will retire from his position on the Board on the date of the Annual Meeting, and therefore, has not been nominated for re-election. As such, Mr. Stoneberg’s service on the Audit and Governance Committees will conclude following the Annual Meeting. Ms. Buckley Marakovits is expected to be appointed as Chair of the Governance Committee upon Mr. Stoneberg’s retirement.

KILROY REALTY	PROXY STATEMENT	45

AUDIT COMMITTEE

MEMBERS Edward F. Brennan, PhD (Chair) Daryl J. Carter David A. Kieske* Louisa G. Ritter Peter B. Stoneberg** All Independent*** All NYSE / SEC Qualified Financial Experts†	MEETINGS • Held five meetings during 2025 KEY MEMBER SKILLS • High level of financial and accounting expertise • Executive leadership experience • Risk management experience • Investment experience

RESPONSIBILITIES

The responsibilities of the Audit Committee include, among other things:

•

reviewing and approving the appointment, and compensation, of the independent auditor, including the independent auditor’s qualifications and independence;

•

overseeing the quality and integrity of the Company’s financial statements, including the annual audit, and reviewing the Company’s financial statements, critical accounting policies, critical audit matters, and issues encountered during the annual audit;

•

ensuring the Company’s compliance with legal and regulatory requirements;

•

reviewing the Company’s accounting and system of internal controls;

•

evaluating the Company’s cybersecurity, information security, and artificial intelligence risks and preparedness, including risk mitigation, ongoing employee training, and insurance coverage to defray security breach costs;

•

reviewing the Company’s sustainability data and risk exposure related to corporate social responsibility, sustainability (including climate-related risks) and human capital management;

•

evaluating the performance of the Company’s internal audit function and independent auditor; and

•

reviewing the Company’s policies and the internal control procedures in place to safeguard the Company’s assets, including the scope of applicable risk of loss insurance, and the Company’s significant financial risk exposures and policies.

*	Mr. Kieske was appointed to the Audit Committee in February 2026.

**

Mr. Stoneberg will retire from his position on the Board on the date of the Annual Meeting, and therefore, has not been nominated for re-election. As such, Mr. Stoneberg’s service on the Audit Committee will conclude following the Annual Meeting.

***	Each member of the Audit Committee is independent under applicable SEC and NYSE listing standards for audit committee membership.

†

The Board based its determination on the qualifications and business experience of each continuing member of the Audit Committee described above under “Proposal 1 — Election of Directors,” and, with respect to Mr. Stoneberg, as described under “Proposal 1 — Election of Directors,” of the proxy statement filed for the Company’s 2025 annual meeting of stockholders, filed with the SEC on April 10, 2025.

46	PROXY STATEMENT	KILROY REALTY

COMPENSATION COMMITTEE

MEMBERS Edward F. Brennan, PhD Jolie A. Hunt (Chair) Louisa G. Ritter Gary R. Stevenson All Independent†	MEETINGS • Held eight meetings during 2025 KEY MEMBER SKILLS • Executive leadership experience • Risk management experience

RESPONSIBILITIES

The responsibilities of the Compensation Committee include, among other things:

•

reviewing and making any necessary changes to our compensation philosophy, including reviewing the risk level of the Company’s compensation arrangements;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and determining and approving our CEO’s compensation level based on such evaluation;

•

reviewing and approving the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements, or any other compensation-related agreements;

•

reviewing and making recommendations to the Board regarding compensation for non-employee members of the Board;

•

reviewing and making recommendations to the Board regarding the adoption, amendment, or any discontinuation of any compensation plans under which Company securities may be issued, or which otherwise requires stockholder approval, and approving award grants under any such plan and the terms of any such awards;

•

reviewing management succession plans for senior executives and emergencies, as well as management succession planning policies and strategies;

•

appointing and overseeing the Company’s 401(k) Committee (which is not a committee of the Board);

•

overseeing the Company’s relationship with its compensation advisors;

•

reviewing and overseeing the administration of the Company’s clawback policy;

•

overseeing the Company’s human capital management and social governance efforts; and

•

preparing the Compensation Committee Report included in this Proxy Statement and, if appropriate, recommending to the Board that the CD&A be included in the Proxy Statement.

†

In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. Currently, the Compensation Committee has not delegated any of its responsibilities or authority. In 2025, the Compensation Committee retained Korn Ferry to assist it in reviewing our 2025 executive compensation program and to provide advice regarding performance-based vesting and incentive payment determinations for 2025. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Independent Compensation Consultant” below, the Compensation Committee assessed the independence of Korn Ferry and has concluded that its engagement of Korn Ferry did not raise any conflict of interest with the Company and that Korn Ferry is independent. The services provided by Korn Ferry in 2024 are also discussed in that section.

KILROY REALTY	PROXY STATEMENT	47

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Management in Executive Compensation Planning” below.

GOVERNANCE COMMITTEE

MEMBERS Jolie A. Hunt Louisa G. Ritter Gary R. Stevenson Cia Buckley Marakovits* Peter B. Stoneberg (Chair)** All Independent	MEETINGS • Held three meetings during 2025 KEY MEMBER SKILLS • Public company board experience • Executive leadership experience • Risk management experience

RESPONSIBILITIES

The responsibilities of the Governance Committee include, among other things:

•

identifying individuals qualified to serve as Board members consistent with criteria approved by the Board;

•

recommending director nominees for the next annual meeting of stockholders for approval by the Board and to fill vacancies on the Board, including making recommendations to the Board concerning the appropriate size of the Board;

•

annually reviewing the Corporate Governance Guidelines, and the director qualification criteria set forth therein, and recommending any proposed changes to the Board;

•

overseeing the annual evaluation of the Board;

•

overseeing the Code of Business Conduct and Ethics and the Related Party Transactions Policy, and reviewing all Related Party Transactions and Principal Party Transactions (as defined under “Other Matters — Certain Relationships and Related Party Transactions”);

•

overseeing the Board’s orientation and continuing education programs;

•

administering and interpreting our stock ownership guidelines;

•

overseeing the Company’s sustainability initiatives and broader social governance responsibilities; and

•

generally overseeing the Company’s governance efforts and advising the Board on corporate governance and related matters.

*	Ms. Buckley Marakovits was appointed to the Governance Committee in February 2026.

**

Mr. Stoneberg will retire from his position on the Board on the date of the Annual Meeting, and therefore, has not been nominated for re-election. As such, Mr. Stoneberg’s service on the Governance Committee will conclude following the Annual Meeting. Ms. Buckley Marakovits is expected to serve as Chair of the Governance Committee commencing following and subject to her election at the Annual Meeting.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside experts or advisors it deems desirable or appropriate.

48	PROXY STATEMENT	KILROY REALTY

DIRECTOR SELECTION, EVALUATION, AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by education, occupation, background, and experience are in a position to make strong, positive contributions to the Company and our stockholders, and will include individuals with a mix of professional and personal characteristics in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience, and education, based on criteria determined by the Governance Committee, to further the objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience, and expertise. The Governance Committee has established board membership criteria (the “Board Membership Criteria”), which it and the Board use as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to:

•	Commitment to promoting the long-term interests of the Company’s stockholders;

•	Reputation and character;

•	Knowledge, experience, and education;

•	Sound business judgment;

•	Sufficient time, energy, and attention to dedicate to the Company’s affairs;

•	Diversity, in its broadest sense, reflecting, but not limited to, profession, skills, experience, geography, gender, and ethnicity;

•	Compliance with the Company’s stock ownership guidelines, as set forth in the Corporate Governance Guidelines;

•	Independence; and

•	Balance to the Board’s knowledge, perspective, experience, and expertise.

In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “Independent Directors” as defined therein. In considering director candidates, the Governance Committee and the Board do not discriminate based on race, ethnicity, national origin, gender, religion, or disability.

The Board Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Board Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee or the Board as a whole will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee or the Board will review each potential candidate’s qualifications against the Board Membership Criteria described above. In reviewing each potential candidate, the Governance Committee and the Board also consider the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee and the Board will select the candidate or candidates it believes are the most qualified for selection as director nominees.

KILROY REALTY	PROXY STATEMENT	49

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by stockholders are evaluated in the same manner as candidates identified by the Governance Committee. The Company’s Policies and Procedures Concerning Consideration of Director Candidates can be found in the Governance Documents section of our website at https://www.kilroyrealty.com. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2027 annual meeting of stockholders must be received in writing not later than November 30, 2026.

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory, or other compensatory fee from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Board Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. The Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board, which is generally conducted in the fourth quarter of each year or the first quarter of the following year. Historically, each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of these evaluations. In 2025, this evaluation process was facilitated by an outside advisor and was designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for enhancing Board and Board committee effectiveness. The results of these evaluations were compiled, summarized, and presented to the Board.

50	PROXY STATEMENT	KILROY REALTY

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Board Chair, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed, and forwarded to the appropriate member(s) of the Board, except that certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes, and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board, or to an appropriate committee of the Board. In addition, if requested by stockholders, when appropriate, the Board Chair will also be available for consultation and direct communication with stockholders.

KILROY REALTY	PROXY STATEMENT	51

AUDIT AND NON-AUDIT FEES

Deloitte has served as the Company’s independent auditor since 1995, when the Company was privately held, and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be re-appointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the PCAOB. The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and its affiliates and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2025 and 2024 are as follows:

Fees(1)	2025	2024

Audit Fees(2)	$2,123,690	$2,038,500

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$2,123,690	$2,038,500

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of the non-audit services rendered for the listed fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s equity and bond offerings, and services provided for assistance with and review of other regulatory filings.

52	PROXY STATEMENT	KILROY REALTY

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder, and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditor and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

Deloitte, the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2025 with management and Deloitte. The Audit Committee discussed with Deloitte its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company. The Audit Committee also considered the compatibility of Deloitte’s provision of audit and any tax and non-audit services with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope of its respective audits. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of its examinations, evaluations of the Company’s processes and internal control over financial reporting and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports, and statements presented to them by the Company’s management and by Deloitte. The Audit Committee held five meetings during 2025.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2025 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 10, 2026.

Audit Committee

Edward F. Brennan, PhD, Chair

Daryl J. Carter

Louisa G. Ritter

Peter B. Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

KILROY REALTY	PROXY STATEMENT	53

OUR EXECUTIVE OFFICERS

Age: 46 Director Since: 2024 Officer Since: 2024	ANGELA M. AMAN Chief Executive Officer and Director • Biographical information regarding Ms. Aman is set forth above under the caption “Proposal 1 — Election of Directors.”

Age: 66 Officer Since: 2000	JUSTIN SMART President

•

Mr. Smart was appointed President effective March 2023.

•

Mr. Smart previously served as President, Development and Construction from 2022 through 2023, and as Executive Vice President, Development and Construction Services from 2013 through 2022. Mr. Smart served as Senior Vice President of Development and Construction Services from 2000 through 2012.

•

From 1996 to 2000, Mr. Smart was Vice President of Development with Intrawest Corporation (formerly NYSE: SNOW), a leading developer of resorts and resort real estate.

•

Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

54	PROXY STATEMENT	KILROY REALTY

Age: 41 Officer Since: 2024	JEFFREY KUEHLING Executive Vice President, Chief Financial Officer and Treasurer

•

Mr. Kuehling was appointed Executive Vice President, Chief Financial Officer effective August 2024, and was additionally appointed as Treasurer in December 2024.

•

Prior to joining the Company, Mr. Kuehling served as Vice President, Corporate Strategy and Senior Vice President, Corporate Strategy at Brixmor Property Group (NYSE: BRX), a real estate investment trust that owns and operates commercial shopping centers, from 2018 through 2024. Mr. Kuehling served as Director of Corporate Finance at RPT Realty (formerly NYSE: RPT) from 2016 through 2018 and held several finance positions at Retail Properties of America, Inc. (formerly NYSE: RPAI) from 2011 through 2016.

•

Mr. Kuehling received his Bachelor of Arts degree from Indiana University, his Master of Science degree from the University of Florida and his Master of Business Administration degree from the University of Chicago. Mr. Kuehling is also a Certified Public Accountant and a Chartered Financial Analyst.

Age: 70 Officer Since: 2014	A. ROBERT PARATTE Executive Vice President, Chief Leasing Officer

•

Mr. Paratte was appointed Executive Vice President, Chief Leasing Officer effective December 2022. Mr. Paratte served from 2014 until 2022 as Executive Vice President, Head of Leasing and Business Development. Mr. Paratte is responsible for the Company’s leasing and business development activities across all regions in which the Company operates.

•

Prior to joining the Company, Mr. Paratte was managing director for global leasing and business development at Tishman Speyer from 2007 to 2013.

•

Prior to Tishman Speyer, Mr. Paratte was a partner at San Francisco-based William Wilson and Associates.

•

Mr. Paratte is a licensed California Real Estate Broker and a member of the Urban Land Institute.

•

Mr. Paratte holds a Bachelor of Science degree in Environmental Planning from the University of California, Davis and a Masters of Business Administration degree from the University of San Francisco.

KILROY REALTY	PROXY STATEMENT	55

Age: 54 Officer Since: 2001	HEIDI ROTH Executive Vice President, Chief Administrative Officer and Assistant Secretary

•

Ms. Roth was appointed Executive Vice President, Chief Administrative Officer effective February 2019 and served as Secretary from 2023 until 2024. Ms. Roth has been with the Company since 1997 and most recently held the role of Executive Vice President and Chief Accounting Officer following her appointment as Senior Vice President and Controller in 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning.

•

Prior to joining the Company, Ms. Roth was a Certified Public Accountant with Ernst & Young LLP in Los Angeles. She is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants.

•

Ms. Roth currently serves as chair of the audit and finance committees of Crystal Stairs, Inc., a nonprofit child development organization, and is an emeritus member of Nareit’s Best Financial Practices Council.

•

Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

Age: 59 Officer Since: 2025	SHERRIE SAGE SCHWARTZ Executive Vice President, Chief Human Resources Officer

•

Ms. Schwartz was appointed Executive Vice President, Chief Human Resources Officer effective March 2025.

•

Prior to joining the Company, Ms. Schwartz served as Chief Human Resources Officer at Creative Artists Agency, an entertainment talent, literary, and marketing agency, from 2015 to 2025.

•

Prior to Creative Artists Agency, Ms. Schwartz held various human resources positions at companies such as Activision Blizzard Inc. (formerly NYSE: ATVI), a video game company, from 2011 to 2014, Levi Strauss & Co. (NYSE: LEVI), an apparel company, from 2000 to 2011, Warner-Lambert Company, a subsidiary of Pfizer Inc. (NYSE: PFE), from 1999 to 2000, and Kraft Foods Inc. (formerly NYSE: KFT), a global food and beverage company, from 1990 to 1999.

•

Ms. Schwartz has served as a board member for the LA Ronald McDonald House and Music Matters at the University of Michigan.

•

Ms. Schwartz received her Bachelor of Arts Degree in Psychology from the University of Michigan.

•

Ms. Schwartz received her MBA from Gies College of Business at the University of Illinois Urbana-Champaign.

56	PROXY STATEMENT	KILROY REALTY

Age: 40 Officer Since: 2024	LAUREN STADLER Executive Vice President, General Counsel and Secretary

•

Ms. Stadler was appointed Executive Vice President, General Counsel and Secretary effective July 2024. Ms. Stadler has been with the Company since 2013 and most recently held the role of Senior Vice President, Corporate Counsel and Assistant Secretary since 2021.

•

Prior to joining the Company, Ms. Stadler was an attorney in the Los Angeles office of Latham & Watkins LLP from 2011 through 2013, where she represented clients in various corporate and capital markets transactions, and in real estate acquisition, disposition, and financing transactions.

•

Ms. Stadler received a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Communication from the University of Southern California, and a Juris Doctor degree from the University of Southern California Gould School of Law.

Age: 43 Officer Since: 2017	ELIOTT TRENCHER Executive Vice President, Chief Investment Officer

•

Mr. Trencher was appointed Executive Vice President, Chief Investment Officer effective December 2020 with responsibility for acquisitions, dispositions, and joint ventures, and previously served as the Company’s Chief Financial Officer from February 2022 until August 2024. Upon joining the Company in 2017, Mr. Trencher served as Senior Vice President, Corporate Strategy.

•

Prior to joining the Company, Mr. Trencher worked at Cohen & Steers, Inc. (NYSE: CNS) from 2008 to 2017 where he held various roles, the most recent of which was Vice President, Associate Portfolio Manager. In this role, he was an integral member of the team responsible for investing a multi-billion-dollar portfolio in U.S. REITs. Mr. Trencher specialized in office, life science, healthcare, and industrial REITs.

•

From 2005 to 2008, Mr. Trencher was employed at The Goldman Sachs Group, Inc. (NYSE: GS) where he was an Analyst in the Corporate Real Estate Group.

•

Mr. Trencher received his Bachelor of Arts degree in Economics from New York University.

KILROY REALTY	PROXY STATEMENT	57

COMPENSATION DISCUSSION

AND ANALYSIS

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2025.

Name	Title
Angela Aman	Chief Executive Officer
Justin Smart	President
Jeffrey Kuehling	Executive Vice President, Chief Financial Officer and Treasurer
A. Robert Paratte	Executive Vice President, Chief Leasing Officer
Eliott Trencher	Executive Vice President, Chief Investment Officer

EXTENSIVE STOCKHOLDER ENGAGEMENT AND RESPONSE TO 2025 VOTE

Stockholders have an opportunity to cast an advisory “Say-on-Pay” vote on our executive compensation program each year at our Annual Meeting. At the 2025 Annual Meeting, approximately 90% of the votes were cast in favor of our program as described in our annual proxy statement. The Compensation Committee believes this result indicates that stockholders generally approve of our executive compensation program, and the compensation arrangements for our NEOs in 2025 were generally consistent with their arrangements in 2024. When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through the annual Say-on-Pay votes and through direct communication between stockholders and our Chair, our Board, and our management.

Based on feedback we received from stockholders following our 2024 annual meeting, our executive annual cash incentive program framework for 2025 included a liquidity ratio instead of a debt to EBITDA ratio for the balance sheet management category used under the program, as debt to EBITDA is taken into account in our annual equity awards. We also included goals specific to each individual within the individual performance category under the program. Additionally, under the terms of the performance-based RSUs awarded in 2025, the target TSR percentile ranking to achieve 100% vesting for the portion of the award subject to the TSR modifier was set at the 51st percentile (rather than the 50th percentile) of the applicable comparison group of companies.

Since our 2025 annual meeting, we reached out to the holders of approximately 75% of our shares of common stock and offered meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy, board refreshment, and corporate governance practices. We met with each of the stockholders who accepted such request. Mr. Brennan, our Board Chair at the time and a member of the Compensation Committee, personally led nearly all of these meetings. The feedback we received regarding our executive compensation program was consistently positive, with stockholders expressing support for the significant performance-based aspects of the program and recent simplification of the performance metrics being utilized. A few stockholders again expressed a desire that, in the design of our annual equity awards with performance-based vesting requirements, (1) the one year FFO performance measurement period be extended to three years to align with the three year relative TSR and average net debt to EBITDAre ratio performance measurement periods utilized under the awards and to differentiate the long-term incentive program from the one year FFO measurement under our short-term incentive program, and (2) we place a greater emphasis on the three year relative TSR performance measure. As discussed in more detail in “Decisions for 2026” on page 73, we adopted these changes for the NEO annual equity awards granted in 2026.

58	PROXY STATEMENT	KILROY REALTY

2025 COMPANY PERFORMANCE

During 2025, the Company achieved strong operational and financial performance, while further positioning the organization for sustainable long-term growth and value creation. Below is a summary of our key achievements:

FFO PER SHARE(1)	LEASING	DISPOSITIONS(2)	ACQUISITIONS	YEAR-END LIQUIDITY(3)

$4.20	2.1M SF	$466.0M	$397.3M	$1.3B

Solid 2025 Operational Performance.

•

Signed approximately 2,051,000 square feet of leases, our highest annual leasing volume since 2019, comprised of approximately 1,108,000 square feet of new leasing on previously vacant space, approximately 233,000 square feet of new leasing on currently occupied space, and approximately 710,000 square feet of renewal leasing. This includes approximately 270,000 square feet of short-term leasing, primarily comprised of approximately 187,000 square feet of short-term renewal leasing. Relative to our 2025 leasing goals, operating portfolio leasing, excluding short-term renewals, totaled approximately 1,455,000 square feet, representing performance between the Threshold and Target levels, while development leasing totaled approximately 409,000 square feet, exceeding the Maximum performance level established for the year. 2025 leasing highlights include:

•	Stabilized office and life science portfolio was 83.8% leased and 81.6% occupied at year-end.

Strategic Capital Allocation. During 2025, we were active on the capital allocation front, closing on approximately $466.0 million of operating property sales(1) across six buildings totaling approximately 1,068,000 square feet in West Los Angeles, Silicon Valley, and Hollywood. These dispositions reflected disciplined strategic decision-making, enhancing portfolio focus and unlocking capital that can be redirected toward our highest-conviction markets and opportunities. Complementing these efforts, we acquired Maple Plaza, an approximately 306,000-square-foot office property in the Beverly Hills submarket of Los Angeles, for $205.3 million, and Nautilus, an approximately 232,000-square-foot multi-tenant life science campus in the Torrey Pines submarket of San Diego, for $192.0 million. These acquisitions provided rare, generational opportunities to establish and expand our position in two premier, tightly held submarkets where institutional-quality assets seldom trade.

Prudent Balance Sheet Management. During 2025, we took proactive measures to maintain our financial flexibility and liquidity and strengthen our balance sheet.

•	In August, completed a public offering of $400.0 million of 10-year senior unsecured notes at an interest rate of 5.875% (maturity date of October 15, 2035);

•	In September, fully redeemed $400.0 million of 4.375% unsecured senior notes due in October 2025; and

•

Ended 2025 with liquidity of approximately $1.3 billion, which was comprised of approximately $0.2 billion of cash and cash equivalents and approximately $1.1 billion available under the fully undrawn unsecured revolving credit facility.

Maintained Leadership Position in Corporate Social Responsibility and Sustainability. We are committed to pursuing ambitious corporate responsibility objectives related to sustainability, community engagement, human capital management, good corporate governance, and other related non-financial initiatives that are of significance to the Company, our tenants, our employees, and our stockholders. See “Corporate Social Responsibility and Sustainability” beginning on page 5 for further information, including a summary of the recognitions we have received for our industry-leading sustainability practices.

(1)	See Appendix A for the definition of “FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO Per Share.
(2)	Does not include assets classified as Held for Sale as of December 31, 2025.
(3)	Liquidity is comprised of approximately $0.2 billion of cash and cash equivalents and approximately $1.1 billion available under the fully undrawn unsecured revolving credit facility.

KILROY REALTY	PROXY STATEMENT	59

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s strategic, business, and corporate social responsibility and sustainability objectives, and the creation of long-term value for our stockholders, without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic, operational, and financial performance measures by linking annual cash incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of specific performance objectives;

•	To provide a majority of target TDC for our NEOs in the form of long-term incentive equity awards;

•	To set total compensation to be competitive with peer group companies, taking into account our active portfolio management strategy and the skill set required to implement that strategy; and

•	To help the Company attract, retain, and incentivize talented and experienced individuals in the highly competitive West Coast and Austin, Texas employment and commercial real estate markets.

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective		Key Features	Page Reference

Base Salary	•	To provide a regular source of income so employees can focus on day-to-day responsibilities.	•

Competitive pay, considering job scope, position, knowledge, tenure, skills, and experience. Base salary is a relatively small portion of each NEO’s overall total compensation opportunity, as we believe that the majority of each executive’s total compensation opportunity should be directly tied to operational and financial performance and/or total shareholder returns.

Page 63
	•	To recognize ongoing performance of job responsibilities.

Short-Term Incentives (Annual Cash Bonuses)	•	To motivate and reward for the achievement of annual operational and financial goals and other strategic objectives measured over the year.	•

Final payouts are awarded to our NEOs based on specific performance metrics and qualitative goals, with weightings assigned to each specific category, as well as threshold and maximum payout levels, that are established at the beginning of each year based on the Company’s business plan. Each NEO can earn between 0% and 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 63

Long-Term Incentives (Annual Equity Awards)	•	To emphasize long-term performance objectives.	•

For 2025, three-quarters of our NEOs’ annual long-term incentive award was subject to performance over a three-year period. The award would be forfeited if a minimum FFO per share threshold for 2025 was not achieved (without the opportunity to vest in any future year) and, if the FFO goal was achieved, 50% of the award was subject to relative TSR performance over the three-year performance period and 50% of the award was subject to the average ratio of net debt to EBITDAre performance over the three-year performance period relative to pre-established goals.

Page 67
	•	To further align the interests of our NEOs with our stockholders.
	•	To retain key executives through extended performance and vesting periods.

60	PROXY STATEMENT	KILROY REALTY

DESIGN FEATURES OF THE 2025 EXECUTIVE COMPENSATION PROGRAM

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy, and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2025 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 87.4% of Ms. Aman’s target TDC and approximately 78.8% of our other NEOs’ target TDC for 2025 was not guaranteed but rather had a value dependent upon our stock price and/or was tied directly to the performance of the Company relative to pre-established goals, the Company’s relative TSR, and/or individual performance, as shown below.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. Annual short-term incentives (annual cash bonuses) are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company performance. The Compensation Committee determined the 2025 annual short-term incentives for our NEOs based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established operational and financial goals (including corporate social responsibility and sustainability goals). We also applied specific weightings to each performance measurement category, and used objective threshold and maximum payout levels, to reduce the degree of qualitative judgment applied in determining final payouts. Based on the Company’s performance (as reflected on pages 63-66), the Compensation Committee determined that the 2025 short-term incentives for our NEOs would be approximately 119.6% to 125.6% of their target payout levels. See “Short-Term Incentives—Decisions for 2025; 2025 Key Operating and Financial Goal Setting and Performance” on page 64 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of equity-based long-term incentives that vest over a three-year period. In 2025, approximately 65.3% of Ms. Aman’s (and approximately 55.7% of our other NEOs’) target TDC was in the form of equity-based long-term incentives. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders. Annual long-term equity awards are “at risk” because the final award value depends on our stock price as well as continued service over the three-year vesting period, with three-quarters of our NEOs’ 2025 annual equity award values also being dependent upon our FFO per share performance, relative total shareholder return, and net debt to EBITDAre performance during a three-year performance period. Specifically, shares available to be earned were contingent on achievement of a threshold level of FFO per share for 2025. If that goal was achieved, vesting levels would be determined based on (i) the extent to which the threshold level of FFO per share for 2025 was exceeded, (ii) our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards), and (iii) our average annual ratio of net debt to EBITDAre relative to pre-established goals over the three-year period (for the remaining 50% of the performance-based awards).

•

Target TDC Set Taking into Account Market Pay Levels and Payouts are Linked to Performance. The Compensation Committee did not set 2025 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered peer group compensation data for 2024, as well as the other factors noted below under “2025 Named Executive Officer Compensation”, to inform its decision-making process for 2025. In setting the 2025 compensation levels, the Compensation Committee also considered the following factors:

—

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2025 Company Performance” beginning on page 59 for a summary of our 2025 activities). We believe implementing this strategy requires a broader skill set than those of companies whose executives focus primarily on managing cash flows of a more static portfolio.

—

Target TDC Realized Only if Goals Achieved. In 2025, approximately 71.1% of Ms. Aman’s (and approximately 64.8% of our other NEOs’) target TDC was performance-based. As noted above, the payout of our short-term incentives and performance-based equity awards depends on our actual performance and may be forfeited if threshold levels of performance are not achieved.

KILROY REALTY	PROXY STATEMENT	61

2025 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any specific percentile against our peer group. Rather, the Compensation Committee considers the following factors:

•

The performance of the Company (e.g., TSR, operational performance, financial performance, capital allocation activity (acquisitions, dispositions, development, and redevelopment), and balance sheet management);

•	The contribution of each NEO to our overall results, including any changes in the scope of their responsibilities;

•	Input from our CEO (with respect to the Company and our other NEOs);

•	The experience, skill set, and tenure of each NEO;

•	Base salary, target short-term incentive, and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

62	PROXY STATEMENT	KILROY REALTY

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2025

In February 2025, the Compensation Committee determined that the NEOs’ respective 2025 annual base salary levels would be increased slightly by 1.4-2.5% over the level in effect at the end of 2024, except that the salary level for Mr. Kuehling, which was established in his employment agreement entered into in July 2024, was not increased for 2025. The 2025 annual base salary for each of our NEOs was as follows: $820,000 for Ms. Aman, $608,500 for Mr. Smart, $475,000 for Mr. Kuehling, $560,000 for Mr. Paratte, and $560,000 for Mr. Trencher.

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are provided to motivate and reward our employees for the achievement of annual operational and financial goals and other strategic objectives measured over the year.

During the first quarter of each year, the Compensation Committee approves a performance measurement framework for that year and establishes a target short-term incentive amount for each NEO. This process typically begins prior to year-end, takes place over several months, and involves an on-going dialogue between the Chair of the Compensation Committee and our management team. In establishing the performance measurement framework, the Compensation Committee considers the Company’s business plan and outlook for the year, the Company’s bonus goals and actual performance for the completed year, and feedback received from stockholders. The Compensation Committee also receives input from its independent compensation consultant, who is involved throughout the process in advising the Compensation Committee on the general structure of the program, as well as the specific metrics and goals under consideration.

The Compensation Committee selects the performance categories and metrics that it believes will most accurately assess the annual performance of the Company and its progress towards its strategic goals. The Compensation Committee assigns a weight to each of the performance categories and metrics and sets objective threshold, target, and maximum payout levels. The weightings and specific payout levels for each metric further reduce the degree of qualitative judgment applied in determining final payouts.

Following the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established goals. The Compensation Committee also assesses each executive’s individual performance during the year. In making these determinations (other than as to our CEO’s individual performance), the Compensation Committee receives input from our CEO.

The Compensation Committee then applies the weightings for each performance category and metric to determine the Company’s and the Executive’s overall achievement and applicable bonus payout percentages. The maximum amount that may be awarded to an NEO is 150% of the NEO’s target short-term incentive amount.

KILROY REALTY	PROXY STATEMENT	63

Decisions for 2025; 2025 Key Operating and Financial Goal Setting and Performance

In February 2025, the Compensation Committee determined that the NEOs’ respective 2025 target short-term incentive amounts (as a percentage of base salary) would remain the same as their target amounts for 2024. The 2025 target short-term incentive amount for each of our NEOs was as follows: $1,435,000 for Ms. Aman, $912,750 for Mr. Smart, $475,000 for Mr. Kuehling, $560,000 for Mr. Paratte, and $560,000 for Mr. Trencher.

In developing the performance measurement framework for 2025, the Compensation Committee selected performance measures that it considers to be common measures of REIT performance. Management prepared a property-by-property budget for the Company’s portfolio and integrated those budget assumptions with the Company’s platform budget assumptions to create operational and financial goals directly tied to the Company’s business plan for 2025.

The Compensation Committee then reviewed and approved the Company’s proposed 2025 operational and financial goals for inclusion in the performance measurement framework, described below. Historically, goals have generally been set at levels that were higher than the performance levels achieved in the prior year. However, for a variety of operational and financial reasons, the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of current market conditions, funding requirements, the level or timing of capital recycling activity, or required changes in accounting treatment). In these cases, the Compensation Committee may set performance goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after considering the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous.

The 2025 executive annual cash incentive program framework included four categories, each specifically weighted: an operational and financial measurement category with three goals (including FFO Per Share, leased square footage in the operating portfolio, and leased square footage in the development portfolio, weighted 30%, 20%, and 10%, respectively, of the overall incentive opportunity), a balance sheet management measurement category (liquidity ratio, weighted 10% of the overall incentive opportunity), a corporate social responsibility and sustainability category (weighted 10% of the overall incentive opportunity), and an individual performance assessment (weighted 20% of the overall incentive opportunity). Each of the operational and financial measurement category’s three financial goals and the balance sheet management category goal included a pre-determined level of performance required in order to achieve the threshold, target, or maximum incentive payout for the portion of the awards corresponding to those goals. Based on shareholder feedback in recent years, the Compensation Committee replaced the net debt to adjusted EBITDA ratio measure that had been used in the 2024 program with the liquidity ratio measure so that the balance sheet management measure used in the executive annual cash incentive program would not be the same as the net debt to adjusted EBITDA ratio measure used under our performance-based RSUs. The following table shows the 2025 performance measurement framework and 2025 goals approved by the Compensation Committee in early 2025, as well as the Company’s actual 2025 performance.

64	PROXY STATEMENT	KILROY REALTY

2025 Performance Measurement Framework

			2025 Goals
Category	Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2025 Performance	Why It Is Important
Operational and Financial	FFO Per Share(1):	30%	$3.85	$3.95(2)	$4.075	$4.20 (Maximum – 150%)

Our operational and financial performance, including leasing productivity, demonstrates our ability to effectively manage our Class A portfolio. FFO is an earnings metric widely utilized by the REIT industry and indicates our ability to generate recurring profits excluding the effects of real estate depreciation and amortization, gains from sales, and impairments.

	Leased SF – Operating Portfolio:	20%	1,300K	1,600K	2,000K	1,455K(3) (Below Target – 75.8%)
	Leased SF – Development Portfolio:	10%	100K	200K	350K	409K (Maximum – 150%)
Balance Sheet Management	Liquidity Ratio(4):	10%	1.0x	1.5x	2.0x	1.94x (Below Maximum – 144%)

Prudently managing our balance sheet allows us to fund our ongoing operations and future growth opportunities. The liquidity ratio metric helps to prioritize efficient and effective capital raising based on the near- and medium-term financing needs of the Company.

Corporate Social Responsibility and Sustainability		10%

In 2025, we continued efforts to embed accountability for the Company’s environmental, social, and governance (ESG) objectives within the executive team by setting specific ESG goals tailored to each executive officer. These ESG goals were intended to prompt focus on key areas where environmental sustainability, social responsibility, and good governance efforts can drive business value, such as leasing and tenant engagement, operational improvements, capital expenditure planning, development and construction, acquisition and disposition considerations, talent development, succession planning, employee communications, and enhanced controls for ESG data.

							Given the importance of these topics to our business, our tenants, our employees, and our stockholders, we maintain a focus on corporate social responsibility and sustainability.
Individual Performance		20%	Individual performance is assessed by the Compensation Committee, with input from the CEO (except as to the CEO’s own award).

Permits the Compensation Committee to assess each executive’s specific performance during the year, when balanced with the objective criteria above. We believe this provides the Compensation Committee with the flexibility to make distinctions among the executive team.

(1)

See Appendix A for the definition of “FFO Per Share” and reconciliations of net income available to common stockholders computed in accordance with GAAP to FFO Per Share and FFO (As Adjusted) Per Share. FFO (As Adjusted) Per Share is used as a performance metric under the performance-based component of our NEO equity awards as defined in those award agreements. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our short-term incentive award performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance, and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

The target level of FFO Per Share for 2025 was set below the FFO Per Share level achieved for purposes of the Company’s 2024 short-term incentives due to anticipated (at the time the target was set) reductions in year-over-year occupancy and one-time non-recurring income recognized during 2024. Taking these circumstances into account at the time it established the goals, the Compensation Committee believed that the 2025 FFO goal would be appropriately challenging.

KILROY REALTY	PROXY STATEMENT	65

(3)

Excludes short-term leasing. Target leasing levels may vary from year to year (and may be less than the prior year’s actual leasing levels, as was the case in setting the 2025 targets) based on current market conditions and anticipated (at the time the time the targets are set) lease expirations during the year and the amount of other space available to lease (and, in the case of new developments, space available or anticipated to become available to lease during the year).

(4)

Pro-rata for the Company’s share in joint ventures. The liquidity ratio is calculated as (i) the Company’s average end-of-quarter undrawn availability under its unsecured revolving credit facility, plus cash, cash equivalents, and restricted cash for the four quarters in the fiscal year, over (ii) the average end-of-quarter sum of 100% of the Company’s debt balances maturing (inclusive of extension options) within twelve months of the measurement date, 50% of Company’s debt balances maturing (inclusive of extension options) within 13 to 24 months after the measurement date, 100% of Company’s development commitments within twelve months after the measurement date, and 50% of the Company’s development commitments within 13 to 24 months after the measurement date, for the four quarters in the fiscal year.

Following the end of the year, the Compensation Committee determined the Company’s actual 2025 performance as disclosed in the chart above as to the operational and financial and balance sheet categories, determined the Company’s 2025 performance in the corporate social responsibility and sustainability category, and determined individual performance, as discussed below, and applied the goal weightings set forth above to determine the aggregate total annual bonuses that were earned based on the Company’s 2025 performance.

With respect to the corporate social responsibility and sustainability category, we are proud to have maintained carbon neutral operations in 2025, which we achieved through onsite energy efficiency measures, onsite renewable energy generation, offsite renewable energy procurement, renewable energy credits, and verified carbon offsets. We also achieved a GRESB 5-star rating for our stabilized portfolio and were named GRESB Regional Sector Leader in the Americas in Technology/Life Science for our development portfolio. In 2025, we also achieved LEED Gold certification at Kilroy Oyster Point Phase 2 in South San Francisco, and 901 16th St in San Francisco. Each of these properties also hosts onsite solar installations which completed construction and were energized in 2025, bringing approximately 1 megawatt of new installed solar capacity online. We also put in place significant enhancements to talent development and our performance evaluation process that provide expanded training and education opportunities and greater clarity on individual goals, performance ratings, and compensation. Additionally, in 2025, we created succession plans for key executive and senior leadership roles across the company. Based on these achievements, the Compensation Committee determined that the Company’s 2025 performance in the corporate social responsibility and sustainability category was at target.

The 2025 individual goals and contributions for the NEOs included specific goals applicable to each NEO’s functional area as well as goals selected to advance broader platform initiatives, including succession planning efforts and sustainability goals. Ms. Aman’s individual goals for 2025 included capital allocation process refinement, portfolio management initiatives, leasing strategies, key leadership hires, and employee engagement initiatives. As to Messrs. Smart and Paratte, their individual goals also included goals related to key strategic properties within the Company’s portfolio as well as goals related to the ongoing development of their teams. Mr. Kuehling’s individual goals included goals related to audit processes, financial planning reporting, and investor communications. Mr. Trencher’s individual goals included goals related to acquisitions and dispositions execution. The Compensation Committee evaluated performance relative to the individual goals that had been established, as well as each NEO’s contribution to the Company goals, and set each executive’s individual performance at or above target to recognize their particularly strong contributions in 2025: Ms. Aman (130%), Mr. Smart (110%), Mr. Kuehling (100%), Mr. Paratte (115%), and Mr. Trencher (130%).

The chart below summarizes the Compensation Committee’s assessment of the Company’s 2025 achievement of each performance goal category.

Category	2025 Assessment
Operations
FFO Per Share (30%)	150% of Target
Leasing SF – Operating Portfolio (20%)	75.8% of Target
Leasing SF – Development Portfolio (10%)	150% of Target
Balance Sheet Management (10%)	144% of Target
Corporate Social Responsibility and Sustainability (10%)	100% of Target
Individual Performance (20%)	100%-130% of Target

As a result, the 2025 actual short-term incentive amount for each of our NEOs was as follows: $1,801,850 for Ms. Aman (125.6% of target), $1,109,580 for Mr. Smart (121.6% of target), $567,931 for Mr. Kuehling (119.6% of target), $686,361 for Mr. Paratte (122.6% of target), and $703,161 for Mr. Trencher (125.6% of target).

66	PROXY STATEMENT	KILROY REALTY

Long-Term Incentives

General Description

We grant annual long-term incentives to our NEOs in the form of RSUs that vest over a three-year period. A portion of the RSUs awarded to certain members of our senior management team include performance-based conditions. Each RSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable performance and vesting conditions, which further aligns the interests of our NEO with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs prior to vesting. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same performance and vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in connection with the negotiation of an employment agreement, or the hiring or promoting of employees.

Decisions for 2025

The 2025 annual equity awards to our NEOs consist of the following:

•

Three-quarters of our NEOs’ total annual equity award are RSUs subject to performance-based conditions (“performance-based RSUs”). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year performance period.

•

One-quarter of our NEOs’ total annual equity award are RSUs subject to time-based vesting conditions (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and vesting is generally subject to continued service through the applicable vesting date.

The Compensation Committee believes that a significant portion of each NEO’s total annual equity award should be subject to performance-based conditions to accomplish the following objectives:

•	Alignment of the overall reward opportunity with actual performance delivered;

•

Achievement of pre-defined financial goals using a performance measure that is reflective of management’s efforts, specifically, the FFO (As Adjusted) Per Share metric for the first year, which applies to all of the performance-based awards, and the net debt to EBITDAre ratio metric over the three-year performance period, which applies to 50% of the performance-based awards;

•

Achievement of sustained longer-term performance of the Company’s share price using a relative TSR modifier that measures the Company’s performance against other office REIT competitors in a custom peer group informed by the Bloomberg REIT Office Property Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric, which applies to the other 50% of the performance-based awards); and

•	Creation of an additional retention incentive, as vesting is generally contingent on the NEO’s continued service through the end of the three-year vesting period.

KILROY REALTY	PROXY STATEMENT	67

2025 Annual Equity Award Values

In February 2025, the Compensation Committee granted each NEO an annual equity award consisting of a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs based on our stock price on the date of grant. These dollar values are set forth in the chart below. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2025 annual equity award was appropriate based on its consideration of the factors listed on page 62.

Named Executive	Time-Based RSUs(1) (25%)	Target Performance- Based RSUs(1) (75%)	Total Equity Award(1)
Angela Aman	$1,062,500	$3,187,500	$4,250,000
Justin Smart	$687,500	$2,062,500	$2,750,000
Jeffrey Kuehling	$187,500	$562,500	$750,000
A. Robert Paratte	$425,000	$1,275,000	$1,700,000
Eliott Trencher	$330,000	$990,000	$1,320,000

(1)   These amounts are the values approved by the Compensation Committee in February 2025 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

2025 Performance-Based RSUs

The 2025 performance-based RSUs vest when the Compensation Committee determines if, and to the extent, the performance conditions have been achieved by the Company. Such determination will be made by the Compensation Committee in the first quarter of 2028. The total number of 2025 performance-based RSUs that ultimately vest will be determined as follows:

1.

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO (As Adjusted) Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of Ms. Aman). This modifier is determined by the Company’s FFO (As Adjusted) Per Share for 2025 as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

FFO (As Adjusted) Per Share (for 2025)*	FFO (As Adjusted) Per Share Modifier* (for NEOs except Ms. Aman)	FFO (As Adjusted) Per Share Modifier* (for Ms. Aman)
$4.075 or greater	150%	175%
$3.95	100%	100%
$3.85	50%	25%
Less than $3.85	0% (complete forfeiture)	0% (complete forfeiture)

* Determined on a pro-rata basis between points

68	PROXY STATEMENT	KILROY REALTY

The Banked Shares subject to the award are then subject to additional performance conditions as follows:

2.

50% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 50% to 150% (and from 25% to 175% for Ms. Aman). This modifier is determined as shown in the table below based on the percentile ranking of the Company’s TSR for the three-year performance period (2025-2027) among the TSRs for the comparison group of companies. The companies included in the relative TSR comparison group for these awards are identified in the “Named Executive Officer Compensation Tables – Description of Plan-Based Awards – Performance-Based RSUs” section below.

TSR Percentile Ranking* (2025-2027) — 50.0% Weight	TSR Modifier* (for NEOs except Ms. Aman)	TSR Modifier* (for Ms. Aman)
75th percentile or greater	150%	175%
51st percentile	100%	100%
25th percentile or lower	50%	25%

* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at the 51st percentile, then there is no modification up or down to the Banked Shares allocated to this metric. If the TSR Percentile Ranking is below the 51st percentile, then the Banked Shares allocated to this metric may be reduced by up to 75% for Ms. Aman’s award and by up to 50% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 51st percentile, then the Banked Shares allocated to this metric may be increased by up to 75% for Ms. Aman’s award and by up to 50% for our other NEOs’ awards.

3.

50% of the Banked Shares are multiplied by an Average Net Debt to EBITDAre Ratio modifier that ranges from 50% to 150% (and from 25% to 175% for Ms. Aman). This modifier is determined as shown in the table below based on the Company’s Average Net Debt to EBITDAre Ratio for the three-year performance period (2025-2027) calculated in the manner described in the “Named Executive Officer Compensation Tables – Description of Plan-Based Awards – Performance-Based RSUs” section below.

Average Net Debt to EBITDAre Ratio* (2025-2027) — 50.0% Weight	Average Net Debt to EBITDAre Ratio Modifier* (for NEOs except Ms. Aman)	Average Net Debt to EBITDAre Ratio Modifier* (for Ms. Aman)
6.5x or less	150%	175%
7.0x	100%	100%
7.5x or higher	50%	25%

* Determined on a pro-rata basis between points

The FFO (As Adjusted) Per Share measure applies to the 2025 results only. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operational and financial performance. If the threshold level of FFO (As Adjusted) Per Share shown above is not achieved, the entire award is forfeited with no opportunity to vest in future periods. The FFO (As Adjusted) Per Share level corresponding to the target level of performance (100% vesting) was set lower than the actual level of performance attained in 2024 due to anticipated (at the time the target was set) reductions in year-over-year occupancy and one-time non-recurring income recognized in 2024. Taking these circumstances into account at the time it established the goals, the Compensation Committee believed that the 2025 FFO goal would be appropriately challenging.

The TSR Percentile Ranking over the three-year performance period modifier was included to further align the interests and potential rewards of our executives with total shareholder returns on a relative basis over a longer-term performance period.

The Average Net Debt to EBITDAre Ratio modifier over the three-year performance period was included to further incentivize prudent and disciplined management of the Company’s balance sheet. By including a key leverage metric, the Company is limited, without negatively impacting compensation, in its ability to incur significant additional debt to fund growth and drive levered earnings.

KILROY REALTY	PROXY STATEMENT	69

The increased up-side and down-side leverage applied to the TSR modifier and the Average Net Debt to EBITDAre Ratio modifier for the award to Ms. Aman, relative to the other NEOs, reflected her responsibility for the overall performance of the Company. Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 85 below for more information on determining FFO (As Adjusted) Per Share, TSR Percentile Ranking, Average Net Debt to EBITDAre Ratio, and related modifiers for purposes of these awards.

2025 FFO Performance Under 2025 Annual Equity Awards

In February 2026, the Compensation Committee determined that the Company’s 2025 FFO (As Adjusted) Per Share, when determined in accordance with the 2025 RSU award agreement, was $4.20.

As a result, 150% (175% for Ms. Aman) of the target number of performance-based RSUs awarded in 2025 to the NEOs were “Banked Shares” and became eligible to vest, subject to (1) further adjustment as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the comparison group of companies over the three-year performance period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Net Debt to EBITDAre Ratio over the three-year performance period, and (2) in general, continued service through the three-year performance period.

2024 FFO Performance Under 2024 Annual Equity Awards

In February 2024, the Compensation Committee awarded RSUs to the NEOs (other than Mr. Kuehling) that had a structure similar to the RSUs awarded in February 2025. The 2024 RSUs are described more fully in the Company’s proxy statement for the 2025 annual meeting of stockholders. In February 2025, the Compensation Committee determined that the Company’s 2024 FFO (As Adjusted) Per Share, when determined in accordance with the 2024 RSU award agreement, was $4.59.

As a result, 150% (175% for Ms. Aman) of the target number of performance-based RSUs awarded in 2024 to the NEOs were Banked Shares and became eligible to vest, subject to (1) further adjustment as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the comparison group of companies over the three-year performance period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Net Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the three-year performance period.

Performance Under 2023 Annual Equity Awards

In February 2023, the Compensation Committee awarded RSUs to the NEOs (other than Ms. Aman and Mr. Kuehling) that had a structure similar to the RSUs awarded in February 2024 and February 2025. The 2023 RSUs are described more fully in the Company’s proxy statement for the 2024 annual meeting of stockholders. In February 2024, the Compensation Committee determined that the Company’s 2023 FFO (As Adjusted) Per Share, when determined in accordance with the 2023 RSU award agreement, was $4.74. Added back to reported FFO Per Share for purposes of this determination, and in accordance with the terms of the award agreements, were costs of $0.12 per share in 2024 related to the retirement of John Kilroy, our former Chief Executive Officer.

As a result, 150% of the target number of performance-based RSUs awarded in 2023 to each NEO were Banked Shares and became eligible to vest, subject to (1) further adjustment as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the comparison group of companies over the three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Net Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the three-year performance period.

70	PROXY STATEMENT	KILROY REALTY

In February 2026, the Compensation Committee made a final determination that 214.3% of the target number of performance-based RSUs awarded in 2023 to each NEO vested. The Compensation Committee’s final determination was based on (a) 150% of the target number of 2023 performance-based RSUs awarded to each NEO being Banked Shares as a result of the Company’s 2023 FFO (As Adjusted) Per Share performance, (b) a 135.7% adjustment with respect to 50% of the Banked Shares as a result of the Company’s relative TSR performance against other office REIT competitors included in the comparator group of companies (excluding Paramount Group Inc. as it was acquired during the performance period and excluded from the comparator group pursuant to the applicable award terms) over the three-year performance period being at the 71st percentile, and (c) a 150% adjustment with respect to 50% of the Banked Shares as a result of the Company’s 6.01x Average Net Debt to EBITDA Ratio over the three-year performance period (calculated as set forth in Appendix A).

Additional Compensation Elements

Indirect Elements of Compensation

To assist in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare, and insurance benefit plans in which our other salaried employees are generally able to participate. Although we previously provided certain perquisites (such as executive medical and auto allowances), we no longer provide material perquisites for our executives. Executive healthcare allowances and perquisites for our NEOs who previously received such benefits were terminated at the end of 2024. Auto allowances and auto-related perquisites for our NEOs who previously received such benefits were terminated at the end of 2025. We eliminated these perquisites in order to be consistent with current market practices and to provide more consistent benefits across our management team.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to defer payment of RSUs that would otherwise be made when the RSUs vest. Each deferred RSU represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions applicable to the award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying vested RSUs will generally be paid to the participant on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to defer the payment of RSUs, participants are generally able to defer income taxes on these awards, which we believe helps us to attract, retain, and incentivize top talent without significant additional cost to the Company.

Since RSUs are paid in our common stock and the deferral of payment of RSUs under the program results in participants holding RSUs for a longer period, we believe the Stock Award Deferral Program enhances the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The elective deferrals of employees are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option helps us to attract, retain, and incentivize top talent.

KILROY REALTY	PROXY STATEMENT	71

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, eligible management employees, including certain of our NEOs, who joined the Company before December 31, 2023 may receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries. We froze this component of the program and no individual who joined the Company or was promoted after December 31, 2023 has been made eligible for these salary-based contributions, and these salary-based contributions have been eliminated as to all participants beginning on January 1, 2026. The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. We made the 10% Company matching contributions, but did not make any discretionary contributions, to the Deferred Compensation Plan for 2025 for the benefit of our directors or employees. The Deferred Compensation Plan fits into our compensation philosophy by providing our eligible executives with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby enhancing retention and providing additional financial security. For additional information, refer to the Nonqualified Deferred Compensation – 2025 table on page 90.

Severance, Retirement, and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Mr. Paratte) that include certain severance benefits. In November 2025, the Compensation Committee adopted the Executive Severance Plan (as discussed in greater detail under page 94 below), and designated Mr. Paratte as a participant in the plan. The Compensation Committee also designated Mr. Smart, Mr. Kuehling, and Mr. Trencher as participants in the plan, in each case effective when the term of their employment agreement expires (March 1, 2026 as to the employment agreements with Messrs. Smart and Trencher, and March 1, 2027 as to the employment agreement with Mr. Kuehling). The Executive Severance Plan is designed to provide greater consistency between the severance protections afforded to certain eligible officers of the Company and to ensure that severance protections provided are consistent with current market practices.

We do not provide our NEOs with any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control only if the award is to be terminated (and will not be continued, substituted, or assumed) in connection with the transaction or if there is an involuntary termination of the award holder’s employment in connection with the transaction. In the case of the performance-based RSUs granted to our NEOs, performance is generally measured for the portion of the performance period through the date of the transaction, and the number of shares subject to the award based on that performance measurement become time-based RSUs with vesting subject to continued service through the original performance period (or accelerated vesting if the award is to be terminated or there is an involuntary termination of the NEO’s employment in connection with the transaction).

In November 2025, the Compensation Committee also approved a policy for our NEOs and other key employees that provides for accelerated vesting of their equity awards (pro-rata vesting in the case of performance-based RSUs) upon their retirement if they meet certain age and service requirements. The Compensation Committee believes the adoption of a retirement policy was appropriate to facilitate orderly transitions of key management positions and help ensure similarly situated employees are treated equitably.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2025,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

72	PROXY STATEMENT	KILROY REALTY

Decisions for 2026

In February 2026, the Compensation Committee determined that the base salary, target annual cash incentive (as a percentage of base salary), and total equity award value for each of our NEOs for 2026 would remain the same as their 2025 levels, except that Ms. Aman’s base salary was increased by 3.7% for 2026, Mr. Kuehling’s base salary was increased by 5.3% for 2026, and the total equity award values for Ms. Aman and Mr. Trencher were increased. The Compensation Committee determined that these increases were appropriate to better align these executives’ compensation with market levels for their positions.

The executive annual cash incentive program framework for 2026 will generally include the same four categories and weightings as the 2025 program: an operational and financial measurement category with three goals (including FFO (As Adjusted) Per Share, leased square footage executed in the operating portfolio, and leased square footage executed in the development portfolio, weighted 30%, 20%, and 10%, respectively, of the overall incentive opportunity), a balance sheet management category (liquidity ratio, weighted 10% of the overall incentive opportunity), a corporate social responsibility and sustainability category (weighted 10% of the overall incentive opportunity), and an individual performance assessment (weighted 20% of the overall incentive opportunity). Consistent with the 2025 structure, each of the operational and financial measurement category’s three goals, as well as the balance sheet category’s goal, will have a pre-determined level of performance required in order to achieve the threshold, target, or maximum incentive payout for the portion of the awards corresponding to those goals. The Compensation Committee determined that FFO (As Adjusted) Per Share will remain a performance measure under both our performance-based RSUs and our 2026 annual cash incentive program because we believe it is a critical measure of both our short-term and long-term success. However, the FFO (As Adjusted) Per Share measurement period under our performance-based RSUs will now be a three-year measure, as noted below.

In addition, based on shareholder feedback and a review of current peer group practices, the terms of the performance-based RSUs awarded in 2026 were revised to include three distinct performance measures, with an initial number of shares eligible to vest to be determined based on our FFO (As Adjusted) Per Share over a three-year performance period (2026, 2027, and 2028), with that number of shares being adjusted up or down based 60% on our TSR Percentile Ranking over the three-year performance period and 40% on our Average Net Debt to EBITDAre Ratio over the three-year performance period, and with no portion of the awards vesting if our cumulative FFO (As Adjusted) Per Share over the three-year performance period is below a minimum threshold level. Measuring FFO (As Adjusted) Per Share over the three years in the performance period better aligns with the long-term nature of the awards and is different than the one-year FFO (As Adjusted) Per Share measure used in our executive annual cash incentive program framework. Increasing the emphasis on our TSR Percentile Ranking over our Average Net Debt to EBITDAre Ratio further emphasizes the link between award values, on the one hand, and shareholder returns and our TSR performance on a relative basis. In addition, we will only achieve the “target” vesting level associated with our TSR Percentile Ranking if we achieve a TSR Percentile Ranking of at least the 51st percentile. In addition, in order to more closely align Ms. Aman’s performance-based RSU award with the awards granted to other executives and current peer group practices, her 2026 award provides for a vesting percentage of 37.5% for performance at the threshold level (as compared with vesting at 50% for performance at threshold level under the other executives’ awards and at 25% under Ms. Aman’s 2025 award) and a vesting percentage of 162.5% for performance at the maximum level (as compared with vesting at 150% for performance at the maximum level under the other executives’ awards and 175% under Ms. Aman’s 2025 award; resulting in a maximum cumulative vesting of 264% for Ms. Aman’s 2026 award, as compared with maximum vesting of 225% for the other executives’ 2026 awards and 306.25% maximum vesting under Ms. Aman’s 2025 award).

HOW WE MAKE COMPENSATION DECISIONS

Executive Compensation Committee

Our executive compensation program is designed and established by, and executive compensation decisions are made by, the Compensation Committee. When making decisions on our executive compensation program, the Compensation Committee takes into account the views that stockholders have expressed through our Say-on-Pay votes and through our stockholder engagement efforts.

KILROY REALTY	PROXY STATEMENT	73

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain, and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Korn Ferry as its independent compensation consultant in 2025 to provide advice regarding executive and director compensation.

Korn Ferry performed a comprehensive review of our 2025 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards, and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. Korn Ferry also provided data to the Compensation Committee on the compensation and relative performance of our peer group, reviewed certain peer group data, and reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2025.

A representative of the Compensation Committee’s independent compensation consultant regularly attends meetings of the Compensation Committee and meets privately in executive session with the Compensation Committee to discuss its recommendations, at the Committee’s discretion.

During 2025, Korn Ferry received $516,982 in fees for providing executive and director search services to the Company, and Korn Ferry received $202,500 for its services with respect to executive and director compensation described above. Korn Ferry had been engaged to provide certain ongoing executive and director search services to the Company before the Compensation Committee’s initial decision in 2023 to retain Korn Ferry to provide executive and director compensation consulting services to the Compensation Committee. However, the Compensation Committee was aware of the existing engagement with Korn Ferry at the time it engaged Korn Ferry as its compensation consultant, the members of the Compensation Committee are updated on the search services being provided by Korn Ferry, and, in performing its search services for the Company, Korn Ferry reports to the Board or one of its other committees. The decision to engage Korn Ferry to provide the executive and director search services was made by the Board or one of its other committees and, while the Board did not specifically approve Korn Ferry’s compensation for providing the search services, the Board (or applicable committee thereof) is informed as to the fees being provided to Korn Ferry to perform such services. The Compensation Committee has reviewed the other services provided by Korn Ferry and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Korn Ferry (or any individuals working on the Company’s account on Korn Ferry’s behalf).

Role of Management in Executive Compensation Planning

Our CEO provides evaluations of and recommendations regarding the compensation of our executive officers (other than for the CEO) to the Compensation Committee. Our CEO presents the overall results of the Company’s performance and achievement of historical and go-forward business objectives, and provides input on peer group selection and the design of the executive compensation program, from management’s perspective.

Our CEO, CFO, and Chief Administrative Officer also collectively evaluate the financial implications and affordability of the Company’s compensation program. Each of our executive officers (including our NEOs) may periodically participate in the compensation process and in Compensation Committee meetings, at the invitation of the Compensation Committee, to advise on performance and/or activity in areas the executive may have particular knowledge or expertise, None of our NEOs otherwise had any role in determining the compensation of our NEOs. None of our NEOs are members of the Compensation Committee.

Market Review and Compensation Peer Group

The Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process.

74	PROXY STATEMENT	KILROY REALTY

When assessing the executive compensation peer group to be used for 2025, the Compensation Committee considered platform size, asset class, and geographic overlap, as well as our business’ forward-looking strategic priorities. With these perspectives in mind and with Korn Ferry’s input, the Compensation Committee continued to assess potential peer group companies based on factors such as financial alignment, office REIT focus, West Coast portfolio concentration, and each company’s focus on development of its properties. After consideration of these criteria, in December 2024, the Compensation Committee elected to maintain the existing peer group, which consists of the 14 publicly-traded REITs, for 2025 as highlighted in the table below.

2025 Pay Decision Peer Group: KRC Alignment Characteristics

Company	Total Revenues(1)	Equity Market Cap(2)	Total Assets(3)
	(MM)	(MM)	(MM)
Alexandria Real Estate Equities, Inc.	$2,961	$8,458	$34,082
BXP, Inc.	$3,417	$10,693	$26,166
COPT Defense Properties	$ 77	$3,135	$ 4,702
Cousins Properties Incorporated	$ 986	$4,330	$ 8,890
Douglas Emmett, Inc.	$1,022	$1,840	$ 9,288
Empire State Realty Trust, Inc.	$ 777	$1,110	$ 4,469
Healthpeak Properties, Inc.	$2,649	$11,175	$20,336
Highwoods Properties, Inc.	$ 818	$2,837	$ 6,274
Hudson Pacific Properties, Inc.	$ 796	$587	$ 8,132
JBG Smith Properties	$ 498	$1,007	$ 4,388
Rexford Industrial Realty, Inc.	$1,003	$8,995	$12,613
SL Green Realty Corp.	$ 947	$3,258	$11,083
The Macerich Company	$1,050	$4,728	$ 8,369
Vornado Realty Trust	$2,007	$6,392	$15,521
75th Percentile	$1,768	$7,941	$14,794
50th Percentile	$ 994	$3,794	$ 9,089
25th Percentile	$ 802	$2,090	$ 6,738
Kilroy Realty Corporation	$1,113	$4,421	$10,915

(1)	Per S&P Capital IQ database’s definition of Total Revenue, based on the publicly reported data as of December 31, 2025.

(2)	Per S&P Capital IQ database’s definition of Market Capitalization, based on publicly available information as of December 31, 2025.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the trailing 12 months of publicly reported data as of December 31, 2025.

KILROY REALTY	PROXY STATEMENT	75

COMPENSATION GOVERNANCE PRACTICES

We maintain compensation and governance-related policies, as described below, that we believe represent current best practices.

Compensation and Governance Practices
Consistent Engagement with Stockholders
Independent Compensation Consultant
Robust Stock Ownership Guidelines for Executives and Non-Employee Directors with Minimum Stock Holding Requirements
Anti-Hedging and Anti-Pledging Policies
Related Party Transactions Policy
Clawback Policy
No Single Trigger Change in Control Provisions
No Excise Tax Gross-Ups
No Repricing of Underwater Stock Options Without Stockholder Approval

Compensation Clawback Policy

In accordance with SEC and NYSE requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees, and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Employees subject to our anti-hedging policy include employees that participate in our equity compensation plans, employees who, because of their job responsibilities, are considered more likely to have access to material non-public information (including employees in accounting, legal, and administration) and other employees who are in possession of material non-public information from time to time. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving Company securities, including short-selling and trading in any puts, calls, covered calls or other derivative products, or other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities to secure personal loans, lines of credit, or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities, and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. Our Board may grant other exceptions to this policy in such circumstances as it considers appropriate; however, no such other exceptions have been made.

76	PROXY STATEMENT	KILROY REALTY

Minimum Stock Ownership Guidelines

As part of our compensation philosophy, we believe that our NEOs and our directors should hold a significant amount of the Company’s stock to help align their long-term interests with those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs, as reflected in the table below, and all of our directors, as described under “Director Compensation” below. Under the guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. An NEO’s ownership that counts for purposes of the guidelines includes Company stock owned outright by the NEO, shares issuable in exchange for common limited partnership units of Kilroy Realty, L.P., shares held by the spouse or dependent children of the NEO, shares held in trust for the benefit of the NEO, the NEO’s spouse or dependent children, shares held by the NEO in a 401(k) plan account, and shares subject to the NEO’s outstanding RSU awards (with shares subject to performance-based RSU awards taken into account at the “target” level of performance). As of December 31, 2025, all of our NEOs had met the minimum required level of ownership (600% of base salary for Ms. Aman and 300% of base salary for all of our other NEOs), other than Mr. Kuehling, who has over five years remaining to attain the guideline level of ownership.

Stock Holding Requirements

Our stock ownership guidelines also provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting, or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive pursuant to the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of stock options) and shares having a fair market value equal to the executive’s expected tax liability resulting from the award.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2025
Angela Aman	600%	Yes
Justin Smart	300%	Yes
Jeffrey Kuehling	300%	N/A*
A. Robert Paratte	300%	Yes

Eliott Trencher	300%	Yes

* The Executive Stock Ownership Guidelines provide that a new officer has six years to attain the guideline level of ownership. Mr. Kuehling joined the Company during 2024.

KILROY REALTY	PROXY STATEMENT	77

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ employment agreements with the Company provide for tax “gross-up” payments (other than in connection with a work-related relocation).

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and our stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not generally subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

78	PROXY STATEMENT	KILROY REALTY

COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Jolie A. Hunt, Chair

Edward F. Brennan, PhD

Gary R. Stevenson

Louisa G. Ritter

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Stevenson, Dr. Brennan, and Mses. Hunt and Ritter were members of the Compensation Committee during all of 2025. No one who served on the Compensation Committee at any time during 2025 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2025 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

KILROY REALTY	PROXY STATEMENT	79

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2023, 2024, and 2025. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus), and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement (other than Mr. Paratte) regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in 2025. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on each NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — 2023, 2024, AND 2025

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2023, 2024, and 2025.

Name & Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compen- sation (2) ($)	All Other Compen- sation (3) ($)	Total (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Angela Aman(5) Chief Executive Officer	2025	820,000	—	4,433,577	1,801,850	17,100	7,072,527
	2024	757,949	—	7,545,908	1,775,000	690,856	10,769,713

Justin Smart(6) President	2025	608,500	—	2,834,228	1,109,580	79,435	4,631,743
	2024	600,000	—	2,773,472	1,113,750	127,391	4,614,613
	2023	600,000	—	2,761,749	1,125,000	121,906	4,608,655

Jeffrey Kuehling(5) Executive Vice President, Chief Financial Officer and Treasurer	2025	475,000	—	772,969	567,931	11,750	1,827,650
	2024	176,609	—	700,016	217,410	16,543	1,110,579

A. Robert Paratte Executive Vice President, Chief Leasing Officer	2025	560,000		1,752,094	686,361	81,005	3,079,460
	2024	550,000	—	1,714,508	691,625	115,059	3,071,192
	2023	550,000	—	1,707,269	687,500	114,760	3,059,529

Eliott Trencher Executive Vice President, Chief Investment Officer	2025	560,000	—	1,360,430	703,161	73,212	2,696,803
	2024	550,000	—	1,331,250	697,125	87,184	2,665,559
	2023	500,000	—	1,205,155	625,000	81,519	2,411,674

(1)

The amounts reported in column (e) of the table above for each year reflect the aggregate accounting fair value of stock awards granted in the applicable year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 14 “Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2025 Form 10-K filed with the SEC. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

80	PROXY STATEMENT	KILROY REALTY

As discussed in the CD&A, in 2023, 2024, and 2025, the Company granted annual long-term incentive award RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of the performance-based RSUs awarded in these years was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, we determined that, other than as to the Company’s TSR Percentile Ranking performance condition applicable to the awards, the “target” level of performance was the probable outcome of the applicable performance-based conditions as of the applicable grant date. Accordingly, for such portion of these awards, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. For the portion of the performance-based awards that vest based on the Company’s TSR Percentile Ranking, the accounting fair value was included for the NEOs as Stock Award compensation for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 14 “Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year in which the awards were granted. Under the terms of the performance-based awards at grant, for awards granted in each of 2023, 2024, and 2025, between 0% and 225% (between 0% and 306.25% in the case of the awards granted to Ms. Aman) of the target number of shares subject to the awards can vest based on performance and the other vesting conditions applicable to the awards. The following tables present the fair value (determined as described above as of the grant date of the awards) of the annual long-term incentive performance-based RSUs awarded to the NEOs in 2023, 2024, and 2025 (to the extent compensation is shown in the Summary Compensation Table for the NEO for the year of grant of the award) under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions other than the Company’s TSR Percentile Ranking, which we originally judged to be the probable outcome, and using the Monte Carlo simulation pricing model to value the portion of the awards that vest based on the Company’s TSR Percentile Ranking, and (b) assuming that the highest level of performance would be achieved (for awards granted in each of 2023, 2024, and 2025, 225% of the target level for awards other than the awards for Ms. Aman and 306.25% in the case of the awards granted to Ms. Aman).

2023 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Angela Aman	—	—
Justin Smart	$2,074,218	$4,640,656
Jeffrey Kuehling	—	—
A. Robert Paratte	$1,282,261	$2,868,806
Eliott Trencher	$905,123	$2,025,035
2024 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Angela Aman	$2,670,868	$8,039,077
Justin Smart	$2,085,946	$4,640,645
Jeffrey Kuehling	—	—
A. Robert Paratte	$1,289,503	$2,868,782
Eliott Trencher	$1,001,250	$2,227,500
2025 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Angela Aman	$3,371,056	$9,761,803
Justin Smart	$2,146,170	$4,640,665
Jeffrey Kuehling	$ 585,467	$1,265,636
A. Robert Paratte	$1,327,065	$2,868,790
Eliott Trencher	$1,030,426	$2,227,529

(2)	As described in the CD&A, each of the NEOs received a cash short-term incentive under the Company’s 2025 annual incentive program in the amount reported in column (g) of the table.

KILROY REALTY	PROXY STATEMENT	81

(3)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in 2025:

Executive Officers	Medical Allowance	Company Contributions to Deferred Compensation Plan	Company Contributions to 401(k) Plan	Travel and Automobile - Related Expenses	Executive Physical	Total Benefits
Angela Aman	—	—	$11,750	—	$5,350	$17,100
Justin Smart	$2,083	$60,852	$15,500	$1,000	—	$79,435
Jeffrey Kuehling	—	—	$11,750	—	—	$11,750
A. Robert Paratte	$2,083	$56,002	$15,500	$3,902	$3,518	$81,005
Eliott Trencher	—	$56,002	$11,750	$2,205	$3,255	$73,212

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation — 2025 table on page 90.

(5)	In accordance with applicable SEC rules, only compensation information for the years in which Ms. Aman or Mr. Kuehling was a named executive officer is included in the table above.

(6)	The amount included as 2024 “All Other Compensation” for Mr. Smart includes $2,575 of auto reimbursements inadvertently not previously reported.

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We entered into employment agreements with each of our NEOs (other than Mr. Paratte). In connection with the adoption of our Executive Severance Plan in November 2025, we delivered a notice of non-renewal of our employment agreements with each of Mr. Smart, Mr. Kuehling, and Mr. Trencher, in each case effective when the term of their agreement expires (March 1, 2026 as to the employment agreements with Messrs. Smart and Trencher, and March 1, 2027 as to the employment agreement with Mr. Kuehling, and in each case subject to earlier termination in accordance with the provisions of the applicable agreement). When their agreements expire, Messrs. Smart, Kuehling and Trencher will participate in our Executive Severance Plan. The provisions of the NEO employment agreements regarding severance and the Executive Severance Plan are discussed under “Potential Payments Upon Termination or Change in Control” below.

Angela Aman

On December 13, 2023, we entered into an employment agreement with Ms. Aman. The term of the employment agreement continues through March 31, 2028, subject to automatic annual renewals at the end of the scheduled term unless one party has provided at least 60 days’ advance notice of non-renewal to the other and further subject to earlier termination as provided in the agreement. The agreement provides that Ms. Aman will serve the Company as its Chief Executive Officer during the term of the agreement. The agreement provides for an initial annual base salary of $800,000 and provides that the Compensation Committee will review Ms. Aman’s base salary each year during the term of the agreement and has discretion to increase (not decrease) her base salary level. Ms. Aman’s annual rate of base salary was $820,000 in 2025. The agreement also provides for Ms. Aman’s target short-term incentive award to be set at not less than 175% of her annual base salary (with her bonus for 2025 to be not less than 50% of her target bonus for that year) and that, during the term of the agreement, Ms. Aman will be eligible to receive annual stock incentive awards from the Company (the size and other terms and conditions of which will be determined each year by the Compensation Committee and with the grant date fair value (as determined in accordance with the Company’s equity award valuation methodology used for its financial reporting purposes) of her 2025 award to be not less than $3,500,000) and that she will participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Ms. Aman’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

82	PROXY STATEMENT	KILROY REALTY

Justin Smart

Mr. Smart’s employment agreement, which expired on March 1, 2026, provided for an initial annual base salary of $500,000 and provided that the Compensation Committee would review Mr. Smart’s base salary each year during the term of the agreement and had discretion to increase (not decrease) his base salary level. Mr. Smart’s annual rate of base salary was $608,500 in 2025. The agreement also provided for Mr. Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provided for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. The agreement did not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Jeffrey Kuehling

On July 30, 2024, we entered into an employment agreement with Mr. Kuehling. The term of the employment agreement continues through March 1, 2027. The agreement provides that Mr. Kuehling will serve the Company as its Executive Vice President, Chief Financial Officer during the term of the agreement. The agreement provides for an initial annual base salary of $475,000 and provides that the Compensation Committee will review Mr. Kuehling’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Mr. Kuehling’s target short-term incentive award to be set at not less than 100% of his annual base salary and that, during the term of the agreement, Mr. Kuehling will be eligible to receive annual stock incentive awards from the Company (the size and other terms and conditions of which will be determined each year by the Compensation Committee and with the grant date fair value (as determined in accordance with the Company’s equity award valuation methodology used for its financial reporting purposes) of his 2025 award to be not less than $750,000) and that he will participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kuehling’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Eliott Trencher

Mr. Trencher’s employment agreement, which expired on March 1, 2026, provided for an initial annual base salary of $500,000 and provided that the Compensation Committee would review Mr. Trencher’s base salary each year during the term of the agreement and had discretion to increase (not decrease) his base salary level. Mr. Trencher’s annual rate of base salary was $560,000 in 2025. The agreement also provided for Mr. Trencher’s target short-term incentive award to be set at not less than 100% of his annual base salary and that, during the term of the agreement, Mr. Trencher would be eligible to receive annual stock incentive awards from the Company (the size and other terms and conditions of which would be determined each year by the Compensation Committee) and that he would participate in the Company’s executive and employee benefit plans and programs.

KILROY REALTY	PROXY STATEMENT	83

GRANTS OF PLAN-BASED AWARDS — 2025

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2025.(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Securities Under- lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Angela Aman	2/14/2025	—	—	—	—	—	—	30,436	—	—	1,062,521
	2/14/2025	—	—	—	5,706	91,307	279,627	—	—	—	3,371,056
	2/14/2025	—	1,435,000	2,152,500	—	—	—	—	—	—	—

Justin Smart	2/14/2025	—	—	—	—	—	—	19,694	—	—	687,518
	2/14/2025	—	—	—	14,770	59,081	132,932	—	—	—	2,146,710
	2/14/2025	—	912,750	1,369,125	—	—	—	—	—	—	—

Jeffrey Kuehling	2/14/2025	—	—	—	—	—	—	5,371	—	—	187,502
	2/14/2025	—	—	—	4,028	16,113	36,254	—	—	—	585,467
	2/14/2025	—	475,000	712,500	—	—	—	—	—	—	—

A. Robert Paratte	2/14/2025	—	—	—	—	—	—	12,175	—	—	425,029
	2/14/2025	—	—	—	9,130	36,523	82,176	—	—	—	1,327,065
	2/14/2025	—	560,000	840,000	—	—	—	—	—	—	—

Eliott Trencher	2/14/2025	—	—	—	—	—	—	9,453	—	—	330,004
	2/14/2025	—	—	—	7,089	28,359	63,807	—	—	—	1,030,430
	2/14/2025	—	560,000	840,000	—	—	—	—	—	—	—

(1)	The table includes the target and maximum 2025 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2025.

(2)

The threshold level of the performance-based RSUs granted in February 2025 is presented based on achieving the threshold level of FFO (As Adjusted) Per Share for 2025 as well as the threshold level of performance over the three-year performance period for both the Company’s TSR Percentile Ranking and the Company’s Average Net Debt to EBITDAre Ratio.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 14 “Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2025 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

84	PROXY STATEMENT	KILROY REALTY

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2025. The 2025 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2025 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Kilroy Realty Corporation 2006 Incentive Award Plan, as amended and restated (the “2006 Plan”), which is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of some or all of his or her outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Each RSU subject to the awards described below represents a contractual right to receive one share of our common stock at vesting unless otherwise deferred by an NEO. Subject to the NEO’s employment agreement or the award agreements governing the RSUs, if an NEO’s employment terminates for any reason during the measurement or vesting period, any RSUs that have not previously vested will terminate.

The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of the RSUs subject to these awards, but do have the right to receive dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in February 2025 that vest based solely on the executive’s continued employment or service with the Company. Each of the time-based RSUs granted to our NEOs in 2025 is subject to a three-year vesting schedule, with one-third of the award vesting on January 5 in each of the three years following the year of the grant date.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in February 2025.

As described more fully above under “Compensation Discussion and Analysis — 2025 Named Executive Officer Compensation,” the percentage of performance-based RSUs granted in February 2025 that become eligible to vest range from 0% to 225% of the RSUs subject to the award (0% to 306.25% in the case of the award granted to Ms. Aman) depending on the Company’s FFO (As Adjusted) Per Share for 2025 and its TSR Percentile Ranking relative to the Company’s peer group and Average Net Debt to EBITDAre Ratio for the 2025-2027 performance period.

KILROY REALTY	PROXY STATEMENT	85

For purposes of these performance awards, “FFO (As Adjusted)” generally means the Company’s funds from operations during 2025, computed in accordance with Nareit’s definition representing net income (loss) for the Company for the applicable measurement period, calculated in accordance with GAAP, but excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, and as adjusted to present Nareit funds from operations on a pro rata basis for consolidated and unconsolidated joint ventures. In addition, FFO (as Adjusted) is computed excluding gains and losses on extinguishment of debt, acquisition-related expenses, the amount of donations, contributions or other costs related to political, social, or civil causes undertaken to protect the value of the Company’s assets in excess of $4.0 million in any calendar year, and gains and losses on long lived assets, to the extent they were not contemplated at the time the awards were granted, and is also subject to adjustment by the Compensation Committee to the extent (if any) necessary to exclude the impact of any change in accounting policies, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, disposition, or any combination of the foregoing), or any complete or partial liquidation of the Company, the costs associated with any such transaction, and other extraordinary events not foreseen at the time the awards were granted. For purposes of these performance awards, “FFO (As Adjusted) Per Share” generally means the Company’s FFO (As Adjusted) for the performance period, divided by the weighted average fully diluted share count of the Company for the performance period.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2025-2027) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for a comparison group of companies (consisting of Boston Properties, Inc., Vornado Realty Trust, SL Green Realty Corp., Douglas Emmett, Inc., Hudson Pacific Properties, Inc., Cousins Properties Incorporated, Highwoods Properties, Inc., Paramount Group, Inc., Corporate Office Properties Trust, Piedmont Office Realty Trust, Inc., Brandywine Realty Trust, JBG SMITH Properties, American Assets Trust, Inc., Easterly Government Properties, Inc., Empire State Realty Trust, Inc., and Office Properties Income Trust, but excluding any such company if its common equity ceases to be listed or traded on a national securities exchange before the end of the performance period). These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends, and reverse stock splits.

In general, for purposes of these awards, the “Average Net Debt to EBITDAre Ratio” for the performance period (2025-2027) will be determined as the average of the Company’s Annual Net Debt to EBITDAre Ratios (as defined below) for each of 2025, 2026, and 2027. The Company’s “Annual Net Debt to EBITDAre Ratio” will be determined as the average of the Company’s consolidated debt and preferred equity, as presented in accordance with GAAP (excluding net unamortized premium or discount and deferred financing fees less cash, cash equivalents, and restricted cash and adjusted as necessary to present Net Debt on a pro rata basis for consolidated and unconsolidated joint ventures) at the end of each quarter of the applicable year, divided by the Company’s EBITDAre for the applicable year. The Company’s “EBITDAre” is computed in accordance with Nareit’s definition and represents the Company’s net income (loss) for the applicable measurement period, calculated in accordance with GAAP, excluding interest income and expense, federal and state taxes, and depreciation and amortization, as well as excluding gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

86	PROXY STATEMENT	KILROY REALTY

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2025

The following table sets forth summary information regarding the outstanding stock awards held by each of our NEOs as of December 31, 2025, including the vesting dates for the portions of these awards that had not vested as of that date. No NEO held any option awards as of December 31, 2025.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)		(d)	(e)		(f)

Angela Aman	2/1/2024	—		—	145,220	(4)	5,426,887

	2/1/2024	18,441	(3)	689,128	—		—

	2/14/2025	—		—	167,208	(6)	6,248,558

	2/14/2025	31,849	(5)	1,190,214	—		—

Justin Smart	2/6/2023	—		—	92,590	(8)	3,460,076

	2/6/2023	19,569	(7)	731,284	—		—

	2/1/2024	—		—	97,802	(4)	3,654,851

	2/1/2024	21,197	(3)	792,117	—		—

	2/14/2025	—		—	92,737	(6)	3,465,587

	2/14/2025	20,609	(5)	770,143	—		—

Jeffrey Kuehling	8/19/2024	21,941	(9)	819,938	—		—

	2/14/2025	—		—	25,292	(6)	945,160

	2/14/2025	5,620	(5)	210,036	—		—

A. Robert Paratte	2/6/2023	—		—	57,238	(8)	2,138,984

	2/6/2023	4,240	(7)	158,443	—		—

	2/1/2024	—		—	60,460	(4)	2,259,378

	2/1/2024	8,958	(3)	334,750	—		—

	2/14/2025	—		—	57,329	(6)	2,142,374

	2/14/2025	12,470	(5)	476,109	—		—

Eliott Trencher	2/6/2023	—		—	40,403	(8)	1,509,867

	2/6/2023	2,994	(7)	111,881	—		—

	2/1/2024	—		—	46,945	(4)	1,754,321

	2/1/2024	6,955	(3)	259,899	—		—

	2/14/2025	—		—	44,514	(6)	1,663,489

	2/14/2025	9,892	(5)	369,664	—		—

(1)

The number of shares or units shown in columns (c) and (e) includes dividend equivalents credited with respect to the award as of December 31, 2025. Dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units reported in columns (d) and (f), respectively, by $37.37 (the Company’s closing stock price on December 31, 2025).

(3)	The unvested portions of these awards were each scheduled to vest in two equal installments on January 5, 2026 and January 5, 2027.

KILROY REALTY	PROXY STATEMENT	87

(4)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2024 which were outstanding at the end of the fiscal year and were scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2026 on which the Compensation Committee determined that the performance vesting conditions had been achieved by the Company. The number of performance-based RSUs that vested on that date was determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to Ms. Aman), determined based on the Company’s FFO (As Adjusted) Per Share for 2024 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Ms. Aman) based on the Company’s TSR Percentile Ranking for the three-year period 2024-2026, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Ms. Aman) based on the Company’s Average Net Debt to EBITDA Ratio for the three-year period 2024-2026. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO (As Adjusted) Per Share for 2024, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to Ms. Aman). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDA Ratio.

(5)	The unvested portions of these awards were each scheduled to vest in three equal installments on January 5, 2026, January 5, 2027, and January 5, 2028.

(6)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2025, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2027 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to Ms. Aman), determined based on the Company’s FFO (As Adjusted) Per Share for 2025 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Ms. Aman) based on the Company’s TSR Percentile Ranking for the three-year period 2025-2027, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Ms. Aman) based on the Company’s Average Net Debt to EBITDAre Ratio for the three-year period 2025-2027. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO (As Adjusted) Per Share for 2025, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to Ms. Aman). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDAre Ratio.

(7)	The unvested portions of these awards were scheduled to vest on January 5, 2026.

(8)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2023, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2025 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO (As Adjusted) Per Share for 2023 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% based on the Company’s TSR Percentile Ranking for the three-year period 2023-2025, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% based on the Company’s Average Net Debt to EBITDA Ratio for the three-year period 2023-2025. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO (As Adjusted) Per Share for 2023, representing 150% of the target number of shares subject to the award. For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDA Ratio.

(9)	This reflects an initial RSU award granted to Mr. Kuehling on August 19, 2024 in connection with his employment agreement, which were scheduled to vest on January 6, 2026.

88	PROXY STATEMENT	KILROY REALTY

OPTION EXERCISES AND STOCK VESTED — 2025

The following table summarizes the vesting of stock awards during 2025 that were previously granted to our NEOs. None of our NEOs held or exercised any Company stock options during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)
Angela Aman(2)	116,879	4,492,224
Justin Smart(3)	76,034	2,866,002
Jeffrey Kuehling	—	—
A. Robert Paratte(4)	55,022	2,081,323
Eliott Trencher(5)	21,484	827,250

(1)   The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)   Includes 116,879 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2025 with a value of $4,492,2274. Of these RSUs, none were deferred pursuant to our deferred compensation program.

(3)   Includes 76,034 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2025 with a value of $2,866,002. Of these RSUs, 76,034 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation – 2025 table below.

(4)   Includes 55,022 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2025 with a value of $2,081,323. Of these RSUs, none were deferred pursuant to our deferred compensation program.

(5)   Includes 21,483 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2025 with a value of $827,250. Of these RSUs, none were deferred pursuant to our deferred compensation program.

KILROY REALTY	PROXY STATEMENT	89

NONQUALIFIED DEFERRED COMPENSATION — 2025

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2025, and the total deferred amounts for the NEOs as of December 31, 2025.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Angela Aman	—	—	—	—	—
Justin Smart	769,857	2,801,064	891,431	—	16,890,023
Jeffrey Kuehling	—	—	—	—	—
A. Robert Paratte	157,454	56,002	156,533	—	1,336,117
Eliott Trencher	—	56,002	79,909	—	547,121

(1)

The amount reported as registrant contributions in 2025 under column (c) includes each NEO’s RSUs that vested in 2025 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as determined under our deferred compensation program. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2025, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $2,740,212 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $60,852 for Mr. Smart, $56,002 for Mr. Paratte, and $56,002 for Mr. Trencher, and are also included as 2025 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2025 under column (d) represents the change in value of cash-settled obligations and the change in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2025). No amounts reported in this column were reported as 2025 compensation for the NEOs in the Summary Compensation Table.

(3)

The balance at the end of 2025 under column (f) reflects amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2025 to the extent the executive was an NEO for the applicable year. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification. Amounts reported in column (f) also include earnings credited on deferred amounts. In accordance with applicable SEC rules, these earnings have not been included in the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants are permitted to allocate (and reallocate) their cash-settled deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on participant account balances. The investment alternatives available under the Deferred Compensation Plan in 2025 consisted of a variety of publicly-available mutual funds with annual returns for 2025 ranging from 2.51% to 32.18%.

Participants’ investment allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

90	PROXY STATEMENT	KILROY REALTY

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement), or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability, or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death, and disability distributions will be made without regard to any participant election(s).

KILROY REALTY	PROXY STATEMENT	91

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to our NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2025.

Angela Aman

Ms. Aman’s employment agreement generally provides that if her employment is terminated by the Company without “cause” or by Ms. Aman for “good reason” (as those terms are defined in her employment agreement), she will be entitled to receive the following payments and benefits (the “Aman Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) payment of any bonus due for a fiscal year that ended prior to her separation date plus a pro-rata portion of her target bonus for the year in which her employment ends (pro-rata based on the number of days of employment during the year); (iii) cash severance pay equal to two times the sum of her annual rate of base salary and her target annual bonus opportunity (the “Aman Severance Payment”); (iv) payment or reimbursement of Ms. Aman’s premiums to continue healthcare coverage under COBRA for up to eighteen months after the date of termination, and (v) full vesting of the initial equity award granted pursuant to her employment agreement. If Ms. Aman’s employment terminates due to her death or disability, she would be entitled to payment of any bonus due for a fiscal year that ended prior to her separation date plus a pro-rata portion of her target bonus for the year in which her employment ends.

If such a termination of Ms. Aman’s employment by the Company without “cause” or by her for “good reason” occurs during the period within 60 days before a “Change in Control” (as defined in her employment agreement) of the Company or at any time after such a Change in Control, Ms. Aman will be entitled to receive the Aman Termination Benefits described above, except that the severance multiplier for the Aman Severance Payment would be “three” instead of “two” and she would be entitled to the following benefits: (i) as to each then-outstanding equity-based award granted by the Company to Ms. Aman that vests based solely on continued service with the Company, she will be entitled to accelerated vesting of the entire outstanding and unvested portion of the award; and (ii) as to each outstanding equity-based award granted by the Company to Ms. Aman that is subject to performance-based vesting requirements, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement.

The employment agreement requires Ms. Aman to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above, other than accrued but unpaid compensation through the date of termination and other than in connection with a termination due to Ms. Aman’s death or disability.

Justin Smart

Mr. Smart’s employment agreement provided that, if his employment was terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms were defined in his employment agreement), he would be entitled to receive the following payments and benefits (together with the Smart Severance Payment (as defined below), the “Smart Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse, and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Smart Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment agreement) during the three preceding full performance years.

92	PROXY STATEMENT	KILROY REALTY

If Mr. Smart’s employment was terminated due to his death, he would be entitled to receive the Smart Termination Benefits described above, except that (i) his Smart Severance Payment described above would be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse, and his dependents, as applicable, would be for one year after the date of termination.

If Mr. Smart’s employment was terminated due to his disability, he would be entitled to receive the Smart Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse, and his dependents, as applicable, would be for one year after the date of termination.

The employment agreement required Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Smart Severance Payment), other than accrued but unpaid compensation through the date of termination.

Jeffrey Kuehling

Mr. Kuehling’s employment agreement generally provides that if his employment is terminated by the Company without “cause” or by Mr. Kuehling for “good reason” (as those terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (the “Kuehling Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends (pro-rata based on the number of days of employment during the year); (iii) cash severance pay equal to one times the sum of his annual rate of base salary and his target annual bonus opportunity; (iv) payment or reimbursement of Mr. Kuehling’s premiums to continue healthcare coverage under COBRA for up to eighteen months after the date of termination, and (v) full vesting of the initial equity award granted pursuant to his employment agreement. If Mr. Kuehling’s employment terminates due to his death or disability, he would be entitled to payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends.

If such a termination of Mr. Kuehling’s employment by the Company without “cause” or by him for “good reason” occurs during the period within 60 days before a “Change in Control” (as defined in his employment agreement) of the Company or at any time after such a Change in Control, Mr. Kuehling will be entitled to receive, in addition to the Kuehling Termination Benefits described above, the following benefits: (i) as to each then-outstanding equity-based award granted by the Company to Mr. Kuehling that vests based solely on continued service with the Company, he will be entitled to accelerated vesting of the entire outstanding and unvested portion of the award; and (ii) as to each outstanding equity-based award granted by the Company to Mr. Kuehling that is subject to performance-based vesting requirements, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement.

The employment agreement requires Mr. Kuehling to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above, other than accrued but unpaid compensation through the date of termination and other than in connection with a termination due to Mr. Kuehling’s death or disability.

Eliott Trencher

Mr. Trencher’s employment agreement provided that, if his employment was terminated by the Company without “cause” or by Mr. Trencher for “good reason” (as these terms were defined in his employment agreement), he would be entitled to receive the following payments and benefits: (i) accrued but unpaid compensation through the date of termination; (ii) full vesting of time-based equity awards; (iii) vesting of performance-based cash or equity awards as governed by the applicable award agreement, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (iv) all payments due under any other compensatory or benefit plan, including any deferrals; (v) payment of the premiums charged for Mr. Trencher, his spouse, and his eligible dependents to continue medical coverage under COBRA for eighteen months after the date of termination; and (vi) cash severance pay equal to one times his annual rate of base salary plus one times his target annual bonus opportunity. If Mr. Trencher’s employment with the Company terminated due to his death or disability, Mr. Trencher would be entitled to a pro-rated annual bonus for the year in which his employment terminated.

KILROY REALTY	PROXY STATEMENT	93

The employment agreement required Mr. Trencher to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above, other than accrued but unpaid compensation through the date of termination and other than in connection with a termination due to Mr. Trencher’s death or disability.

Executive Severance Plan

On November 17, 2025, the Compensation Committee approved the Executive Severance Plan (the “Severance Plan”). Mr. Paratte and certain other executive officers commenced participation in the Severance Plan immediately, while the participation of Messrs. Smart, Kuehling and Trencher will be effective on the expiration of their existing employment agreement (March 1, 2026 as to the employment agreements with Messrs. Smart and Trencher, and March 1, 2027 as to the employment agreement with Mr. Kuehling, and in each case subject to earlier termination in accordance with the provisions of the applicable agreement).

The Severance Plan provides that a participant will be entitled to the following severance benefits if the participant’s employment with the Company and Kilroy Realty, L.P. is terminated by the Company and Kilroy Realty, L.P. other than for “Cause” (as defined in the Severance Plan; and other than due to the participant’s death or disability) or if, following a “Change in Control” (as defined in the Severance Plan) of the Company, the participant resigns from employment due to “Good Reason” (as defined in the Severance Plan):

•

a cash severance benefit equal to one (1) times the sum of the participant’s annual rate of base salary then in effect plus the participant’s target annual bonus amount for the fiscal year in which the termination of employment occurs, to be paid in installments over 12 months; provided, however, that if the termination of the participant’s employment occurs on or within two years following a Change in Control of the Company, the participant’s cash severance benefit will equal one and one-half (1.5) times the sum of the participant’s annual rate of base salary then in effect plus the participant’s target annual bonus amount for the fiscal year in which the termination of employment occurs and such benefit will be paid in a single lump sum;

•	any annual incentive bonus payable for the fiscal year preceding the year in which the termination of the participant’s employment occurs (to the extent otherwise unpaid);

•

a pro-rated target bonus for the fiscal year in which the termination of the participant’s employment occurs, with the pro-ration based on the portion of such fiscal year in which the participant was employed with the Company and Kilroy Realty, L.P.; and

•	payment or reimbursement of the participant’s premiums to continue healthcare coverage under COBRA for up to 18 months.

The Severance Plan also provides that if a participant’s employment with the Company and Kilroy Realty, L.P. terminates as a result of the participant’s death or “Disability” (as defined in the Severance Plan), the participant will be entitled to receive any unpaid annual incentive bonus for the fiscal year preceding the year in which the participant’s employment terminates and a pro-rated target annual bonus for the fiscal year in which the participant’s employment terminates.

A participant’s right to receive severance benefits under the Severance Plan is, other than for benefits payable due to the participant’s death, subject to the participant’s execution of a general release of claims in favor of the Company and Kilroy Realty, L.P.

The Severance Plan provides that, in connection with any severance event described above, any equity-based awards granted by the Company to the participant will be governed by the terms and conditions of the applicable award agreement.

The Severance Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit in connection with a change in control of the Company would subject the participant to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position.

94	PROXY STATEMENT	KILROY REALTY

The Severance Plan has an initial two-year term with an automatic one-year extension of the term occurring on each anniversary of the date the plan was adopted by the Compensation Committee, unless the Company delivers written notice to participants prior to such extension that the term will not be extended. In the event of a Change in Control during the term, the term of the Severance Plan will automatically be extended through the second anniversary of the date of the Change in Control.

Non-Disclosure Agreements

Each of the NEOs has entered into a Non-Disclosure Agreement with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his or her employment, (ii) restrictions on disclosure of confidential information, (iii) restrictions on disparaging the Company and its affiliates, and (iv) certain cooperation with the Company regarding any litigation to which the Company may be party.

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Compensation Committee also has discretion to establish severance or change in control provisions with respect to awards granted under the 2006 Plan.

The award agreement used for executive annual long-term incentive awards granted before 2024 generally provides that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or “retirement” (as such terms are defined in the NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of the performance-based RSU award will be deemed satisfied (with the performance-based portion of the award measured as described in the following paragraph). The award agreement used for executive annual long-term incentive awards granted in 2024 and 2025 generally provides that upon a termination of the NEO’s employment by the Company without “cause” or by the NEO for “good reason,” in either case in connection with or following a change in control of the Company and subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of the performance-based RSU award will be deemed satisfied (with the performance-based portion of the award measured as described in the following paragraph).

Our outstanding annual performance-based RSU awards granted to the NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above, or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first three months in the performance period applicable to the award, the FFO (As Adjusted) Per Share goal, the Average Net Debt to EBITDA Ratio goal (or the Average Net Debt to EBITDAre Ratio goal, as applicable) and, in the case of a qualifying termination of employment, the TSR Percentile Ranking goal shall each be deemed to be satisfied at the applicable “target” levels; (2) if the termination or change in control occurs after the first three months but within the first year of the performance period applicable to the award, by measuring the Company’s actual FFO (As Adjusted) Per Share for the completed quarters that occur prior to the fiscal quarter in which the termination or change in control occurs and adding that to the Company’s target FFO (As Adjusted) Per Share goals for the remaining fiscal quarters in the performance period, and measuring such performance against the applicable FFO (As Adjusted) Per Share goals (or in the case of a change in control, the FFO (As Adjusted) Per Share goal will be deemed to be satisfied at the applicable “target” level if greater); (3) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO (As Adjusted) Per Share performance will be measured based on actual performance for the first year of the performance period; (4) if the termination or change in control occurs during the performance period but after the first three months of the performance period, the Average Net Debt to EBITDA Ratio performance (or the Average Net Debt to EBITDAre Ratio performance, as applicable) will be determined by measuring the Company’s actual Average Net Debt to EBITDA Ratio (or Average Net Debt to EBITDAre Ratio, as applicable) for any completed fiscal year in the performance period that occur prior to the fiscal year in which the termination or change in control occurs and adding that to the Company’s target Average Net Debt to EBITDA Ratio goals (or target Average Net

KILROY REALTY	PROXY STATEMENT	95

Debt to EBITDAre Ratio goals) for the remaining fiscal years in the performance period, and measuring such performance against the applicable Average Net Debt to EBITDA goals (or Average Net Debt to EBITDAre Ratio goals) or in the case of a change in control, the Average Net Debt to EBITDA Ratio goal (or Average Net Debt to EBITDAre Ratio goal) will be deemed to be satisfied at the applicable “target” level if greater); and (5) if the termination occurs after the first three months in the performance period or the change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date prior to which the termination or change in control occurs (or if such change in control is due to a board change, the Company’s TSR Percentile Ranking will be deemed to be satisfied at the applicable “target” level). If such a short-period performance measurement is triggered by a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described in the preceding paragraph or should the award be terminated and not assumed by a successor in connection with the change in control).

If an NEO retires at a time when the sum of the NEO’s age and years of service with the Company is at least 70, with a minimum age requirement of 60 and a minimum service requirement of 8 years (a “Qualifying Retirement”), the NEO’s outstanding equity awards that are then subject only to time-based vesting will fully vest, and the NEO’s outstanding equity awards that are then subject to performance-based vesting will vest on a pro-rata basis (based on the portion of the three-year performance period worked) at the end of the applicable performance period subject to the achievement of the applicable performance goals, with vesting in each case subject to the NEO’s providing a general release of claims in favor of the Company and Kilroy Realty, L.P. Messrs. Smart and Paratte are the only NEOs whose age and years of service met the requirements for this retirement benefit as of December 31, 2025 and whose age and years of service currently meet the requirements for this benefit.

96	PROXY STATEMENT	KILROY REALTY

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs who was employed by us on December 31, 2025 upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2025 as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, the estimated values in this section assume that the triggering event took place on December 31, 2025. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. None of our NEOs employed with us on December 31, 2025 was a party to an employment agreement with the Company that provided for separation benefits (for clarity, excluding vested, accrued benefits under our 401(k) plan or our Deferred Compensation Plan) or accelerated vesting of equity awards upon a “retirement.”

Angela Aman

Potential Payment/ Benefit	Termination Without Cause or For Good Reason in Connection with a Change in Control ($)	Termination Without Cause or For Good Reason (No Change in Control) ($)	Death ($)	Disability ($)

Cash Severance	6,765,000	4,510,000	—	—

Medical Benefits	92,709	92,709	—	—

Accelerated Vesting	17,480,864	—	—	—

Other Termination Perks/Benefits	—	—	—	—

Total	24,338,573	4,602,709	—	—

Justin Smart

Potential Payment/ Benefit	Termination Without Cause or For Good Reason in Connection with a Change in Control ($)	Termination Without Cause or For Good Reason (No Change in Control) ($)	Death ($)	Qualifying Retirement ($)	Disability ($)

Cash Severance	4,660,080	4,660,080	2,330,040	—	4,660,080

Medical Benefits	86,047	86,047	41,974	—	41,974

Accelerated Vesting	15,513,012	5,199,278	5,199,278	1,567,961	5,199,278

Other Termination Perks/Benefits	—	—	—	—	—

Total	20,259,139	9,945,405	7,571,292	1,567,961	9,901,332

KILROY REALTY	PROXY STATEMENT	97

Jeffrey Kuehling

Potential Payment/ Benefit	Termination Without Cause or For Good Reason in Connection with a Change in Control ($)	Termination Without Cause or For Good Reason (No Change in Control) ($)	Death ($)	Disability ($)

Cash Severance	950,000	950,000	—	—

Medical Benefits	64,220	64,220	—	—

Accelerated Vesting	2,211,438	819,938	—	—

Other Termination Perks/Benefits	—	—	—	—

Total	3,225,658	1,834,158	—	—

A. Robert Paratte

Potential Payment/ Benefit	Termination Without Cause or For Good Reason in Connection with a Change in Control ($)	Termination Without Cause or For Good Reason (No Change in Control) ($)	Death ($)	Qualifying Retirement ($)	Disability ($)

Cash Severance	—	—	—	—	—

Medical Benefits	—	—	—	—	—

Accelerated Vesting	9,589,956	3,214,130	3,214,130	969,303	3,214,130

Other Termination Perks/Benefits	—	—	—	—	—

Total	9,589,956	3,214,130	3,214,130	969,303	3,214,130

Eliott Trencher

Potential Payment/ Benefit	Termination Without Cause or For Good Reason in Connection with a Change in Control ($)	Termination Without Cause or For Good Reason (No Change in Control) ($)	Death ($)	Disability ($)

Cash Severance	1,120,000	1,120,000

Medical Benefits	92,709	92,709

Accelerated Vesting	7,219,387	2,268,830	2,268,830	2,268,830

Other Termination Perks/Benefits	—	—	—	—

Total	8,432,096	3,481,539	2,268,830	2,268,830

98	PROXY STATEMENT	KILROY REALTY

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed, or otherwise continued following a change in control transaction such that they were outstanding and eligible to vest on the applicable severance event. If the awards were not substituted for, assumed, or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2025, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason in Connection with a Change in Control” column.

For each of Messrs. Smart and Paratte, the value of the time-based RSUs that would have accelerated had they retired in a Qualifying Retirement on December 31, 2025 is included in the “Qualifying Retirement” column. No value is included in this column as to RSUs subject to performance-based vesting conditions as the awards would have remained subject to the achievement of the applicable performance conditions.

The value of the accelerated vesting of equity awards in the tables above was based on the closing price of our common stock on the last trading day of the year, $37.37.

KILROY REALTY	PROXY STATEMENT	99

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2025 was $7,121,743 and the median of the total 2025 compensation of all our employees (excluding our CEO) was $226,016. Accordingly, we estimate the ratio of our CEO’s total compensation for 2025 to the median of the total 2025 compensation of all our employees (excluding our CEO) to be 32 to 1.

We identified the median employee by taking into account the total cash compensation for 2025 for all individuals, excluding Ms. Aman, who were employed by us or one of our affiliates on December 1, 2025, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to their total cash compensation for 2025, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2025 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table. The 2025 total compensation amount for the median employee included in the first paragraph of this pay-ratio disclosure was determined based on that methodology, except that compensation under non-discriminatory benefit plans ($49,216 for our CEO) was also included in the calculation of the total annual compensation for 2025 for purposes of this pay-ratio disclosure.

100	PROXY STATEMENT	KILROY REALTY

PAY VERSUS PERFORMANCE DISCLOSURE
The following summarizes the relationship between our CEO’s, and our other NEOs’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our
“Non-PEO
NEOs”).
2025
Pay-Versus-Performance
Table

Year (1)	Summary Compensation Table Total for First PEO (2)	Compensation Actually Paid to First PEO (3)	Summary Compensation Table Total for Second PEO (2)	Compensation Actually Paid to Second PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On:
							Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (5)	FFO (As Adjusted) Per Share (6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

2025	$0	$0	$ 7,072,527	$14,024,591	$3,058,914	$4,868,036	$ 84.29	$126.71	$302.64	$4.20

2024	$19,329,047	$17,096,780	$ 10,769,713	$ 14,249,369	$2,755,267	$4,413,052	$ 86.01	$123.90	$232.95	$4.59

2023	$12,562,542	$25,900,093	$0	$0	$2,690,472	$3,753,632	$ 79.78	$118.09	$238.29	$4.74

2022	$12,861,760	($2,765,523)	$0	$0	$2,542,703	$1,051,595	$ 72.47	$106.05	$259.49	$4.77

2021	$13,132,136	$17,166,531	$0	$0	$2,825,077	$4,112,722	$119.30	$141.30	$658.91	$4.23

(1)
Angela Aman became our CEO on January 22, 2024. For 2024, both Ms. Aman and John Kilroy are included as PEOs since they each served as CEO for a portion of the year. John Kilroy was our CEO for each of the years included in the table prior to 2024. For purposes of this table, Mr. Kilroy is referred to as our “First PEO” and Ms. Aman is referred to as our “Second PEO.” For 2021, our
Non-PEO
NEOs were Justin Smart, Tyler Rose, Michelle Ngo, and A. Robert Paratte. For 2022, our
Non-PEO
NEOs were Justin Smart, Tyler Rose, Eliott Trencher, Michelle Ngo, and A. Robert Paratte. For 2023, our
Non-PEO
NEOs were Justin Smart, Eliott Trencher, A. Robert Paratte, Heidi Roth, and Tyler Rose. For 2024, our
Non-PEO
NEOs were Justin Smart, Jeffrey Kuehling, A. Robert Paratte, Heidi Roth, and Eliott Trencher. For 2025, our
Non-PEO
NEOs were Justin Smart, Jeffrey Kuehling, A. Robert Paratte, and Eliott Trencher.

(2)
See the Summary Compensation Table above for the total compensation for our CEO for each year covered in the table (or, for years prior to 2023, the Summary Compensation Table in our annual proxy statement for the applicable year). The average total compensation for the
Non-PEO
NEOs for 2025 was calculated from the Summary Compensation Table above. The average total compensation for the
Non-PEO
NEOs for each of 2024, 2023, 2022, and 2021 was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in 2025, 2024, 2023, and 2022, respectively.

(3)
For purposes of this table, the compensation actually paid (also referred to as “Compensation Actually Paid” or “CAP”) to each of our Named Executive Officers (including, for this purpose, Mr. Kilroy and each former named executive officer included in one of the
Non-PEO
NEO groups) means the executive officer’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the executive officer for the applicable year, and adjusted for the following with respect to the RSUs granted to the executive officer:

•	Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year;

•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year;

•	Plus the vesting date value of awards which were granted and vested during the same covered fiscal year;

•	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year;

•	Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year;

•
Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends were paid on unvested awards and the crediting of dividend equivalents in accordance with the applicable award terms has been taken into account in determining the applicable fiscal year-end
or vesting date value of the awards); and

•
Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the RSUs held by the Named Executive Officers were materially modified during the fiscal years covered by the table).

KILROY REALTY	PROXY STATEMENT	101

In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each year and the footnotes to the Summary Compensation Table that appear in our annual proxy statement.

The table reflects the CAP (determined as noted above) for our CEO and, for our
Non-PEO
NEOs, the average of the CAPs determined for the
Non-PEO
NEOs for each of the years shown in the table.
The following table provides a reconciliation of the Summary Compensation Table Total to CAP for Ms. Aman, our CEO during 2025.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	2025
Summary Compensation Table Total	$7,072,527
Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($4,433,577)
Change in Pension Value	$0
Pension Service Cost and Associated Prior Service Cost	$0
Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$8,164,277
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$2,565,408
Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0
Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($221,072)
Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0
Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$877,028
Compensation Actually Paid	$14,024,591
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the
Non-PEO
NEOs for 2025 to the average of the Compensation Actually Paid for the
Non-PEO
NEOs for 2025.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs	2025
Summary Compensation Table Total	$3,058,914
Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($1,679,930)
Change in Pension Value	$0
Pension Service Cost and Associated Prior Service Cost	$0
Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$2,601,097
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$299,517
Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0
Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($91,204)
Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0
Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$679,642
Compensation Actually Paid	$4,868,036

102	PROXY STATEMENT	KILROY REALTY

(4)
Total Shareholder Return represents the return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in the FTSE NAREIT All Equity REIT Index for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last five years against our total shareholder return and the total shareholder return for the FTSE NAREIT All Equity REIT
Index
(each
calculated
as described above) over that period of time.

(5)
This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last five years against our net income for each of those years.

KILROY REALTY	PROXY STATEMENT	103

(6)
This column shows the Company’s FFO (As Adjusted) Per Share for each fiscal year covered by the table. We consider FFO (As Adjusted) Per Share to be
a key metric in our executive compensation program, used in determining vesting of our NEOs’ performance-based RSUs. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last five years against our FFO (As Adjusted) Per Share for each of those years
. See
Appendix A
for a definition of FFO (As Adjusted) Per Share.

Following is an unranked list of the Company’s financial performance measures we consider most important in linking the compensation actually paid to our Named Executive Officers for 2024 with Company performance.

•	FFO (As Adjusted) Per Share

•	FFO Per Share

•	Relative Total Shareholder Return (TSR Percentile Ranking)

•	Average Net Debt to EBITDAre Ratio
These performance measures were used in our performance-based RSUs or in our 2025 short-term incentive (cash bonus) performance measurement framework. For a discussion of these terms as used in our 2025 performance-based RSUs, see “Description of Plan-Based Awards – Performance-Based RSUs” above. For a discussion of our 2025 short-term incentive performance measurement framework, see the “Compensation Discussion and Analysis” above.

104	PROXY STATEMENT	KILROY REALTY

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2025 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)

	(a)		(b)	(c)

Equity compensation plans approved by stockholders	2,700,770	(2)	N/A	1,833,384

Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	2,700,770		N/A	1,833,384

(1)   Includes shares available for future grants under the 2006 Plan as of December 31, 2025. The calculation of shares available for grant is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of 2006 Plan awards that were outstanding on that date, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PSUs, performance bonus awards, and performance-based awards.

(2)   Includes 362,430 vested but deferred (not paid) RSUs and 2,338,340 unvested RSUs (including 1,854,698 RSUs subject to performance-based vesting conditions, with such number of shares based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period) granted under the 2006 Plan. Does not include any shares of outstanding but unvested restricted stock. No options are outstanding.

KILROY REALTY	PROXY STATEMENT	105

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Ms. Aman does not receive additional compensation for her service as a director.

The cash component of our non-employee director compensation program includes a base annual retainer paid to each non-employee director, an additional retainer for the director serving as our Independent Board Chair, an additional retainer for the chair of each Board committee, and an additional retainer for each Board committee on which the director serves (including as chair of the applicable committee). The following chart shows the annual amounts of the non-employee director cash retainers in effect during 2025.

Description	Annual Amount in Effect in 2025

Annual Retainer	$ 75,000

Additional Independent Chair Retainer	$100,000

Additional Retainer For Committee Chair

Audit Committee	$ 35,000

Compensation Committee	$ 30,000

Governance Committee	$ 18,000

Corporate Social Responsibility and Sustainability Committee	$ 18,000

Additional Retainer For Each Committee Member

Audit Committee	$ 15,000

Compensation Committee	$ 10,000

Governance Committee	$ 10,000

Corporate Social Responsibility and Sustainability Committee	$ 10,000

The Corporate Social Responsibility and Sustainability Committee ceased being a Board-level committee in 2026. No additional retainer will be paid for serving as the Chair or a member of that committee after the first quarter of 2026. The additional retainers for serving as a member of the Compensation Committee or Governance Committee were each increased from $10,000 annually to $12,500 annually beginning with the second quarter of 2026.

In addition, each non-employee director receives an annual grant of RSUs (awarded under the 2006 Plan) that vests in full on the date of the annual meeting of stockholders following the grant, subject to continued service. The annual equity award grant value in effect for 2025 was $145,000 (with RSUs determined based on the closing share price on the date of grant, rounded to the nearest whole share). Each non-employee director grant provides that the RSUs subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to grant an additional equity award in connection with a non-employee director’s first election or appointment to the Board and to determine the terms of any equity award for a newly elected or appointed member of the Board.

Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan. Non-employee directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings and other expenses incident to their service as a director.

106	PROXY STATEMENT	KILROY REALTY

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. Ownership that counts for purposes of the non-employee director stock ownership guidelines is generally determined on the same basis as under our executive stock ownership guidelines, as discussed in the CD&A. As of December 31, 2025, all of our non-employee directors met the ownership requirement or were within the first five-years of service as a director.

The Board may change the terms of our director compensation program from time to time.

DIRECTOR COMPENSATION TABLE — 2025

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2025. As noted above, Ms. Aman is not receiving additional compensation for her service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Edward Brennan, PhD	215,769	145,017	—	—	—	—	360,786

Daryl Carter	90,000	145,017	—	—	—	—	235,017

Jolie Hunt	123,000	145,017	—	—	—	—	268,017

Scott Ingraham	52,294	—	—	—	—	—	52,294

Louisa Ritter	110,000	145,017	—	—	—	—	255,017

Gary Stevenson	125,000	145,017	—	—	—	—	270,017

Peter Stoneberg	128,000	145,017	—	—	—	—	273,017

(1)	The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

On May 20, 2025, each of our non-employee directors elected at the 2025 annual meeting of stockholders received an annual award of 4,428 RSUs under the 2006 Plan. Each of these awards had an accounting fair value at the grant date of $145,017 and will vest on the date of the 2026 Annual Meeting.

None of our non-employee directors held any outstanding Company option awards as of December 31, 2025. The aggregate number of shares subject to unvested stock awards (including the dividend equivalents granted with respect to such awards) outstanding as of December 31, 2025 for our non-employee directors serving on the Board on that date (all of which are scheduled to vest in connection with the Annual Meeting, except 1,626 RSUs subject to Mr. Carter’s initial director award granted in May 2024 are scheduled to vest on May 22, 2026) are:

Director	Unvested Stock Awards

Edward Brennan, PhD	4,554

Daryl Carter	6,180

Jolie Hunt	4,554

Scott Ingraham	0

Louisa Ritter	4,554

Gary Stevenson	4,554

Peter Stoneberg	4,554

KILROY REALTY	PROXY STATEMENT	107

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of March 1, 2026, except to the extent indicated otherwise in the footnotes, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)

More than 5% Stockholders:

The Vanguard Group, Inc. and affiliates(3)	15,959,458		13.65%

BlackRock, Inc.(4)	13,691,355		11.71%

D1 Capital Partners L.P., Inc.(5)	10,400,212		8.90%

Cohen & Steers(6)	9,619,243		8.23%

Norges Bank(7)	9,057,009		7.75%

Directors, Director Nominees and NEOs:

Angela Aman	76,770	(8)	*

Justin Smart	476,973	(9)	*

Eliott Trencher	61,726	(10)	*

Jeffrey Kuehling	15,236	(11)	*

A. Robert Paratte	100,271	(12)	*

Edward Brennan, PhD	42,436	(13)	*

Louisa Ritter	18,751	(14)	*

Gary Stevenson	33,018	(15)	*

Peter Stoneberg	29,968	(16)	*

Jolie Hunt	20,645	(17)	*

Daryl Carter	6,425	(18)	*

David Kieske	0	(19)

Cia Buckley Marakovits	0	(20)

All Directors and Executive Officers as a Group (16 persons)	976,948	(21)	0.83%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

108	PROXY STATEMENT	KILROY REALTY

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 1, 2026. The percentage of outstanding shares of common stock beneficially owned by a person is based on 116,882,502 shares of common stock outstanding as of March 1, 2026. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 1, 2026 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 1, 2026 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of September 30, 2025 as reported on Schedule 13G/A filed with the SEC on October 31, 2025, by The Vanguard Group, Inc. (“Vanguard Group”) either directly or through its affiliates. Such report indicates that Vanguard Group has shared voting power over 739,255 shares, sole dispositive power over 15,077,875 shares and shared dispositive power over 881,583 shares of common stock. The address for Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. On March 27, 2026, Vanguard Group filed a 13G/A with the SEC reporting that, following an internal realignment in January 2026, Vanguard Group no longer has, or is deemed to have, beneficial ownership over these shares of common stock and that certain of its subsidiaries and/or business divisions of such subsidiaries that formerly had, or were deemed to have had, beneficial ownership with Vanguard Group will report beneficial ownership separately on a disaggregated basis from Vanguard Group. No Schedule 13G reporting such beneficial ownership has been filed as of April 8, 2026.

(4)

Represents the number of shares of common stock beneficially owned as of March 31, 2025, as reported on Schedule 13G/A filed with the SEC on April 30, 2025, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 12,713,257 shares and sole dispositive power over 13,691,355 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2025, as reported on Schedule 13G/A filed with the SEC on February 17, 2026, by D1 Capital Partners L.P. (“D1 Capital”) either directly or through its affiliates. Such report indicates that D1 Capital has shared voting power over 10,400,212 shares, sole dispositive power over 0 shares and shared dispositive power over 10,400,212 shares of common stock. The address for D1 Capital is 9 West 57th Street, 36th Floor New York, New York 10019.

(6)

Represents the number of shares of common stock beneficially owned as of December 31, 2025, as reported on Schedule 13G/A filed with the SEC on February 13, 2026, by Cohen & Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Such report indicates that Cohen & Steers has sole voting power over 5,658,814 shares and sole dispositive power over 9,619,243 shares of common stock. The address for Cohen & Steers is 1166 Avenue of the Americas, 30th Floor New York, NY 10036.

(7)

Represents the number of shares of common stock beneficially owned as of December 31, 2024, as reported on Schedule 13G/A filed with the SEC on February 11, 2025, by Norges Bank (The Central Bank of Norway) (“Norges”) either directly or through its affiliates. Such report indicates that Norges has sole voting power over 9,057,009 shares and sole dispositive power over 9,057,009 shares of common stock. The address for Norges is Bankplassen 2, PO Box 1179 Sentrum, Oslo, NO-0107, Norway.

(8)	Includes 76,770 shares of common stock held directly. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(9)

Includes (i) 140,447 shares of common stock held directly; and (ii) 336,526 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(10)	Includes 61,726 shares of common stock held directly. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(11)	Includes 15,236 shares of common stock held directly. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(12)	Includes 100,271 shares of common stock held directly. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(13)

Includes (i) 20,574 shares of common stock held directly; and (ii) 21,862 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(14)

Includes (i) 8,072 shares of common stock held directly; and (ii) 10,679 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(15)	Includes 33,018 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(16)

Includes (i) 14,197 shares of common stock held directly; and (ii) 15,771 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(17)

Includes (i) 20,645 shares of common stock held directly; and (ii) 0 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(18)	Includes 6,425 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(19)	Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(20)	Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

(21)

Includes (i) 517,200 shares of common stock held directly and (ii) 459,748 RSUs held directly that are vested or will vest within 60 days of March 1, 2026. Excludes RSUs that are not vested and will not vest within 60 days of March 1, 2026.

KILROY REALTY	PROXY STATEMENT	109

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve, and disclose, if necessary, any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company (including any of its subsidiaries) was, is, or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has, or will have, a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction. In determining whether to approve or ratify a Related Party Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Related Party Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Related Party Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Related Party Transaction.

If a Related Party Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Related Party Transaction. Any such Related Party Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

Certain Transactions with Related Persons

Mr. Smart’s son, Cooper Smart, is employed by the Company in a non-executive position and his overall compensation, including salary, bonus, and other benefits, for 2025 did not exceed $200,000.

110	PROXY STATEMENT	KILROY REALTY

PROPOSALS AND NOMINATIONS FOR 2027 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to the Board at the 2027 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2027 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2026, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2027, 120 days prior to such one-year anniversary, or (ii) if the date of the 2027 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 annual meeting of stockholders must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than March 20, 2027. If we change the date of the 2027 annual meeting of stockholders by more than 30 days from the date of the Annual Meeting, a stockholder’s prior written notice must be received by the later of 60 days prior to the date of the 2027 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2027 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 10, 2026, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2027 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2027 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to the Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on the Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2027 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2026, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2027, 120 days prior to such one-year anniversary, or (ii) if the date of the 2027 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

KILROY REALTY	PROXY STATEMENT	111

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2027 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance — Director Selection, Evaluation and Communications — Stockholder-Recommended Director Candidates” above.

112	PROXY STATEMENT	KILROY REALTY

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks, and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2025 Annual Report, on the website referred to in the Notice or to request a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of receiving his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the eight nominees named in this Proxy Statement.

•	Proposal No. 2: Approve an amendment and restatement of our 2006 Incentive Award Plan.

•	Proposal No. 3: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 4: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2026.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.

“FOR” each of the Board’s eight nominees for election to the Board: Angela M. Aman, Edward F. Brennan, PhD, Cia Buckley Marakovits, Jolie A. Hunt, Daryl J. Carter, David A. Kieske, Louisa G. Ritter, and Gary R. Stevenson;

2.	“FOR” approval of the amendment and restatement of our 2006 Incentive Award Plan.

3.	“FOR” approval, on an advisory basis, of the compensation of our NEOs; and

4.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2026.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 6, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 116,573,380 shares of common stock were outstanding.

KILROY REALTY	PROXY STATEMENT	113

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or if you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank, or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Your broker, bank, or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating, and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote at the Annual Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so. Please note that if your shares are held of record by a broker, bank, or other nominee and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank, or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 18, 2026, in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating, and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker, or other nominee that holds your shares.

114	PROXY STATEMENT	KILROY REALTY

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank, or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 18, 2026.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3, and “FOR” Proposal No. 4.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 4 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2026) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 4 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 4 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

Proposal No. 2 — Approval of Amendment and Restatement of 2006 Incentive Award Plan. The affirmative vote of a majority of votes cast at the Annual Meeting will be required to amend and restate the 2006 Plan.

Proposal No. 3 — Advisory Approval of Our Executive Compensation. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

KILROY REALTY	PROXY STATEMENT	115

Proposal No. 4 — Ratification of the Appointment of Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2026.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

116	PROXY STATEMENT	KILROY REALTY

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone, email, or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $20,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements, and other information with the SEC. Reports, proxy statements, and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at https://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at https://www.kilroyrealty.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, https://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

KILROY REALTY	PROXY STATEMENT	117

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND AND VOTE AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING, YOUR PROXY WILL NOT BE USED.

April 9, 2026

118	PROXY STATEMENT	KILROY REALTY

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, AND FFO (AS ADJUSTED) PER SHARE

FFO:

We calculate Funds From Operations available to common stockholders and common unitholders, or FFO, in accordance with the 2018 Restated White Paper on FFO approved by the Board of Governors of Nareit. The White Paper defines FFO as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. The reconciling items include amounts to adjust earnings from consolidated partially-owned entities and equity in earnings of unconsolidated affiliates to FFO. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing, and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

FFO (As Adjusted):

FFO (As Adjusted) for 2025 was calculated as FFO, adjusted for acquisition/disposition costs.

FFO (As Adjusted) for 2024 was calculated as FFO, adjusted for unbudgeted stock compensation amortization, severance and executive retirement costs, and acquisition-related expenses.

FFO Per Share:

FFO Per Share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO Per Share is used in this Proxy Statement as defined in this Appendix A, except when the term “FFO (As Adjusted) Per Share” is used in the context of the performance-based RSUs (where the defined term on page 86 will apply).

KILROY REALTY	PROXY STATEMENT	A-1

FFO (As Adjusted) Per Share:

FFO (As Adjusted) Per Share is calculated as FFO (As Adjusted) divided by the weighted average common shares/units and RSUs outstanding.

The following table presents our FFO, FFO Per Share, FFO (As Adjusted), and FFO (As Adjusted) Per Share for the years ended December 31, 2025 and 2024:

(unaudited, $ and shares in thousands, except per share amounts)
	Year Ended December 31,
	2025	2024

FUNDS FROM OPERATIONS:
Net Income Available to Common Stockholders	$276,121	$210,969
Adjustments:
Net income attributable to noncontrolling common units of the Operating Partnership	2,682	2,062
Net income attributable to noncontrolling interests in consolidated property partnerships	23,837	19,923
Depreciation and amortization of real estate assets	349,271	349,828
Gains on sales of depreciable operating properties	(127,038)	—
Impairment of real estate assets	16,259	—
Funds from Operations attributable to noncontrolling interests in consolidated property partnerships	(35,212)	(31,149)
Funds From Operations(1)(2)	$505,920	$551,633
Weighted average common shares/units outstanding — diluted(4)	120,388	120,236
FFO per common share/unit – diluted(4)	$4.20	$4.59
Funds From Operations(1)(2)	505,920	551,633
Adjustments:
Unbudgeted stock compensation amortization and executive retirement costs(3)	0	350
Acquisition-related expenses	5	130
FFO (As Adjusted)(1)(2)	$505,925	$552,113
Weighted average common shares/units outstanding — diluted(4)	120,388	120,236
FFO (As Adjusted) per common share/unit – diluted(4)	$4.20	$4.59

(1)   Reported amounts are attributable to common stockholders, common unit holders, and restricted stock unitholders.

(2)   FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $14.6 million and $19.1 million for the years ended December 31, 2025 and 2024, respectively.

(3)   Unbudgeted stock compensation amortization and executive retirement costs for the year ended December 31, 2025 and 2024, respectively.

(4)   Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e., non-vested stock and certain time-based RSUs), and contingently issuable shares, and assuming the exchange of all common limited partnership units outstanding.

A-2	PROXY STATEMENT	KILROY REALTY

EBITDA

EBITDA, EBITDAre, Company’s Share of EBITDAre, and Company’s Share of Adjusted EBITDAre:

The Company calculates Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for Real Estate (“EBITDAre”) in accordance with the 2017 White Paper on EBITDAre approved by the Board of Governors of Nareit. We believe that consolidated earnings before interest expense, tax expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on the sale of depreciable real estate and non-real estate assets, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses (EBITDAre) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDAre gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDAre as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDAre should not be viewed as an alternative measure of our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDAre, and, accordingly, our EBITDAre may not be comparable to other REITs. The Company’s Share of EBITDAre is EBITDAre less amounts attributable to noncontrolling interests in consolidated property partnerships. The Company’s Share of Adjusted EBITDAre is the Company’s Share of EBITDAre less interest income.

Net Debt to Company’s Share of EBITDAre Ratio and Net Debt to Company’s Share of Adjusted EBITDAre Ratio:

We believe that the ratios of our principal balance of debt, less cash and cash equivalents and certificates of deposit, divided by the Company’s Share of EBITDAre as well as the Company’s Share of Adjusted EBITDAre are useful supplemental measures of the level of borrowed capital being used to increase the potential return of our real estate investments and proxies for a measure we believe is used by many lenders and rating agencies to evaluate our ability to repay and service our debt obligations. We believe the ratios are beneficial disclosure to investors as supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Other REITs may use different methodologies for calculating these ratios and, accordingly, the Company’s Net Debt to Company’s Share of EBITDAre Ratio and Net Debt to Company’s Share of Adjusted EBITDAre Ratio may not be comparable to other REITs.

KILROY REALTY	PROXY STATEMENT	A-3

The following table presents a reconciliation of net income available to common stockholders to the Company’s EBITDA metrics for the years ended December 31, 2025, 2024, and 2023:

(unaudited, $ in thousands)
	2025	2024	2023
Net Income Available to Common Stockholders	$ 276,121	$ 210,969	$ 212,241
Adjustments
Interest expense	126,292	145,287	114,216
Depreciation and amortization	354,854	356,182	355,278
Taxes	192	—	—
Net income attributable to noncontrolling common units of the Operating Partnership	2,682	2,062	2,083
Net income attributable to noncontrolling interests in consolidated property partnerships	23,837	19,923	23,964
Gains on sales of depreciable operating properties	(127,038)	—	—
Impairment of real estate assets	16,259	—	—
Gain on sale of long-lived assets	—	(5,979)	—
Unbudgeted compensation cost	—	350	14,522
Acquisition-related expenses	5	130	—
Development projects - Leases signed but revenue not yet recognized	—	—	12,185
EBITDAre / EBITDA, as adjusted	$ 673,204	$ 728,924	$ 734,489
Net Debt (average of four quarters)	$4,404,910	$4,319,971	$4,053,031
Adjustments
Increase / Decrease in Debt due to Acquisitions / Dispositions	5,255	(26,250)	—
Estimated increase in additional debt amount to be incurred to deliver property	—	—	49,304
Net Debt (as defined in 2023 RSUs)	$4,410,165	$4,293,721	$4,102,335
Average Net Debt to Company's share of EBITDA ratio (as defined in 2023 RSUs)	6.55x	5.89x	5.59x
Average Net Debt to EBITDA for the 2023 RSUs	6.01x

A-4	PROXY STATEMENT	KILROY REALTY

APPENDIX B – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

KILROY REALTY 2006 INCENTIVE AWARD PLAN (AMENDED AND RESTATED AS OF APRIL 6, 2026)

Article 1. Purpose

The purpose of the Kilroy Realty 2006 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Kilroy Realty Corporation (the “Company”), Kilroy Realty, L.P. (the “Partnership”), and Kilroy Realty TRS, Inc. (the “TRS”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company, the TRS, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s, the TRS’s and the Partnership’s operation is largely dependent.

Article 2. Definitions and Construction

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless otherwise defined herein and unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Profits Interest Unit award, an Other Incentive Award, or a Performance Bonus Award granted to a Participant pursuant to the Plan (subject, in each case, to the no repricing provisions of Section 14.1).

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) hereof or Section 2.4(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

KILROY REALTY	PROXY STATEMENT	B-1

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12 hereof.

2.7 “Company” has the meaning set forth in Article 1 hereof.

2.8 “Company Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or Company Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company or Company Subsidiary to render such services.

2.9 “Company Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

2.10 “Company Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the TRS, any TRS Subsidiary, the Partnership or any Partnership Subsidiary.

2.11 “Consultant” means any Company Consultant, TRS Consultant or Partnership Consultant.

2.12  “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5 hereof.

B-2	PROXY STATEMENT	KILROY REALTY

2.13 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s or the Partnership’s long-term disability insurance program, as it may be amended from time to time.

2.14 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 hereof to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.15 “Effective Date” shall have the meaning set forth in Section 13.1 hereof.

2.16 “Eligible Individual” means any person who is an Employee, a Consultant, a member of the Board or a TRS Director, as determined by the Committee.

2.17 “Employee” means any Company Employee, TRS Employee or Partnership Employee.

2.18 “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities of the Company) and causes a change in the per share value of the Stock (or other securities of the Company) underlying outstanding Awards.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20 “Fair Market Value” means, as of any given date, (a) unless otherwise determined or provided by the Committee in the circumstances, the closing price (in regular trading) for a share of Stock on the principal securities exchange on which the Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Stock on the Exchange on the last day preceding the date in question on which sales of Stock were reported on the Exchange; or (b) if the Stock is not publicly traded, or with respect to any non-Stock based Award or the settlement of an Award, the fair market value established by the Committee acting in good faith.

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a member of the Board who is not a Company Employee.

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 hereof to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Other Incentive Award” means an Award granted pursuant to Section 8.8 of the Plan.

2.27 “Participant” means any Eligible Individual who, as a member of the Board, Consultant, Employee, or TRS Director, has been granted an Award pursuant to the Plan.

2.28 “Partnership” has the meaning set forth in Article 1.

2.29 “Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P., as the same may be amended, modified or restated from time to time.

2.30 “Partnership Consultant” means any consultant or advisor if:

(a) The consultant or adviser renders bona fide services to the Partnership or Partnership Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Partnership’s securities; and

KILROY REALTY	PROXY STATEMENT	B-3

(c) The consultant or adviser is a natural person who has contracted directly with the Partnership or Partnership Subsidiary to render such services.

2.31 “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.32 “Partnership Participant Purchased Shares” has the meaning set forth in Section 5.4 hereof.

2.33 “Partnership Purchase Price” has the meaning set forth in Section 5.4 hereof.

2.34 “Partnership Purchased Shares” has the meaning set forth in Section 5.4 hereof.

2.35 “Partnership Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries; provided, however, that “Partnership Subsidiary” shall not include the TRS or any TRS Subsidiary.

2.36 “Performance Bonus Award” has the meaning set forth in Section 8.9 hereof.

2.37 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals may include (but are not limited to) the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), funds from operations, funds available for distribution, cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, tenant satisfaction, working capital, earnings per share, price per share of Stock, market share, debt, and ratio of debt to equity, any of which may be measured either in absolute terms (including on a per share basis), by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies. The Committee may use other performance criteria as a basis for exercising negative discretion or in connection with an Award.

2.38 “Performance Goals” means, for a particular performance period established by the Committee with respect to an Award, the goals established in writing by the Committee for the performance period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the TRS, the Partnership, any Subsidiary, or the performance of a division, business unit, or an individual, or other basis established by the Committee. The Committee, in its discretion, may, provide for the calculation of Performance Goals for such Performance Period to be adjusted for such items as the Committee may specify.

2.39  “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.40 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.41 “Plan” has the meaning set forth in Article 1.

B-4	PROXY STATEMENT	KILROY REALTY

2.42 “Profits Interest Unit” means to the extent authorized by the Partnership Agreement, a unit of the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

2.43  “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.44 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.45 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6 hereof.

2.46 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47 “Stock” means the common stock of the Company, par value $.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11 hereof.

2.48 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.49 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4 hereof.

2.50 “Subsidiary” means any Company Subsidiary, TRS Subsidiary or Partnership Subsidiary.

2.51 “TRS” has the meaning set forth in Article 1 hereof.

2.52 “TRS Consultant” means any consultant or advisor if:

(a) The consultant or adviser renders bona fide services to the TRS or TRS Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the TRS or TRS Subsidiary to render such services.

2.53 “TRS Director” means a member of the Board of Directors of the TRS.

2.54 “TRS Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the TRS or of any corporation, partnership or limited liability company which is then a TRS Subsidiary.

2.55 “TRS Participant Purchased Shares” has the meaning set forth in Section 5.5 hereof.

2.56 “TRS Purchase Price” has the meaning set forth in Section 5.5 hereof.

2.57 “TRS Purchased Shares” has the meaning set forth in Section 5.5 hereof.

2.58 “TRS Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the TRS or by one or more TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the TRS or by one or more TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the TRS or by one or more other TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries.

KILROY REALTY	PROXY STATEMENT	B-5

Article 3. Shares Subject to the Plan

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 3.1(b) and Section 11 hereof, a total of 14,320,000 shares of Stock shall be authorized for grants of Awards under the Plan, subject to the limitations contained in this Section 3.1(a) (the “Share Limit”). Shares of Stock subject to Awards granted on or after May 22, 2014 shall be counted against the Share Limit on a one-for-one basis.

(b) To the extent that an Award terminates, is cancelled, is forfeited, expires, fails to vest, lapses or for any other reason are not paid or delivered under the Plan, any shares of Stock subject to the Award shall again be available for the grant of subsequent Awards pursuant to the Plan. Except as provided below with respect to Options and Stock Appreciation Rights, any shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any Award, shall not be counted as issued and transferred to the Participant under the Plan and shall again become available for the grant of an Award pursuant to the Plan. To the extent that an Award granted under the Plan is settled in cash or a form other than shares of Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to the Plan. Each Profits Interest Unit issued pursuant to an Award shall count as one (1) share of Stock against the Share Limit (in accordance with Section 3.1(a)) and for purposes of applying the individual Award limitation set forth in Section 3.3. To the extent that shares of Stock are delivered pursuant to the exercise of a Stock Appreciation Right or Option granted under the Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable Share Limit under Section 3.1(a), as opposed to only counting the shares issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 shares and is exercised at a time when the payment due to the Participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Sections 3.1 and 3.3 of the Plan with respect to such exercise.) The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance or transfer under the Plan. In the event that shares of Stock are delivered in respect of Dividend Equivalents granted under the Plan, the number of shares delivered with respect to the Award shall be counted against the share limits of the Plan (including, for purposes of clarity, the limits of Sections 3.1 and 3.3 of the Plan). (For purposes of clarity, if 1,000 Dividend Equivalents are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 100 shares shall be counted against the share limits of the Plan). Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. The Company may not increase the Share Limit by repurchasing shares of Stock on the market (by using cash received through the exercise of Options granted under the Plan or otherwise).

(c) Any shares subject to an Award that, on or after May 22, 2014, again become available for grant pursuant to Section 3.1(b) hereof shall be added back to the Share Limit on a one-for-one basis.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11 hereof, the following limits also apply with respect to Awards granted under the Plan:

(a) The maximum number of shares of Stock that may be delivered pursuant to Options qualified as Incentive Stock Options granted under the Plan is 8,320,000 shares.

(b) The maximum number of shares of Stock subject to those Options and Stock Appreciation Rights that are granted during any calendar year to any one Participant under the Plan is 1,500,000 shares.

B-6	PROXY STATEMENT	KILROY REALTY

(c) The maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year (whether such Awards are payable in Stock or denominated in Stock and payable in cash) shall be 1,500,000 shares. With respect to one or more Awards to any one Participant which are not denominated in Stock, the maximum amount that may be paid in cash during any calendar year shall be $30,000,000.

(d) Awards that are granted under the Plan during any one calendar year to any person who, on the grant date of the Award, is an Independent Director are subject to the limits of this Section 3.3(d). The maximum number of shares of Stock subject to those Awards that are granted under the Plan during any one calendar year to an individual who, on the grant date of the Award, is an Independent Director is the number of shares that produce a grant date fair value for the Award that, when combined with the grant date fair value of any other Awards granted under the Plan during that same calendar year to that individual in his or her capacity as an Independent Director, is $300,000; provided that this limit is $500,000 as to (1) an Independent Director who is serving as the independent Chair of the Board or as the Company’s lead independent director at the time the applicable grant is made or (2) any new Independent Director for the calendar year in which the Independent Director is first elected or appointed to the Board. For purposes of this Section 3.3(d), “grant date fair value” means the value of the Award as of the date of grant of the Award and as determined using the equity award valuation principles applied in the Company’s financial reporting. The limits of this Section 3.3(d) do not apply to, and shall be determined without taking into account, any Award granted to an individual who, on the grant date of the Award, is a Company Employee. The limits of this Section 3.3(d) apply on an individual basis and not on an aggregate basis to all Independent Directors as a group.

Article 4. Eligibility and Participation

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, the Partnership, the TRS, or any Subsidiary operates or has Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws and customs and meet the objectives of the Plan; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 hereof; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or local customs.

Article 5. Stock Options

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(b) hereof, the per share exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock having a fair market value on the date of delivery equal to

KILROY REALTY	PROXY STATEMENT	B-7

the aggregate exercise price of the Option or exercised portion thereof, including shares that would be issuable or transferable upon exercise of the Option, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company not later than settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company, the Partnership, the TRS or any Subsidiary or a loan arranged by the Company, the Partnership, the TRS or any Subsidiary in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Company Employees or to Employees of a corporation which constitutes a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(b) Ten Percent Owners. An Incentive Stock Option may not be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or any “parent corporation” or “subsidiary corporation” of the Company within the meaning of Section 424(e) and 424(f), respectively, of the Code, unless such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(c) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(d) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(e) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Transfer of Shares to a Company Employee, Consultant or Independent Director. As soon as practicable after receipt by the Company of payment for the shares with respect to which an Option (which in the case of a Company Employee, Company Consultant or Independent Director was issued to and is held by such Participant in such capacity), or portion thereof, is exercised by a Participant who is a Company Employee, Company Consultant or Independent Director, then, with respect to each such exercise, the Company shall transfer to the Participant the number of shares equal to:

(a) The amount of the payment made by the Participant to the Company pursuant to Section 5.1(c), divided by

(b) The price per share of the shares subject to the Option as determined pursuant to Section 5.1(a) or 5.2(c), as applicable.

B-8	PROXY STATEMENT	KILROY REALTY

5.4 Transfer of Shares to a Partnership Employee or Consultant. As soon as practicable after receipt by the Company, pursuant to Section 5.1(c), of payment for the shares with respect to which an Option (which was issued to and is held by a Partnership Employee or Partnership Consultant in such capacity), or portion thereof, is exercised by a Participant who is a Partnership Employee or Partnership Consultant, then, with respect to each such exercise:

(a) The Company shall transfer to the Participant the number of shares equal to (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) divided by (B) the Fair Market Value of a share of Stock at the time of exercise (the “Partnership Participant Purchased Shares”);

(b) The Company shall sell to the Partnership the number of shares (the “Partnership Purchased Shares”) equal to the excess of (i) the amount obtained by dividing (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) by (B) the price per share of the shares subject to the Option as determined pursuant to Section 5.1(a), over (ii) the Partnership Participant Purchased Shares. The price to be paid by the Partnership to the Company for the Partnership Purchased Shares (the “Partnership Purchase Price”) shall be an amount equal to the product of (x) the number of Partnership Purchased Shares multiplied by (y) the Fair Market Value of a share of Stock at the time of the exercise; and

(c) As soon as practicable after receipt of the Partnership Purchased Shares by the Partnership, the Partnership shall transfer such shares to the Participant at no additional cost, as additional compensation.

5.5 Transfer of Shares to a TRS Employee, Consultant or Director. As soon as practicable after receipt by the Company, pursuant to Section 5.1(c), of payment for the shares with respect to which an Option (which was issued to and is held by a TRS Employee, TRS Director or TRS Consultant in such capacity), or portion thereof, is exercised by a Participant who is a TRS Employee, TRS Director or TRS Consultant, then, with respect to each such exercise:

(a) The Company shall transfer to the Participant the number of shares equal to (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) divided by (B) the Fair Market Value of a share of Stock at the time of exercise (the “TRS Participant Purchased Shares”);

(b) The Company shall sell to the TRS the number of shares (the “TRS Purchased Shares”) equal to the excess of (i) the amount obtained by dividing (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) by (B) the price per share of the shares subject to the Option as determined pursuant to Section 5.1(a), over (ii) the TRS Participant Purchased Shares. The price to be paid by the TRS to the Company for the TRS Purchased Shares (the “TRS Purchase Price”) shall be an amount equal to the product of (x) the number of TRS Purchased Shares multiplied by (y) the Fair Market Value of a share of Stock at the time of the exercise; and

As soon as practicable after receipt of the TRS Purchased Shares by the TRS, the TRS shall transfer such shares to the Participant at no additional cost, as additional compensation.

5.6 Transfer of Payment to the Partnership. As soon as practicable after receipt by the Company of the amounts described in Sections 5.1(c), 5.4(b), and 5.5(b), the Company shall contribute to the Partnership an amount of cash equal to such payments and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

5.7 Allocation of Payment upon Option Exercise. Notwithstanding the foregoing, to the extent that a Participant provides services to more than one of the Company, the Partnership, the TRS or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares with respect to any Options exercised by such Participant (and the services performed by the Participant ) among such entities for purposes of the provisions of Sections 5.3, 5.4, 5.5 and 5.6 in order to ensure that the relationship between the Company and the TRS, the Partnership or such Subsidiary remains at arms-length.

Article 6. Restricted Stock Awards

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

KILROY REALTY	PROXY STATEMENT	B-9

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes, and (b) provide in other cases for the lapse in whole or in part of restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company, the TRS or the Partnership, as applicable, may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided, that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Payment and Limitations on Exercise.

(a) Subject to Section 7.2(b) below, payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b) To the extent any payment under Section 7.1(b) hereof is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

Article 8. Other Types of Awards

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined

B-10	PROXY STATEMENT	KILROY REALTY

appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award (except as provided below), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents may be granted as a separate Award or in connection with another Award under the Plan; provided, however, that (a) Dividend Equivalents may not be granted in connection with an Option or SAR granted under the Plan or any other Award granted under the Plan the value of which is based solely on an increase in the value of the Stock after the date of grant of such Award; and (b) effective for dividends and Dividend Equivalents in connection with Awards (other than those referenced in clause (a) as to which Dividend Equivalents may not be granted) granted after April 4, 2017, any such dividends and/or Dividend Equivalents will be subject to the same vesting conditions (if any) as the Award to which they relate and will be subject to termination and forfeiture (to the same extent as the corresponding portion of the Award to which they relate) if such vesting conditions are not satisfied.

8.4 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company, the TRS or the Partnership, as applicable, shall, subject to Section 10.5(b) hereof, transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Profits Interest Units. Any Participant selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Committee, provided that the Profits Interest Units would constitute “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or

KILROY REALTY	PROXY STATEMENT	B-11

otherwise, as the Committee determines at the time of the grant of the Award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Partnership for the Profits Interest Units.

8.8 Other Incentive Awards. Any Participant selected by the Committee may be granted one or more Awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of Stock or stockholder value or stockholder return, in each case on a specified date or dates or over any period or periods determined by the Committee. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, or in the form of discretionary cash awards. Amounts payable under Other Incentive Awards may be in cash, Stock, units of the Partnership, or a combination of any of the foregoing, as determined by the Committee.

8.9 Performance Bonus Awards. Any Participant selected by the Committee may be granted a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. For clarity, the Plan does not limit the authority of the Company, the Partnership, or the TRS to grant or award any other compensation or benefit under any other plan or authority, and cash bonuses and bonus opportunities need not be structured as awards under or subject to the Plan.

8.10 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or an Other Incentive Award shall be set by the Committee in its discretion.

8.11 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments, Restricted Stock Units or an Other Incentive Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law. The Committee shall determine the form of payment of any such exercise or purchase price, which may be in the form of any consideration permitted by applicable state law.

8.12 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments, Restricted Stock Units, Profits Interest Units, and an Other Incentive Award shall only vest or be exercisable or payable while the Participant is an Employee, Consultant, a member of the Board, or a TRS Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units, Profits Interest Units or an Other Incentive Award may vest or be exercised or paid on or subsequent to a termination of employment or service, as applicable, or on or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise.

8.13 Form of Payment. Payments with respect to any Awards granted under this Article 8, other than Profits Interest Units, shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.14 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

Article 9. [Reserved]

Article 10. Provisions Applicable to Awards

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s

B-12	PROXY STATEMENT	KILROY REALTY

employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, the TRS, the Partnership or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, the TRS, the Partnership or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish; provided, however, that no such transfer of an Incentive Stock Option shall be permitted to the extent that such transfer would cause the Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, the TRS, the Partnership or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Notwithstanding the foregoing, in no event shall any Award be transferable by a Participant to a third party for consideration.

10.4 Beneficiaries. Notwithstanding Section 10.3 hereof, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company, the TRS, nor the Partnership shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

KILROY REALTY	PROXY STATEMENT	B-13

10.6 Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.7 Deferrals. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Article 11. Changes in Capital Structure

11.1 Adjustments.

(a) Other than in the event of an Equity Restructuring, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1, 3.3, and 9.5(c) hereof); (b) the number and kind of shares that may be issued with respect to any outstanding Awards under the Plan; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) Other than in the event of an Equity Restructuring, in the event of any transaction or event described in Section 11.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, the Partnership, any affiliate of the Company or the Partnership, or the financial statements of the Company, the Partnership or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

B-14	PROXY STATEMENT	KILROY REALTY

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof).

11.2 Acceleration Upon a Change in Control if Awards Are To Be Terminated. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company, the TRS, the Partnership or any Subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Notwithstanding Section 11.1 hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity and the Awards are to be terminated in accordance with the preceding sentence, then immediately prior to the Change in Control such Awards shall vest and become fully exercisable, and all forfeiture restrictions on such Awards shall lapse.

For purposes of this Section 11.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after the Change in Control, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Company for each share of Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Committee may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

Article 12. Administration

12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in the Plan shall be deemed to refer to the Board. The Board, at its discretion (including to the extent it deems it advisable to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or any other applicable rule or regulation), shall delegate administration of the Plan to a Committee. The Committee shall consist solely of two or more members of the Board each of whom, in the judgment of the Board, is an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on

KILROY REALTY	PROXY STATEMENT	B-15

which shares of Stock are traded). The governance of such Committee shall be subject to the charter of the Committee as approved by the Board. Any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in the charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

12.2 Support for the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the TRS, the Partnership or any Subsidiary, the independent certified public accountants of the Company, the TRS, or the Partnership, or any executive compensation consultant or other professional retained by the Company, the TRS, or the Partnership to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan including, without limitation, the no repricing provision in Section 14.1, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock or Profits Interest Units to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award (or determine that an Award will be fully vested and/or exercisable, as the case may be, at grant), and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award, including (without limitation) the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and the events (if any) of termination, expiration or reversion of Awards;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j) In the case of Awards to TRS Employees, TRS Consultants, Partnership Employees or Partnership Consultants, determine the mechanics for the transfer of rights under such Awards; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all persons.

B-16	PROXY STATEMENT	KILROY REALTY

12.5 Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board and/or one or more officers of the Company the authority to grant or amend Awards or to take other actions authorized pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee(s) appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board and the Committee.

Article 13. Effective and Expiration Date

13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of a majority of votes cast at a meeting duly held in accordance with the applicable provisions of the Company’s bylaws, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

13.2 Expiration Date. Unless earlier terminated by the Board, the Plan shall terminate at the close of business on February 15, 2033, subject to any extension approved by the Company’s stockholders. After the termination of the Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted pursuant to the Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with the terms and conditions of the Plan and the terms and conditions of the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. Subject to Section 15.17 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent the Company deems it necessary or desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11 hereof), (ii) permits the Committee to grant Options or SARs with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option or SAR beyond ten years from the date of grant. Subject to Section 14.2, the Committee may also amend an Award or Awards previously granted. However, notwithstanding any provision in the Plan to the contrary and except for an adjustment pursuant to Article 11 or a repricing approved by the stockholders of the Company, in no case may the Committee (I) amend an outstanding Option or SAR to reduce the per share exercise or base price of the Award, (II) cancel, exchange or surrender an outstanding Option or SAR in exchange for an Option or SAR with an exercise or base price that is less than the exercise or base price of the original Award, or (III) cancel, exchange or surrender an outstanding Option or SAR in exchange for cash or other Awards for the purpose of repricing the Award.

14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.17 hereof, no termination, amendment, or modification of the Plan or an Award shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant. Any amendment or other action that would constitute a repricing of an Award is subject to the limitations set forth in Section 14.1.

Article 15. General Provisions

15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and none of the Company, the TRS, the Partnership, any Subsidiary or the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

KILROY REALTY	PROXY STATEMENT	B-17

15.3 Withholding. The Company, the TRS, the Partnership or any Subsidiary, as applicable, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, the TRS, the Partnership or any Subsidiary, as applicable, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement require or allow a Participant to elect to have the Company, the TRS, the Partnership or any Subsidiary, as applicable, withhold the appropriate number of shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a fair market value on the date of withholding equal to the sums required to be withheld to satisfy any applicable withholding obligations in connection with such taxable event.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, the TRS, the Partnership or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company, the TRS, the Partnership or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company, the TRS, the Partnership or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company, the TRS, and/or the Partnership from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company, the TRS and the Partnership an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company, the TRS, and/or the Partnership may have to indemnify them or hold them harmless.

15.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the TRS, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company, the TRS, the Partnership and their Subsidiaries.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. Unless otherwise expressly provided by the Committee, no fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule if and to the extent necessary in order that the Participant not have actual short-swing profits liability under Section 16(b) of the Exchange Act, and, to the extent permitted by applicable law, the Plan and such Awards shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

B-18	PROXY STATEMENT	KILROY REALTY

15.12 Government and Other Regulations. The obligation of the Company, the TRS and the Partnership to make payment of awards in Stock, Profits Interest Units or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock or Profits Interest Units paid pursuant to the Plan. If the shares or Profits Interest Units paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company, the TRS and the Partnership may restrict the transfer of such shares or Profits Interest Units in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Section 83(b) Election Prohibited. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Company or the Partnership, which the Company or the Partnership may grant or withhold in its sole discretion.

15.14 Grant of Awards to Certain Employees or Consultants. The Company, the TRS, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which shares of Stock or other securities and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Stock or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and the TRS, the Partnership or such Subsidiary remains at arms-length.

15.15 Restrictions on Awards. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable:

(a) To the extent that the grant, exercise or payment of such Award could cause the Participant to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, as amended from time to time) or Subparagraph E(2) of Article IV (or any successor provision thereto) of the Company’s Articles of Incorporation, as amended from time to time; or

(b) If, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

15.16 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

15.17 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

KILROY REALTY	PROXY STATEMENT	B-19

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: LAUREN STADLER

VOTE BY INTERNET - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84174-P47278	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Director Nominees	For	Against	Abstain

	1a. Angela M. Aman	☐	☐	☐

	1b. Edward F. Brennan, PhD	☐	☐	☐

	1c. Cia Buckley Marakovits	☐	☐	☐

	1d. Daryl J. Carter	☐	☐	☐

	1e. Jolie A. Hunt	☐	☐	☐

	1f. David A. Kieske	☐	☐	☐

	1g. Louisa G. Ritter	☐	☐	☐

	1h. Gary R. Stevenson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR Proposals 2, 3, and 4:	For	Against	Abstain

2. Approval of the amendment and restatement of the Company’s 2006 Incentive Award Plan.	☐	☐	☐

3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting:

The Notice of Annual Meeting, Proxy Statement, and 2025 Annual Report on Form 10-K are available at

www.proxyvote.com.

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V84175-P47278

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 19, 2026, 8:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the proxy statement for the Company’s 2026 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) Angela M. Aman and Lauren N. Stadler, and each of them, with full power of substitution, as for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 6, 2026, at the Annual Meeting of Stockholders to be held on May 19, 2026, 8:00 AM PDT, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4.

Continued and to be signed on reverse side